As filed with the Securities and Exchange Commission on January 23, 1997


                                               REGISTRATION NO. 333 - 12755

================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                   FORM SB-2

                              AMENDMENT NO. 3 TO
                         REGISTRATION STATEMENT UNDER
                          THE SECURITIES ACT OF 1933
                             --------------------
                          ENERGY SEARCH, INCORPORATED
                (NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)
                             --------------------

         TENNESSEE                              1381                        62-1423071
  (STATE OR JURISDICTION OF         (PRIMARY STANDARD INDUSTRIAL         (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)       CLASSIFICATION CODE NUMBER)       IDENTIFICATION NUMBER)

  280 FORT SANDERS WEST BLVD.       280 FORT SANDERS WEST BLVD.          RICHARD S. COOPER
          SUITE 200                          SUITE 200               280 FORT SANDERS WEST BLVD.
      KNOXVILLE, TN  37922             KNOXVILLE, TN  37922                   SUITE 200
        (423) 531-6562                                                  KNOXVILLE, TN  37922
                                                                           (423) 531-6562
(ADDRESS AND TELEPHONE NUMBER      (ADDRESS OF PRINCIPAL PLACE OF   (NAME, ADDRESS, AND TELEPHONE
OF PRINCIPAL EXECUTIVE OFFICES)    BUSINESS OR INTENDED PRINCIPAL    NUMBER OF AGENT FOR SERVICE)
                                         PLACE OF BUSINESS)

                             --------------------

                                  COPIES TO:
  PATRICK R. SUGHROUE, ESQ.                          THOMAS W. HUGHES, ESQ.
PATRICK R. SUGHROUE, P.C.                        WINSTEAD SECHREST & MINICK P.C.
    3777 SPARKS DR.                                  5400 RENAISSANCE TOWER
       SUITE 130                                        1201 ELM STREET
GRAND RAPIDS, MI  49546                               PHONE (214) 745-5400
 PHONE (616) 940-3399                                  FAX (214) 745-5390
  FAX (616) 940-3592

                             --------------------

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462 (b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] ________________

     If this Form is post-effective amendment filed pursuant to Rule 462 (c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] ________________

     If the deliver of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                             --------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

   PRELIMINARY PROSPECTUS (SUBJECT TO COMPLETION) DATED JANUARY 23, 1997

                  [LOGO OF ENERGY SEARCH, INC. APPEARS HERE]
                                1,000,000 UNITS
             EACH UNIT CONSISTING OF ONE SHARE OF COMMON STOCK AND
             ONE REDEEMABLE SERIES A COMMON STOCK PURCHASE WARRANT

                                  -----------

  Energy Search, Incorporated (the "Company") is hereby offering 1,000,000 units (the "Units"), each Unit consisting of one share of Common Stock (the "Common Stock"), no par value per share, and one Redeemable Series A Common Stock Purchase Warrant (the "Series A Warrants"). The Units, the Common Stock and the Series A Warrants are sometimes referred to as the "Securities." The Common Stock and the Series A Warrants included in the Units may not be
separately traded until     , 1997 [six months after the date of this
Prospectus] unless earlier separated upon three days' prior written notice from Neidiger/Tucker/Bruner, Inc. and National Securities Corporation (the "Representatives") to the Company at the discretion of the Representatives. Each Series A Warrant entitles the holder thereof to purchase one share of Common Stock (a "Warrant Share") at an exercise price of 120% of the offering
price per Unit at any time commencing on       , 1998 [thirteen months after
the closing of this Offering] until            , 2002 [five years after closing
of this Offering], unless earlier redeemed. The Series A Warrants are subject to redemption by the Company at a price of $0.05 per Warrant at any time commencing eighteen months after the date of this Prospectus, on thirty days prior written notice, provided that the closing sale price per share for the Common Stock has equaled or exceeded 200% of the offering price per Unit for twenty consecutive trading days within the thirty-day period immediately preceding such notice. See "Description of Securities" and "Underwriting."

  Prior to this Offering, there has been no public market for the Securities, and there can be no assurance that an active market will develop. It is currently anticipated that the initial public offering price of the Units will be $8.00 per Unit. See "Underwriting" for information relating to the factors to be considered in determining the initial public offering price. The Units, Common Stock and Series A Warrants have been approved, subject to official notice of issuance, for listing on the Boston Stock Exchange under the symbols "EYS.U," "EYS" and "EYS.WS.A," respectively, and for quotation on the Nasdaq Small-Cap Market under the symbols "EGASU," "EGAS," and "EGASW," respectively.

                                  -----------

THESE SECURITIES ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK AND IMMEDIATE SUBSTANTIAL DILUTION FROM THE PUBLIC OFFERING PRICE. PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE SECTIONS ENTITLED "RISK FACTORS" BEGINNING ON PAGE 8 AND "DILUTION" CONCERNING THE COMPANY AND THIS OFFERING.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 UNDERWRITING DISCOUNTS
                 PRICE TO PUBLIC   AND COMMISSIONS (1)  PROCEEDS TO COMPANY (2)
-------------------------------------------------------------------------------
Per Unit (3)....      $8.00               $.80                   $7.20
-------------------------------------------------------------------------------
Total...........    $8,000,000          $800,000              $7,200,000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(1) Does not include compensation in the form of a non-accountable expense allowance equal to 2.5% of the gross proceeds of this Offering. The Company has also agreed to sell to the Representatives warrants (the "Representatives' Warrants"), exercisable for four years commencing one year from the date hereof, to purchase 100,000 Units at 125% of the offering price per Unit. For information concerning indemnification arrangements with the Underwriters and the other compensation payable to the Representatives, see "Underwriting."

(2) Before deducting estimated offering expenses of $485,000 payable by the Company, including the nonaccountable expense allowance to the Representatives.
(3) The Company has granted to the Underwriters a 45-day option beginning on the date of this Prospectus to purchase up to 150,000 additional Units at the Price to Public less the Underwriting Discount solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, the Underwriting Discounts and Commissions and Proceeds to the
    Company will be $        , $        and $      , respectively. See
    "Underwriting. "

  The Securities are being offered, subject to prior sale, when, as and if delivered to and accepted by the Representatives, and subject to approval of certain legal matters by counsel and other conditions. The Representatives reserve the right to reject any order, in whole or in part. It is expected that delivery of the certificates representing the Securities will be made against
payment therefor on or about               .

                                  -----------
        NEIDIGER/TUCKER/BRUNER, INC.    NATIONAL SECURITIES CORPORATION

               THE DATE OF THIS PROSPECTUS IS             , 1997.

NARRATIVE DESCRIPTION OF IMAGE FOUND ON THE INSIDE FRONT COVER OF THE
PROSPECTUS

The inside front cover contains a primary map depicting, by grey color shading, the Company's interest in the Beaver Coal Company Lease, Raleigh County, West Virginia. The title of this map is "ENERGY SEARCH, INCORPORATED INTEREST IN BEAVER COAL COMPANY LEASE." Included in the upper right hand corner is a smaller insert map of the state of West Virginia showing the general location of the Beaver Coal Company Lease within that state.

The following language is found at the lower left hand corner of this map:

FSI Interest
------------
 . 17,000 + gross lease acres
 . 100% working interest
 . ESI plans to develop its interest in the lease with a portion of the proceeds of this Offering
 . proposed initial developmental drilling locations for purposes of determining
  ESI's proved undeveloped reserves (PUDs) as disclosed in the prospectus
 . Potential target horizons: Ravencliff, Maxton, Big Lime, Weir

Included on this map is a Legend indicating the depiction of ESI's lease acreage (by grey color shading), public highways (by red lines and highway symbols), ESI proved undeveloped reserve (PUD) drillsites (by red dots surrounded by black circles), and accessible third party gas transmission pipelines (by thick black lines). The grey color-shaded area depicting the Company's interest in the Beaver Coal Company Lease contains, at various locations therein, approximately 44 red dots with surrounding black circles depicting the approximate location of the Company's proved undeveloped reserve
(PUD) drillsites.

This map also includes a compass and a scale.


  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE SECURITIES AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                              PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements (including notes thereto) appearing elsewhere in this Prospectus. Unless otherwise indicated, the information in this Prospectus assumes that the Underwriters' Over-allotment Option, as defined below, will not be exercised. The shares of Common Stock offered hereby involve a high degree of risk. Investors should carefully consider the information set forth under "Risk Factors." Certain terms relating to the oil and gas business are defined under "Glossary of Terms" herein.

     Unless specifically stated otherwise, all calculations and information contained in this Prospectus assumes all of the following: (1) with respect to the 450,000 shares of Preferred Stock (Class A and Class B), all of such shares will be automatically converted to shares of Common Stock on a one share-to-one share basis upon completion of this Offering; (2) certain currently outstanding Common Stock purchase warrants which must be exercised, if at all, within 90 days after completion of this Offering, will be exercised and 13,975 shares of Common Stock will be issuable as a result thereof; and all 550,000 shares of Common Stock outstanding as of the date of this Prospectus, as well as the 450,000 shares of Common Stock into which the currently outstanding 450,000 shares of Preferred Stock are convertible, and the 13,975 shares of Common Stock issuable pursuant to the above described Common Stock purchase warrants (all of which are assumed will be exercised), will be split two-for-one immediately prior to completion of this Offering.

                                  THE COMPANY


     Energy Search, Incorporated ("Energy Search" or the "Company") is an independent oil and gas development and production company focusing primarily on developmental drilling and production of natural gas reserves in the Appalachian Basin and elsewhere in the mid-continent region of the United States. The Company historically has developed oil and gas properties primarily by drilling natural gas wells in joint ventures with Tennessee limited partnerships for which the Company serves as managing general partner (the "Affiliated Drilling Partnerships"). These Affiliated Drilling Partnerships were syndicated by the Company's affiliate, Equity Financial Corporation ("EFC"), an NASD-member broker-dealer, and capitalized with investor funds raised in various private offerings. The Company also operates an approximately 60-mile gas gathering system servicing its primary areas of operation in southeastern Ohio (the "Gas Gathering System"). The Gas Gathering System is owned by a Tennessee limited partnership (the "Pipeline Operating Partnership") which is comprised of the Company, as managing general partner owning a 28.74% general partner interest, and a single limited partner which is another Tennessee limited partnership (the "Pipeline Income Partnership") for which the Company also serves as managing general partner. The Company's principal operations presently include evaluating, acquiring and developing gas and oil leases, sponsoring the organization and offering of Affiliated Drilling Partnerships, serving as driller-operator on wells drilled in joint ventures with Affiliated Drilling Partnerships and for its own account, and operating the Gas Gathering System as general partner of the Pipeline Operating Partnership. Since 1990, the Company has conducted exploration, development and production activities, primarily concentrating on natural gas reserves in its Bartlett and Torch Fields in Washington, Athens and Meigs Counties located in southeastern Ohio. As of December 31, 1995, the Company partially owned and operated approximately 166 wells and the Gas Gathering System in this region.

       In late 1995, the Company acquired nine producing wells and 1,403 acres of undeveloped acreage (the "Dupont Field") in Wood County, West Virginia. The Company is currently in the process of acquiring another approximately 4,000 acres of leases in this area. In July of 1996, the Company made its most significant acreage acquisition to date -- an approximately 17,000-acre tract of acreage in Raleigh County, West Virginia (the "Beaver Coal Company Lease"). Based on review and evaluation by Kim A. Walbe, independent certified geologist, total proved undeveloped reserves as of October 1, 1996 associated with the Beaver Coal Company Lease are 12,191,855 Mcf of natural gas. As of the same date, total estimated future net cash flows before income taxes associated with the Beaver Coal Company Lease proved undeveloped reserves, discounted at 10% (SEC Method), equal $13,392,565, assuming a constant price of $3.00 per Mcf for natural gas. See "Business and Properties -- Oil and Gas Reserves."

       The Company's business plan is to increase its oil and gas reserves by continued developmental drilling in southeastern Ohio in the area serviced by the Gas Gathering System, as well as by conducting primarily developmental drilling in its Dupont Field and on its Beaver Coal Company Lease in Wood and Raleigh Counties, West Virginia, respectively. These areas in West Virginia are well serviced by third parties operating gas gathering and transportation systems. The Company may also undertake activities elsewhere in the Appalachian Basin and the mid-continent region of the United States. It plans to drill an increasing number of wells for its own account, while at the same time continuing to drill wells with future Affiliated Drilling Partnerships to be syndicated on a private placement basis by its affiliate, EFC.

       Throughout the 1990's, the Company has averaged drilling approximately 25 to 35 wells per year. Substantially all of these wells were drilled in joint ventures with Affiliated Drilling Partnerships. The business plan of the Company anticipates drilling an average of approximately 30 to 50 wells per year over the next five years both with Affiliated Drilling Partnerships and also with internal sources of capital for its own account. Management believes that with the proceeds of this Offering, its internal cash flow and its other sources of capital, such as its Bank One Credit Facility, it can efficiently maintain this level of drilling activity in the future. The proceeds of the Company's earlier private Preferred Stock offering as well as of this Offering have, and are expected to, reduce debt and increase working capital for internal drilling and development activities of the Company for its own account. This, management believes, will result in the growth of the Company's natural gas and oil reserves, cash flow and value. As the Company's revenues and profits grow, the Company intends to expand its drilling activities and the acquisition of natural gas and oil properties, thereby further adding to the Company's growth.

       The Company was organized as a Tennessee corporation in 1990. The Company's principal executive offices are located at 280 Fort Sanders West Blvd., Suite 200, Knoxville, Tennessee 37922. The Company's telephone number at that location is (800) 551-5810.

                                 The Offering


Securities Offered..............  1,000,000 Units, each Unit consisting of one share of Common Stock and one Series A
                                  Warrant, each Series A Warrant entitling the holder to purchase one share of Common Stock at a price of 120% of the offering price per share exercisable on ________, 1998 [thirteen months after the closing of this Offering] until _________, 2002 [five years after closing of this Offering], unless earlier redeemed. See "Description of Securities."

Series A Warrants...............  Each Series A Warrant will entitle the holder thereof to purchase one share of Common Stock. The Series A Warrants are exercisable commencing on _____________________, 1998
                                  [thirteen months after closing of this
                                  Offering] until _______________, 2002, unless
                                  earlier redeemed, for one share of Common
                                  Stock each, at an exercise price of 120% of the offering price per Unit in this Offering. The Series A Warrants may not be separately traded until ________________, 1997 [six months after the date of this Prospectus], unless earlier separated upon three days prior written notice by Neidiger/Tucker/Bruner, Inc. and National Securities Corporation (the "Representatives") to the Company at the discretion of the Representatives. The Series A Warrants are redeemable by the Company at $0.05 per Warrant at any time commencing eighteen months after the date of this Prospectus, on thirty days prior written notice, provided that the closing sale price per share for the Common Stock has equaled or exceeded 200% of the offering price per Unit for twenty consecutive trading days within the thirty-day period immediately preceding such notice. See "Description of Securities."

Common Stock to be Outstanding
after the Offering..............  3,027,950 shares. Does not include 1,000,000 shares issuable upon the exercise of the Series A Warrants, 200,000 shares (100,000 shares and 100,000 shares underlying 100,000 Series A Warrants) underlying the 100,000 Units issuable upon exercise of the Representatives' Warrants, or 300,000 shares (150,000 shares and 150,000 shares underlying 150,000 Series A Warrants) underlying the 150,000 Units issuable upon the exercise of the Underwriters' Over-allotment Option. See "Underwriting." Also does not include 450,000 post-stock split shares that may be issued upon the exercise of presently outstanding Common Stock purchase warrants owned by the three principal officers of the Company (Messrs. Torrey, Remine and Cooper) which shall become vested and exercisable in five equal yearly installments of 30,000 shares per officer as of January 1, in each of the years 1997, 1998, 1999, 2000 and 2001. See
                                  "Management - Executive Compensation," and
                                  "Principal Stockholders."

Series A Warrants to be
 Outstanding after the
 Offering.......................  1,000,000 Series A Warrants. Does not include
                                  100,000 Series A Warrants issuable upon
                                  exercise of the Representatives' Warrants, or 150,000 Series A Warrants issuable upon exercise of the Underwriters' Over-allotment Option.


Use of Proceeds.................  Retirement of debt owed to officers, payment of accumulated dividends on Class A Preferred Stock and for working capital purposes. See "Use of Proceeds."

Risk Factors....................  The Securities offered hereby are speculative and involve a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment. See "Risk Factors."


Boston Stock Exchange Symbols
  Units.........................  "EYS.U"
  Common Stock..................  "EYS"
  Series A Warrants.............  "EYS.WS.A"

Nasdaq Small-Cap Market Symbols
  Units.........................  "EGASU"
  Common Stock..................  "EGAS"
  Series A Warrants.............  "EGASW"

                 SUMMARY NATURAL GAS AND OIL RESERVE INFORMATION

     The following table sets forth summary information with respect to the Company's estimated net proved natural gas and oil reserves and the discounted present value of the estimated future net revenues therefrom as of December 31, 1995, and with respect to the Company's Beaver Coal Company Lease, as of October 1, 1996. The Company acquired its interest in the Beaver Coal Company Lease in July of 1996. For additional information related to the Company's natural gas and oil reserves, see "Business and Properties -- Oil and Gas Operations -- Oil and Gas Reserves," the Supplementary Information --Costs incurred in Oil and Gas Producing Activities and Estimates of Natural Gas and Oil Reserves included with the Financial Statements and "Risk Factors--Risks Associated with the Company -- Geologist's Estimates of Reserves and Future Net Revenue" included elsewhere in this Prospectus. The Company's oil and gas reserve estimates were reviewed and evaluated, as of December 31, 1995, by Kim A. Walbe, certified independent geologist. The oil and gas reserve estimates of the Company's Beaver Coal Company Lease, acquired in July of 1996, were reviewed and evaluated, as of October 1, 1996, by Kim A. Walbe, certified independent geologist.

     With respect to the tables below, the Present Value of Estimated Future Net Cash Flow (SEC Method) from Proved Oil and Gas Reserves is computed assuming a constant price of $3.00 per Mcf. The weighted average price earned by the Company for natural gas produced for the calendar year 1996 was $3.22 per Mcf.

                                                           AS OF DECEMBER 31, 1995
                                      ---------------------------------------------------------------
                                         DEVELOPED              UNDEVELOPED                  TOTAL
                                      ---------------          -------------              -----------
ESTIMATED PROVED RESERVES
AS OF DECEMBER 31, 1995
Oil  (Bbl)                                11,724                     10,616                    22,340
Natural Gas (Mcf)                      1,259,454                  2,305,073                 3,564,527
Equivalent Bbl (BOE)                     221,633                    394,795                   616,428

Present Value of Estimated
 Future Net Cash Flows
 Before Income Taxes
 Discounted at 10%                    $1,483,296                $ 1,237,353               $ 2,720,649

                                                           AS OF DECEMBER 31, 1995
                                      ---------------------------------------------------------------
                                         DEVELOPED              UNDEVELOPED                  TOTAL
                                      ---------------          -------------              -----------
ADDITIONAL ESTIMATED
 PROVED RESERVES
 AS OF OCTOBER 1, 1996 FOR
 BEAVER COAL COMPANY LEASE
 (ACQUIRED BY THE COMPANY
 AS OF JULY 16, 1996)

Oil  (Bbl)                                     0                          0                         0
Natural Gas (Mcf)                              0                 12,191,855                12,191,855
Equivalent Bbl (BOE)                           0                  2,031,976                 2,031,976

Present Value of Estimated
 Future Cash Flows before
 Income Taxes Discounted
 at 10%                                                         $13,392,565               $13,392,565


                                         DEVELOPED              UNDEVELOPED                  TOTAL
                                      ---------------          -------------              -----------

TOTAL ESTIMATED PROVED
 RESERVES AS OF DECEMBER
 31, 1995, COMBINED WITH
 THE BEAVER COAL COMPANY
 LEASE OF THE COMPANY AS
 OF OCTOBER 31, 1996

Total Present Value of
 Estimated Future Net Cash
 Flows before Income Taxes
 Discounted at 10%                     $1,483,296                $14,629,918              $16,113,214

                                                                 5

                         SUMMARY FINANCIAL INFORMATION
                     (in thousands, except per share data)


                                                                            (UNAUDITED)
                                                                         NINE MONTHS ENDED
                                           YEAR ENDED DECEMBER 31,          SEPTEMBER 30,
                                           -----------------------        -----------------
OPERATING DATA:                            1994                   1995          1996
                                           ----                   ----          ----
Gross Revenue                              $ 3,409                $ 4,168       $  2,135
Net Revenue                                  1,458                  2,492            938
Operating income (loss)                     (1,160)                   284         (1,080)
Net income (loss)                           (1,203)                   269           (748)
Net income (loss) per                       (1,002)                   224          (1.36)
 common share (1)
Weighted average shares                      1,200                  1,200        550,000
 outstanding (1)

                                                                                         (UNAUDITED)
                                                                   (UNAUDITED)         AT SEPTEMBER 30,
                                           AT DECEMBER 31,       AT SEPTEMBER 30,      AS ADJUSTED (2)
                                           ---------------       ----------------      ----------------
BALANCE SHEET DATA:                             1995                  1996                  1996
                                                ----                  ----                  ----
Working capital                              $(2,530)              $(2,282)             $  4,360
Total assets                                   5,812                 5,921                12,311
Long-term debt                                 2,286                    47                    47
Shareholders' equity                            (365)                3,169                 9,810
 (deficit)

____________________________

(1)  Computed in accordance with generally accepted accounting procedures.
(2) As adjusted to give effect to the sale of the 1,000,000 Units offered at a price of $8.00 per Unit and the application of the estimated net proceeds therefrom.

     The Company's principal assets include current assets (including cash, accounts receivable, amounts due from related partnerships and inventory), oil and gas properties (including proved properties, wells and related equipment), and other assets (including other property and equipment, investments in related partnerships including Affiliated Drilling Partnerships formed since 1992, a 28.74% equity interest in the Pipeline Operating Partnership and a 1% equity interest in the Pipeline Income Partnership, debenture issue costs and other assets). The Company currently owns approximately 55,000 gas and oil leasehold acres. As of December 31, 1995, the Company operated approximately 157 wells in southeastern Ohio and nine wells in West Virginia. Set forth below is a table identifying the asset categories described above and allocating a dollar amount and percentage of the total assets of the Company to each category based on the audited balance sheet of the Company as of December 31, 1995.


      ASSET CATEGORY                       ASSET VALUE               PERCENTAGE OF TOTAL ASSETS
      --------------                       -----------               --------------------------
Current assets
Cash                                       $  105,978                         2%
Accounts receivable                            78,439                         1%
Due from related partnerships               1,114,828                        19%
Inventory                                      62,165                         1%
     Total current assets                   1,361,410                        23%

Oil and gas properties
Proved properties                             487,313                         8%
Wells and related equipment                 4,920,839                        85%
Less: accumulated depreciation,
 depletion and amortization                (2,447,439)                      (42%)
     Net oil and gas properties             2,960,713                        51%

Other assets
Other property and equipment less
 accumulated depreciation                      76,267                         1%
Investment in related partnerships          1,223,928                        22%
Net debenture issue costs                     129,256                         2%
Other assets                                   60,232                         1%
     Total other assets                     1,489,683                        26%


     TOTAL ASSETS                          $5,811,806                       100%

     The Company's primary revenues are derived from fees for turnkey drilling services, oil and gas sales, management fees in connection with Affiliated Drilling Partnerships and the Pipeline Operating Partnership, and other revenue. Set forth below is a table identifying the revenue categories described above and allocating a dollar amount and percentage of the net revenues of the Company to each category based on the audited statement of operations of the Company for the year ended December 31, 1995.

NET REVENUE CATEGORY              NET REVENUE         PERCENTAGE OF TOTAL NET REVENUE
---------------------------       -----------         -------------------------------
Turnkey drilling revenue          $2,025,078                          81%
Revenue from oil and gas
 sales                               173,162                           7%
Management fees                      175,350                           7%
Other revenue                        118,473                           5%
     TOTAL NET REVENUE            $2,492,063                         100%
                                  ----------                   ------------

                                  RISK FACTORS

AN INVESTMENT IN UNITS OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. PROSPECTIVE INVESTORS SHOULD CONSIDER THE FOLLOWING FACTORS IN ADDITION TO THE OTHER INFORMATION SET FORTH IN THE PROSPECTUS BEFORE MAKING A DECISION CONCERNING THE PURCHASE OF THE UNITS OFFERED HEREBY.

Risks Associated with the Company

     The Company's Fiduciary Responsibility to its Related Partnerships. The Company owes a fiduciary duty to each Affiliated Drilling Partnership, the Pipeline Income Partnership, the Pipeline Operating Partnership, and any future partnership in which the Company is the managing general partner, or serves in a similar capacity. Accordingly, the Company has been, and will continue to be, obligated to exercise good faith, reasonable business judgment and integrity in handling each such Partnership's business and funds. If the Company were to violate its above-described duties, the Company could be subject to legal redress which could result in liability.

     Conflicts of Interest. The nature of the Company's activities in the oil and gas business results in many situations in which conflicts of interest may arise. In general, conflicts of interest are inherent in oil and gas drilling programs involving non-industry participants because transactions are entered into without arms-length negotiation. The interests of the investors, on one hand, and those of the Company, as managing general partner and driller-operator, on the other hand, may be inconsistent in some respects or in certain instances. Situations involving conflicts of interest include, but are not limited to: the determination of JDOA or limited partnership agreement terms (particularly relating to compensation of the Company) in syndicated Affiliated Drilling Partnerships; the selection and allocation of drillsites as between the Company and various Affiliated Drilling Partnerships; allocation of overhead among related parties or affiliates; handling the "proving-up" by an Affiliated Drilling Partnership of unproven acreage which such partnership has no contractual right to drill; use of Company personnel or resources; structuring of gas marketing arrangements; related-party transactions and similar circumstances. The Company, as managing general partner of the Affiliated Drilling Partnerships, the Pipeline Operating Partnership and the Pipeline Income Partnership, is accountable to investor partners therein as a fiduciary and must, therefore, exercise good faith and integrity in handling the affairs of the various partnerships. This is particularly true in the handling of conflicts between the Company's activity for its own account, and its activity on behalf of partnerships it manages. The Company, in recognition of its fiduciary responsibilities to investor partners, must endeavor to resolve any and all such conflicts on a basis which the Company believes to be fair and equitable and otherwise in or not opposed to the best interests of such investor partners. With respect to the selection of drilling prospects and drillsites, the Company is not obligated under the terms of the relevant limited partnership agreements or JDOA's to offer to Affiliated Drilling Partnerships the prior right to drill any acreage "proved up" by the drilling of any Partnership well. Each of the Affiliated Drilling Partnerships, as well as the Pipeline Income Partnership and the Pipeline Operating Partnership, present numerous situations or circumstances which do, or could, result in a conflict of interest on the part of the Company. Failure to adequately resolve such conflicts of interest appropriately could result in liability or other adverse consequences to the Company. The Company presently has no formal procedure to deal with conflicts of interest but instead handles the evaluation and resolution of them on a case-by-case basis taking into account all relevant facts and circumstances.


     Present Lack of Outside Directors. Currently, the Company's Board of Directors is comprised of Messrs. Torrey, Remine and Cooper, its principal officers. The Company currently has no outside directors. The Company's bylaws, as amended, state that within sixty days after closing of this Offering the current directors shall appoint two outside directors. To qualify as an outside director for this purpose, a director must be a "non-employee director" as defined under Rule 16b-3 under the Securities Act of 1934, or any successor provision thereto, and must not currently be, or have been within the last year, an officer or regular salaried employee of the Company.

     Limited Capital; Need for Significant Additional Financing. The Company anticipates, based on the current plans and assumptions relating to its operations, that the net proceeds of this Offering will be sufficient to satisfy its operating cash requirements for approximately 18 to 24 months following the consummation of this Offering. There can be no assurance, however, that the Company will not require additional financing sooner than currently anticipated.

     The net proceeds of this Offering may not be sufficient to develop fully the Company's oil and gas properties or otherwise carry out the Company's business plan. Development of the Company's oil and gas properties and execution of the Company's business plan may require capital resources substantially greater than the net proceeds of this Offering or resources otherwise currently available to the Company. The Company's current arrangements for additional sources of capital include its working capital revolving line of credit with Bank One, Texas, N.A. (the "Bank One Credit Facility") and its contemplated future offerings, on a private placement basis, of Affiliated Drilling Partnerships. See "Business and Properties -- Affiliated Drilling Partnerships." There can be no assurance that these, or any other, sources of capital will be available to the Company on acceptable terms, or at all, in the future. The inability to obtain additional financing would have a material adverse effect on the Company, including requiring the Company to curtail significantly or farm-out its development of its oil and gas properties. Any additional financing may involve substantial dilution to the interests of the Company's then existing shareholders.


     Financing the Company's Growth Through Private Placement Securities Offerings. The capital needs of the Company have increased materially since its inception. Prior to 1996, substantially all of the Company's drilling capital has been raised through the offering of investment interests in Affiliated Drilling Partnerships to private investors. These Affiliated Drilling Partnerships have been sponsored by principals of the Company, as well as by the Company, and have been marketed by Equity Financial Corporation ("EFC"), an NASD-member broker-dealer and an affiliate of the Company. See "Business and Properties -- Affiliated Drilling Partnerships." It is anticipated that a portion of the Company's drilling capital in the future will continue to be raised by the offering of investment interests, on a private placement basis, in future Affiliated Drilling Partnerships. To the extent the Company may depend on capitalization through syndication of future Affiliated Drilling Partnerships, there can be no assurance that future offerings will be successful or will raise adequate capital for desired Company activities. Also, there is no assurance that any other sources of capital will be available to the Company.


     From 1991 through 1992 the Company raised working capital through the sale of limited partnership interests, on a private placement basis, in Tennessee limited partnerships which loaned the proceeds of investor subscriptions to the Company. All of these loans from limited partnerships have been repaid in full as of the date of this Prospectus. The Company has also raised capital to finance the Gas Gathering System which services its wells in southeastern Ohio by sponsoring and selling to private investors limited partnership interests in the Pipeline Income Partnership. Management believes, and is advised by its legal counsel, that these private placement offerings, together with the Affiliated Drilling Partnerships, were exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"), in reliance on the "private offering" exemption contained in Section 4(2) of the Securities Act and Rule 506 promulgated thereunder. The availability of this exemption is dependent upon a number of factors, including the manner of offering the investment, the information furnished to investors, their investment experience, the method of placing the securities, and the possible integration of several offerings. For the most part, these placements have been made to "accredited investors" as that term is defined under Rule 501(a) of the Securities Act. The Company has taken all steps recommended by securities legal counsel to assure that it has complied with the various federal and state requirements with respect to these private placements. In the unlikely event that the Company is determined not to have complied with those requirements, however, the Company could be subject to legal claims for rescission, regulatory enforcement actions or penalties. The total amount of such rescission claims, if such claims did exist, could, subject to statute of limitations and other procedural and substantive defenses, equal the total amount raised by the Company and its affiliates in all prior securities offerings -- approximately $47,000,000. However, no such claims have been filed or threatened to date, and management has no knowledge that any such claims are contemplated.

     Risk of Oil and Gas Operations. The Company's operations are subject to all of the risks normally incident to the operation and development of oil and gas properties and the drilling of oil and gas wells, including encountering unexpected formations or pressures, blowouts, cratering and fires, which could result in personal injuries, loss of life, pollution damage and other damage to the properties of the Company or others. Oil and gas operations present risks of environmental contamination from drilling operations and leakage from oil field storage or transportation facilities. The Company has never experienced a significant environmental mishap, but spills of oil and other liquids could occur which could create material liability to the Company for clean-up expenses. See "Business and Properties -- Insurance" for a discussion of the Company's insurance coverage.


     Accumulated Deficit; Working Capital Deficit. As of September 30, 1996 the Company had an accumulated deficit of approximately $1,332,488 and a working capital deficit of approximately $2,282,000. Future operating results of the Company will depend on many factors. There can be no assurance that the Company will be able to operate profitably in the future.

     Dependence on Key Personnel. The Company depends to a large extent on the abilities and continued participation of certain key employees, including Charles P. Torrey, Jr., its chief executive officer, Richard S. Cooper, its President, Robert L. Remine, its secretary and treasurer, and John M. Johnston, vice president - exploration and production. The loss of any of these officers or other key employees could have a material adverse effect on the Company's business. In an effort to address this risk, the

Company has purchased $500,000 "key man" term life insurance policies on the lives of each of Messrs. Torrey, Remine and Cooper, and a $100,000 policy on the life of Mr. Johnston, and has entered into employment contracts with Messrs. Torrey, Remine, Cooper and Johnston. See "Management."

     Development of Additional Reserves. The Company's future success depends upon its ability to find or acquire additional natural gas and oil reserves that are economically recoverable. Except to the extent that the Company conducts successful exploration or development activities or acquires properties containing proved reserves, the proved reserves of the Company will generally decline as reserves are produced. There can be no assurance that the Company will be able to discover and exploit additional commercial quantities of oil and gas, or that the Company will have success drilling productive wells or acquiring underdeveloped properties at low finding costs.

     Limited Diversification of the Company's Activities and Properties. The Company is engaged exclusively in the business of exploration for and production and marketing of natural gas and oil. A large part of the Company's field operations and activities are located in Washington, Athens and Meigs Counties, Ohio, and in Raleigh and Wood Counties, West Virginia. See "Business and Properties -- Properties -- Leasehold Acreage." It is likely that, for the foreseeable future, the Company's activities and primary area of field operations will not change materially.

     Undeveloped Acreage May be Lost.   The Company's oil and gas leases
typically require the drilling of wells, payment of minimum royalties or delay rentals or the continued production of oil or gas in commercial quantities in order for the leases to remain valid and not lapse. Typically, once a well is drilled and becomes commercially productive, as long as commercial production from such lease continues, the lease will not lapse and is deemed to be "held by production." Nonetheless, lease termination or expiration clauses are specific to each lease. As of December 31, 1995, the Company was the lessee on oil and gas leases covering approximately 35,000 acres, approximately 15,000 of which were held by production, and approximately 20,000 of which were not held by production but instead subject to drilling obligations, delay rentals or minimum royalties. With respect to the oil and gas leasehold acreage of the Company as of December 31, 1995, assuming the Company elected to maintain all of its leases and drilled no wells to hold leases, the Company would have to pay a total of approximately $100,000 in delay rentals and minimum royalties to maintain its leases. The Company has recently acquired an approximately 17,000 acre lease in Raleigh County, West Virginia known as the Beaver Coal Company Lease which requires that the Company pay a minimum royalty to the lessor of between $17,000 and $85,000 per year in order to continue to hold all of the acreage on the lease. See "Business and Properties -- Properties -- Leasehold Acreage." If existing and future production from the Beaver Coal Company Lease does not generate the minimum royalty and the Company does not pay such minimum royalty out of its other funds, the Company may lose the acreage under the portion of the lease not held by production.

     Geologist's Estimates of Reserves and Future Net Revenue. This Prospectus contains estimates of the Company's oil and gas reserves and the future net revenues therefrom which have been prepared by a certified independent geologist. See "Business and Properties -- Oil and Gas Operations -- Oil and Gas Reserves." These estimates are based on various assumptions and, therefore, are inherently imprecise indications of future revenues. Actual future revenues, development expenditures, operating expenses and quantities of recoverable oil and gas reserves may vary substantially from the estimates. In addition, the Company's reserves may be subject to downward or upward revision, based on production history, results of future exploration and development, prevailing oil and gas prices and other factors.

     Properties Pledged to Secure Debt. Substantially all of the Company's properties are pledged to secure the Bank One Credit Facility and an equipment and vehicle loan from SunTrust Bank. A failure to pay the principal or accrued interest on such secured obligations could cause the Company to lose its interest in its principal properties. For further information on these secured transactions, see "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Notes to Financial Statements.

      Certain Relationships and Related Transactions. Equity Financial Corporation ("EFC") of Knoxville, Tennessee, is a Tennessee corporation and an NASD-member broker-dealer. EFC is owned and managed by Messrs. Torrey and Remine, each of whom hold securities licenses as registered principals. EFC acted as the placement agent for each Affiliated Drilling Partnership and the Pipeline Income Partnership for which the Company serves as general partner and operator. Messrs. Torrey and Remine received sales commissions in connection with the offerings of interest in Affiliated Drilling Partnerships and the Pipeline Income Partnership. It is anticipated that EFC will act as placement agent for future Company-sponsored Affiliated Drilling Programs. Messrs. Torrey and Remine will receive sales commissions for selling interests in future Affiliated Drilling Programs on behalf of EFC.

      Through December 31, 1996, EFC shared its offices and certain office equipment and facilities with the Company. For this the Company paid EFC approximately $ 1,000 per month.

      Prior to October 1996, the Company leased an airplane from Charles P. Torrey, Jr., its chief executive officer and a director, pursuant to an aircraft lease dated February 1, 1995. The term of the lease was month to month. The lease required the Company to make payments of base rent of $1,575 per month payable in advance. The base rent covered the first 12 hours of usage by the Company. Any excess use was subject to a charge of $100 per hour. Mr. Torrey, as lessor, was responsible for maintenance of the aircraft. In September of 1996, Mr. Torrey's airplane was sold and the lease terminated.

      The Company is the borrower under promissory notes payable to Charles P. Torrey, Jr., in the principal amount of $65,000, to Richard S. Cooper, in the principal amount of $66,773, and to Robert L. Remine, in the principal amount of $120,000. All of the promissory notes are due on demand and bear interest at the rate of 10% per annum. The Company plans to pay these notes with the proceeds of this Offering.

      The Company serves as managing general partner in thirteen syndicated Affiliated Drilling Partnerships, as well as the Pipeline Operating Partnership and the Pipeline Income Partnership. In connection with each Affiliated Drilling Partnership, the Company has entered into a JDOA which establishes the terms and conditions of the Company's participation in the wells and its services as driller-operator. For a discussion of the Company's relationship to each of these partnerships see "Business and Properties -- Sponsorship of Affiliated Drilling Partnerships; Pipeline Operating Partnership and Pipeline Income Partnership."

      The proceeds of this Offering may indirectly benefit EFC or future company-sponsored Affiliated Drilling Programs in an indeterminable amount by providing the Company with working capital to enter into or continue business arrangements with such related parties.

Risks Associated with Oil and Gas Industry

     Current Oil and Gas Markets. There is substantial uncertainty as to the prices at which natural gas and oil produced by the Company may be sold, and it is possible that under some market conditions the production and sale of oil and gas from some or all of the Company's wells may not be economical. The availability of a ready market for oil and gas and the prices obtained for oil and gas depend upon numerous factors beyond the control of the Company, including competition from other natural gas and oil suppliers and national and international economic and political developments. The Company is not subject to any gas price controls. Future changes in regulations may have an effect on the Company's operations.

     Reliance on Estimates of Proved Reserves and Future Net Revenues; Depletion of Reserves; Price Volatility. There are numerous uncertainties inherent in estimating quantities of proved reserves and in projecting rates of production and timing of development expenditures, including many factors beyond the control of the producer. The reserve data set forth in this Prospectus or incorporated by reference herein represent only estimates. In addition, the estimates of future net revenues from proved reserves of the Company and the present value thereof are based on certain assumptions about future production levels, prices, and costs that may not prove to be correct over time. The rate of production from oil and gas properties declines as reserves are depleted. Except to the extent the Company acquires additional properties containing proved reserves, conducts successful exploration and development activities or, through engineering studies, identifies additional behind-pipe zones or secondary recovery reserves, the proved reserves of the Company will decline as reserves are produced. Future oil and gas production is therefore highly dependent upon the Company's level of success in acquiring or finding additional reserves. See "Business and Properties -- Oil and Gas Operations -- Oil and Gas Reserves." Oil and gas prices may be quite volatile, depending on numerous factors, including steps taken by the Organization of Petroleum Exporting Countries ("OPEC"), tensions in the Middle East and weather conditions. The average gas prices received by the Company were $2.75, $2.34, and $3.32 per Mcf in 1994, 1995 and 1996 (partial year), respectively, prior to reduction for royalties, severance taxes and gathering and transportation charges. The average oil prices received by the Company were $15.28, $16.48, and $19.06 per Bbl in 1994, 1995 and 1996 (partial year), respectively.

     Risks of Oil and Gas Activities. Significant risks are inherent in the oil and gas business, including the drilling of dry and unsuccessful wells, operating hazards and uninsured risks, intense competition for attractive properties, governmental regulations, volatile prices and other uncontrollable factors. Furthermore, oil and gas drilling is speculative. The possibility always exists that wells drilled will be non-productive. Even wells that are completed may not produce enough natural gas or oil to pay out.

     Exploration and Development Risks. Exploration and development drilling activities are subject to much greater risks of failure than those associated with the ownership of producing properties. The drilling of exploratory wells involves the greatest risks, since such wells are located in unproved areas. The drilling of development wells, although generally consisting of drilling in proven areas, may result in dry holes or the failure to produce oil or gas in commercial quantities. The drilling of development wells and exploratory wells also involves the risk that unusual or unexpected formations and pressures will be encountered, and other conditions will exist, that could result in the Company incurring substantial losses as well as liabilities to third parties or governmental entities. See "Business and Properties -- Regulation -- Environmental Regulation."

     Operating Hazards and Uninsured Risks. The Company's operations will be subject to all risks inherent in the exploration for, and development and production of, oil and gas, including such natural hazards as blowouts, cratering and fires, which could result in damage or injury to, or destruction of, formations, producing facilities or other property, or could result in personal injury, loss of life or pollution of the environment. Any such event could result in substantial loss to the Company which could have a material adverse effect upon the financial condition of the Company. Under the terms of the operating agreements to be entered into with the operators of wells not operated by the Company, it is anticipated that the operators will carry insurance to cover certain of these risks. It is anticipated that the Company will be required to pay its proportionate share of the premiums for insurance provided by the operator and will be named as an insured under the policies. However, the Company may not be fully insured against all risks, either because such insurance is not available or because of premium costs. The Company has purchased and plans to maintain additional insurance in the form of an umbrella policy to protect it against uninsured risks or amounts in excess of the insurance carried under its primary policies or by another operator. See "Business and Properties -- Insurance." Although such operational risks and hazards may be to some extent minimized, no combination of experience, knowledge and scientific evaluation can eliminate the risk of investment or assure a profit to any company engaged in oil and gas operations.

     Competition and Markets. The oil and gas business is highly competitive and has few barriers to entry. The Company will be competing with other oil and gas companies and investment partnerships in the search for, and obtaining of, future desirable prospects, the securing of contracts with third parties for the development of oil and gas properties, the contracting for the purchase or rental of drilling rigs and other equipment necessary for drilling operations, and the purchase of equipment necessary for the completion of wells, as well as in the marketing of any oil and gas which may be discovered. Many of the Company's competitors are larger than the Company and have substantially greater access to capital and technical resources than does the Company and may therefore have a significant competitive advantage. Many of the Company's competitors are capable of making a greater investment in a given area than is the Company, although large and small companies alike are subject to the economics of cost effectiveness. The prices at which the Company will be able to sell any oil or gas production will have a substantial effect on its earnings, if any. See "Business and Properties -- Competition."

     Competition from Alternative Energy Sources. Natural gas competes with coal, oil, propane, butane, nuclear power and other fuels in the heating and energy generation markets. Numerous factors, all difficult to predict, affect the relative desirability or demand at any point in time for any given fuel. The extent to which public or legislative initiatives to develop and use alternative fuels will, in the future, affect the demand for oil or natural gas cannot be predicted at this time.

     Industry Conditions. In recent decades, there have been periods of worldwide overproduction and underproduction of hydrocarbons as well as periods of increased and relaxed energy conservation efforts. Such conditions have resulted in periods of excess supply of, and reduced demand for, crude oil on a worldwide basis and natural gas on a domestic basis. These periods have been followed by periods of short supply of, and increased demand for, crude oil and, to a lesser extent, natural gas. The excess or short supply of crude oil and natural gas has placed pressures on prices and has resulted in dramatic price fluctuations.

     Shut-In Wells and Curtailed Production. In the recent past, production from oil and natural gas wells (particularly gas wells) in many geographic areas of the United States had been curtailed due to lack of market demand, and it is possible that such curtailments may resume in the future. Therefore, it is possible that the Company's wells may have to be shut-in or that oil or gas produced from the wells may have to be sold at less than favorable prices. Production may also be delayed or wells shut-in in the event there is difficulty in securing markets for production, logistical problems develop in the transportation of natural gas from the wells or there are title problems associated with the drillsites. Although it is anticipated that substantially all natural gas from the Company's wells will be sold to the Pipeline Operating Partnership, an affiliate of the Company, the agreement regarding the gathering and marketing of natural gas between the Company, for itself and on behalf of Affiliated Drilling Partnerships, and the Pipeline Operating Partnership governing such arrangement will not protect the Company from market or price risks.

     Regulation; General. Oil and gas exploration, production and related operations are subject to extensive rules and regulations promulgated by federal and state agencies. Failure to comply with such rules and regulations can result in substantial penalties. The regulatory burden on the oil and gas industry will increase the Company's cost of doing business and will affect its profitability. Because such rules and regulations are frequently amended or interpreted, the Company is unable to predict the future cost or impact of complying with such laws. Oil and gas operations are regulated by an agency of state government in every state of the United States. Many state authorities require permits for drilling operations, drilling bonds and reports concerning operation and impose other requirements relating to the exploration and production of oil and gas. Some states also have statutes or regulations addressing conservation matters, including provisions for the pooling of oil and gas properties, the establishment of maximum rates of production from oil and gas wells and the regulation of spacing, plugging and abandonment of such wells. The statutes and regulations may also limit the rate at which oil and gas can be produced from certain properties.

     In Ohio and West Virginia, where most of the Company's oil and gas properties are located, such regulation is by the Ohio Department of Natural Resources and the West Virginia Division of Environmental Protection Office of Oil and Gas, respectively. Each of these agencies has been granted broad regulatory and enforcement powers which are likely to create additional financial and operational burdens on gas and oil operations like those of the Company. Ohio and West Virginia also have in place other pollution and environmental control laws which have become increasingly burdensome in recent years. Enforcement efforts with respect to gas and oil operations have recently increased and it can be anticipated that such regulation will expand and have a greater impact on future gas and oil operations. See "Business and Properties -
- Regulation." There is no assurance that laws and regulations enacted in the future will not adversely affect the Company's exploration for, and production and transmission of, oil and natural gas. Such legislation and/or actions of local, state and federal governments may have a material effect on the Company in the future. See "Business and Properties -- Regulation -- Proposed Regulation." To the best knowledge of management, the Company has complied in all material respects with applicable regulatory requirements of the states in which it operates. To date, the Company has received no material notice of violation or complaint concerning its compliance with environmental laws. There can be no assurance, however, that the Company's business operations will not result in violations of environmental laws or related liabilities in the future.




     Environmental Regulation. The Company is subject to numerous laws and regulations governing the discharge of materials into the environment or otherwise relating to environmental protection. These laws and regulations may require the acquisition of a permit before drilling commences, restrict the types, qualities and concentration of various substances that can be released into the environment in connection with drilling and production activities, limit or prohibit drilling activities on certain lands lying within wilderness, wetlands and other protected areas, and impose substantial liabilities for pollution resulting from the Company's operations. Moreover, the recent trend toward stricter standards in environmental legislation and regulation is likely to continue. For instance, legislation has been proposed in Congress from time to time that would reclassify certain oil and gas production wastes as "hazardous wastes," which reclassification would make such wastes subject to much more stringent handling, disposal and clean-up requirements. If such legislation were to be enacted, it could have a significant impact on the operating costs of the Company, as well as the oil and gas industry in general. It is not anticipated that the Company will be required in the near future to expend amounts that are material in relation to its total capital expenditure program by reason of environmental laws and regulations, but because such laws and regulations are frequently changed, the Company is unable to predict the ultimate cost of such compliance. See "Business and Properties -- Regulation -- Environmental Regulation."

     Environmental Risks and Liability. There are numerous natural hazards involved in the drilling of wells, including unexpected or unusual formations, pressures, blowouts involving possible damages to property and third parties, surface damages, bodily injuries, damage to and loss of equipment, reservoir damage and loss of reserves. Uninsured liabilities may result in the loss of Company assets and may create theoretically unlimited liability for the Company. Oil and gas operations present risks of environmental contamination from drilling operations and leakage from oil field storage or transportation facilities. The Company may be subject to liability for pollution, abuses of the environment and other, similar damages. Although the Company will maintain insurance coverage in amounts the Company believes are adequate, it is possible that insurance coverage may exclude risks such as environmental contamination, may be insufficient or subject to reduction or cancellation in the future. In such event, the Company's assets may have to be utilized to pay costs of controlling blowouts, replacing destroyed equipment, personal injury, property damage and environmental contamination claims. Furthermore, oil and gas activities can result in liability under federal, state and local environmental regulations for activities involving, among other things, water pollution and hazardous waste transportation, storage and disposal. Such liability can attach not only to the operator of record of a well but also to other parties that may be deemed to be current or prior operators or owners of a well or the equipment involved. See "Business and Properties -- Regulation -- Environmental Regulation." Since inception, the Company has experienced no material environmental incident. There can be no assurance, however, that the Company will not experience one or more environmental incidents and resulting liability in the future in connection with its business operations.

Risks Associated with Investment in Securities

     No Assurance of Public Market; Possible Volatility of Unit, Common Stock, and Series A Warrant Prices; Disclosure Relating to Low-Priced Stock. Prior to this Offering, there has been no public trading market for the Units, Common Stock or Series A Warrants, and there can be no assurance that a trading market for the Company's securities will develop after this Offering or that, if developed, it will be sustained. The absence of a trading market may render an investor unable to liquidate his investment in the Company. The initial public offering price of the Units and the exercise price of the Series A Warrants have been determined by negotiations between the Company and the Representatives based on several factors. The fact that such prices were negotiated does not ensure that a market for the securities will develop or continue at that price or at any price. The trading price for the Units, Common Stock and Series A Warrants may be significantly affected by such factors as the operating results of the Company, the United States and global economic conditions and various other factors generally affecting the oil and gas products industry. Additionally, the stock market has from time to time experienced extreme price and volume fluctuations which have particularly affected the market price for small and emerging growth companies. These extreme fluctuations, which often have been unrelated to the operating performance of any particular company or to any group of companies, may adversely affect the market price of the Units, Common Stock and Series A Warrants. The Units, Common Stock and Series A Warrants have been approved, subject to official notice of issuance, for listing on the Boston Stock Exchange under the symbols "EYS.U," "EYS," and "EYS.WS.A," respectively, and for quotation on the Nasdaq Small-Cap Market under the symbols "EGASU," "EGAS," and "EGASW," respectively. If, at any time, the Company's securities are not quoted on a stock exchange, the Company's securities could become subject to the "penny stock rules" adopted pursuant to Section 15(g) of the Securities Exchange Act of 1934. The penny stock rules apply to companies whose common stock trades at less than $5.00 per share or which have tangible net worth of less than $5,000,000 ($2,000,000 if the company has been operating for three or more years). Such rules require, among other things, that brokers who trade "penny stock" to persons other than "established customers" complete certain documentation, make suitability inquiries of investors and provide investors with certain information concerning trading in the security, including a risk disclosure document and quote information under certain circumstances. Many brokers do not trade "penny stocks" because of the requirements of the penny stock rules and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited. See "Description of Securities" and "Underwriting."


     Dividend Policy. The Company has not paid or declared any cash dividends with respect to its Common Stock, nor does it anticipate any such payments or declarations in the foreseeable future. Any future dividends will be declared at the discretion of the Board of Directors of the Company and will depend, among other things, on the Company's earnings, if any, its financial requirements for future operations and growth, and such other factors as the Company may then deem appropriate. Prospective investors should not rely on the receipt of dividends in the near future or at any time in the future when evaluating the merits of an investment in the Units. See "Dividend Policy."


     Dilution. The principal shareholders of the Company have acquired Common Stock at a cost per share which is substantially less than that at which the Company intends to sell the Common Stock included in the Units to investors in this Offering. Therefore, an investment in the Units offered hereby will result in the investors experiencing immediate and substantial dilution in net tangible book value of $4.73 per share of Common Stock, or 59.1% as a result of the Offering. In the event that the Company issues additional Common Stock in the future, including shares that may be issued upon the exercise of the Series A Warrants, purchasers of the Units may experience further dilution in the net tangible book value per share of the Common Stock of the Company. See "Dilution."

     Current Prospectus and State Blue Sky Registration Required to Exercise Series A Warrants. Purchasers of Units will be able to exercise the Series A Warrants included therein only if a current Prospectus relating to the Common Stock underlying the Series A Warrants is then in effect and only if the purchase of such Common Stock is qualified for sale or exempt from qualification under the applicable securities laws of the state in which such purchaser resides. Although the Company has agreed to take all necessary steps to maintain the effectiveness of a current registration statement covering the purchase of the Common Stock, Series A Warrants and the qualification of the purchase of the Company's Common Stock under applicable state securities laws, there can be no assurance that the Company will be able to obtain or, if obtained, to maintain the effectiveness of such registration statement or such state qualification. The value of the Series A Warrants may be greatly reduced if a current registration statement covering the Common Stock issuable upon the exercise of the Series A Warrants is not kept effective or if such Common Stock is not qualified or exempt from qualification in the states in which the holders of the Series A Warrants reside. A current registration statement must also be kept effective for the sale of Units, Common Stock and Series A Warrants. See "Description of Securities -- Series A Warrants."


     Potential Adverse Effect of Redemption of Series A Warrants. The Series A Warrants are subject to redemption by the Company at a price of $.05 per Warrant under certain conditions at any time commencing eighteen months after the date of this Prospectus on at least 30 days prior written notice. If the Warrants are redeemed, Warrant holders will lose their right to exercise the Warrants except during such 30-day redemption period. Upon receipt of a notice of redemption, Warrant holders would be required to: (i) exercise the Warrants and pay the exercise price at a time when it may be disadvantageous for them to do so, (ii) all the Warrants at the then market price, if any, when they might otherwise wish to hold the Warrants; or (iii) accept the redemption price which is likely to be substantially less than the market value of the Warrants at the time of the redemption. See "Description of Securities -- Series A Warrants."

     Warrants to Representatives. Upon completion of this Offering, the Company will sell to the Representatives, for nominal consideration, Representatives' Warrants to purchase 100,000 Units. To the extent that the Representatives' Warrants are exercised, they would have a dilutive effect on the percentage of outstanding shares held by stockholders purchasing Units in this Offering. The exercise of the Representatives' Warrants is likely to occur at a time when the Company could probably obtain additional equity capital on terms more favorable than those provided by the Representatives' Warrants. See "Underwriting."

                                USE OF PROCEEDS


     The net proceeds of this Offering are anticipated to be $6,715,000, after deducting the Underwriters' discount, non-accountable expense allowance and estimated offering expenses ($7,765,000 if the Underwriters Over-allotment Option is exercised in full). No value has been assigned to the Series A Warrants included in the Units. The Company intends to use the net proceeds of this Offering as follows:

                                                                             Approximate Percent
                                                Approximate Amount               of Proceeds
                                                ------------------           -------------------

Retirement of debt to officers (1)                  $  277,000                     4.125%
Dividends to Class A Preferred Stock (2)            $   48,000                     0.715%
Working Capital (3)                                 $6,390,000                    95.160%
                                                    ----------                    ------
Total                                               $6,715,000                       100%
                                                    ==========                    ======
-----------------------------

(1) The Company currently owes Charles P. Torrey, Jr. $65,000, Richard S. Cooper $66,773 and Robert L. Remine $120,000, each plus accrued interest at the rate of 10% per annum in the aggregate amount of approximately $25,227, pursuant to certain promissory notes. These promissory notes are scheduled to mature on demand. The proceeds of these loans were used by the Company for working capital.

(2) Accrued dividends at 5% on the Company's Class A Preferred Stock are payable in cash upon the completion of this Offering. At such time, all shares of Preferred Stock will be automatically converted to Common Stock on a one share-to-one share conversion ratio.


(3) To be used to explore for, acquire and develop natural gas and oil reserves. At least 65% of the net proceeds of the Offering are expected to be used by the Company for development of the Company's Beaver Coal Company Lease and any current or later acquired leases in such area; as well as for development of the Company's Dupont Field, and any extensions thereof, in Wood County, West Virginia; and the Company's Torch and Bartlett Field, and any extensions thereof, in or around the area serviced by the Gas Gathering System operated by the Company.

     The foregoing represents the best estimate by the Company of its use of net proceeds based upon present planning and business conditions. The proposed application of proceeds is subject to change as market and financial conditions change. The Company, therefore, has reserved the right to vary its use of proceeds in response to unanticipated events which may arise.

     Pending use, it is anticipated that the proceeds to the Company resulting from this Offering will be primarily invested in short-term, investment grade obligations or insured bank certificates of deposit. It is anticipated that the net proceeds of this Offering will satisfy the financial needs of the Company for 18 to 24 months following the date of this Prospectus. See "Business -- Business Plan" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     Management has not definitively identified the uses of the net proceeds which are allocated to working capital reserves. While it is presently anticipated that these funds will be used, in part, for development of the Beaver Coal Company Lease, other developmental drilling activities elsewhere in southeastern Ohio and West Virginia, or acquisitions of oil and gas properties, the net proceeds will ultimately be applied as business opportunities present themselves.

                                DIVIDEND POLICY

     Since inception, the Company has not paid, and it has no current plans to pay, cash dividends on the Common Stock. The Company intends to retain all earnings to support the Company's operations and future growth. The payment of any future dividends will be determined by the Board of Directors based upon the Company's earnings, financial condition and cash requirements, possible restrictions in future financing agreements, if any, business conditions and such other factors deemed relevant. See "Risk Factors -- Risks Associated with Investment in Securities -- Dividend Policy."


                                    DILUTION


     As of September 30, 1996, the net tangible book value of the Company was $3,168,712 or $1.58 per share of Common Stock. The net tangible book value of the Company is the aggregate amount of its tangible assets less its total liabilities. The net tangible book value per share represents the total tangible assets of the Company, less total liabilities of the Company, divided by the number of shares of Common Stock outstanding. After giving effect to the sale of 1,000,000 Units (comprised of 1,000,000 shares of Common Stock and 1,000,000 Series A Warrants) at an assumed offering price per Unit of $8.00, and the application of the estimated net proceeds therefrom, the pro forma net tangible book value per share would increase from $1.58 to $3.27. This represents an immediate increase in net tangible book value of $1.69 per share to current holders of Common Stock, including current holders of Preferred Stock, all of whom are assumed to be converting their shares to Common Stock, and an immediate dilution of $4.73 per share, to new investors, as illustrated in the following table.

Assumed public offering price per share (1)                                     $ 8.00

     Net tangible book value per share before this Offering      $ 1.58
     Increase per share attributable to new investors            $ 1.69
                                                                 ------
Adjusted net tangible book value per share after this Offering                  $ 3.27
                                                                                ------
Dilution per share to new investors                                             $ 4.73
                                                                                ======
------------------------------------------------


(1) For purposes of this table it is assumed that the offering price per Unit will be $8.00, none of which will be attributable to the Series A Warrants.




     The following table summarizes, as of the date of this Prospectus, and giving effect to the two-for-one stock split to be effected immediately prior to completion of this Offering, the number of shares of Common Stock purchased from the Company, the total consideration paid, and the average price per share paid by the current Common Stockholders, the holders of Preferred Stock (assuming conversion of the Preferred Stock into Common Stock), and the holders of Common Stock purchase warrants (assuming exercise of such warrants), and the number of shares of Common Stock purchased from the Company and the total consideration paid by the new investors purchasing shares of Common Stock in this Offering at an assumed initial public offering price of $8.00 per Unit before deduction of the estimated underwriting discounts and commissions and offering expenses payable by the Company:

                                            Shares
                                         Purchased(1)          Total Consideration          Average
                                      ------------------      ----------------------          Per
                                       Number    Percent        Amount     Percent           Share
                                      ------------------      -----------------------       -------

Current Common Stockholders (1)        1,100,000  36.33%     $     1,200      0.01%            $0.0011
Current Preferred Stockholders (2)       900,000  29.72%     $ 4,500,000(3)  35.71%            $  5.00
Current Common Stock purchase
 warrant holders (4)                      27,950   0.92%     $    99,790      0.80%            $  3.57
New Investors                          1,000,000  33.03%     $ 8,000,000     63.48%            $  8.00
                                       ---------  -----      -----------    ------
Total                                  3,027,950  100.0%     $12,600,990     100.0%
                                       =========  =====      ===========    ======
---------------------------

(1) The original holders of Common Stock of the Company were Messrs. Torrey, Remine and Cooper. These original Common Stockholders have since transferred an aggregate of 80,000 of the 1,100,000 shares of Common Stock shown here to key employees and advisors of the Company.

(2) All shares of Preferred Stock will be automatically converted to Common Stock on a one share-to-one share conversion ratio upon completion of the Offering.

(3) Shares of Class A Preferred Stock were issued by the Company in May through September of 1996 in consideration of retirement of $2,077,000 of the Debentures. Shares of Class B Preferred Stock also were issued by the Company during this time in consideration of $2,423,000 in cash.


(4) Currently employees of the Company and certain selling agents of the Company's syndicated private offerings own warrants to purchase 19,950 (post-stock split) shares of Common Stock at $5.00 per share (post-stock split) including warrants to purchase 7,494 (post-stock split) shares of Common Stock owned by Messrs. Torrey, Remine and Cooper. In addition, certain selling agents currently own warrants to purchase 8,000 (post-stock split) shares of Common Stock at $.005 (post stock split) per share. All of these warrants must be exercised, if at all, within 90 days after completion of this Offering.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company as of December 31, 1995 as reflected in the audited financial statements, the capitalization of the Company as of September 30, 1996 as reflected in the unaudited financial statements, and the pro forma capitalization of the Company as of September 30, 1996 giving effect to the sale of the 1,000,000 Units offered at an assumed offering price of $ 8.00 per Unit and the application of the estimated net proceeds therefrom.


                                                                  (unaudited)      (unaudited)
                                                 December 31,     September 30,    September 30,
                                                    1995             1996              1996
                                                   Actual           Actual       As Adjusted (1)
                                               ---------------  ---------------  ----------------
Short-term debt:
     Current portion of notes payable........      $  783,254      $   707,606       $   455,833
                                                   ----------      -----------       -----------
     Total short-term debt...................      $  783,254      $   707,606       $   455,833
                                                   ==========      ===========       ===========

Long-term debt:
     Notes payable...........................      $2,285,592      $    46,716       $    46,716
                                                   ==========      ===========       ===========

 Shareholders' equity (deficit):
     Common Stock, no par value,
     10,000,000 shares authorized,
     3,000,000 shares issued and outstanding,
     as adjusted, including conversion
      of all  Preferred Shares (1)...........      $    1,200      $ 4,501,200       $11,216,200
        Retained earnings (deficit)..........        (366,163)      (1,332,488)       (1,405,715)
                                                   ----------      -----------       -----------
       Total shareholders' equity (deficit)..      $ (364,963)     $ 3,168,712       $ 9,810,485
                                                   ==========      ===========       ===========

Total capitalization.........................      $2,703,883      $ 3,923,034       $10,313,034
                                                   ==========      ===========       ===========
-----------------------------------

(1) Reflects the conversion of all outstanding shares of Preferred Stock to Common Stock upon completion of this Offering. Does not assume that the currently outstanding and vested Common Stock purchase warrants for 27,950 shares of Common Stock will be exercised, although management expects that all such warrants will be exercised within 90 days from completion of this Offering.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

Overview

     The Company is an independent oil and gas development and production company focusing primarily on developmental drilling and production of natural gas reserves in the Appalachian Basin and elsewhere in the mid-continent region of the United States. The Company historically has developed oil and gas properties primarily by drilling natural gas wells in joint ventures with Tennessee limited partnerships for which the Company serves as managing general partner (the "Affiliated Drilling Partnerships"). These Affiliated Drilling Partnerships were syndicated by the Company's affiliate, Equity Financial Corporation ("EFC"), an NASD-member broker-dealer, and capitalized with investor funds raised in various private offerings. The Company also operates an approximately 60-mile gas gathering system servicing its primary areas of operation in southeastern Ohio (the "Gas Gathering System"). The Gas Gathering System is owned by a Tennessee limited partnership (the "Pipeline Operating Partnership") which is comprised of the Company, as managing general partner owning a 28.74% general partner interest, and a single limited partner which is another Tennessee limited partnership (the "Pipeline Income Partnership") for which the Company also serves as managing general partner. The Pipeline Income Partnership was syndicated by EFC and capitalized with investor funds raised in a private offering conducted in 1992 and 1993. Through the date of this Prospectus, approximately $47,000,000 had been raised and applied by the Company for various activities including oil and gas development and production activities in connection with Affiliated Drilling Partnerships; formation of the Pipeline Income Partnership and the Pipeline Operating Partnership and acquisition and operation of the Gas Gathering System which services gas wells owned and operated by the Company in co-ownership with Affiliated Drilling Partnerships; and for the Company's working capital.

     The Company's principal operations include evaluating, acquiring and developing gas and oil leases, sponsoring the organization and offering of Affiliated Drilling Partnerships, serving as driller-operator on wells drilled in joint ventures with Affiliated Drilling Partnerships and for its own account, and operating the Gas Gathering System as general partner of the Pipeline Operating Partnership.

     The Company's principal assets include direct ownership of natural gas and oil properties with predominantly natural gas reserves, tangible well equipment, its varying equity interests as managing general partner of all of the Affiliated Drilling Partnerships formed since 1992, a 28.74% equity interest in the Pipeline Operating Partnership and a 1% equity interest in the Pipeline Income Partnership. The Company currently owns approximately 55,000 gas and oil leasehold acres. As of December 31, 1995, the Company operated approximately 157 wells in southeastern Ohio and nine wells in West Virginia. The Company's primary revenues are derived from fees for services in connection with drilling and production operations with Affiliated Drilling Partnerships and industry partners, management fees from the Pipeline Operating Partnership, partnership revenue from its 28.74% interest in the Pipeline Operating Partnership, management and administrative fees received from Affiliated Drilling Partnerships pursuant to various agreements governing the joint drilling, development and operation of wells between the various Affiliated Drilling Partnerships and the Company (the "JDOA[s]"), partnership revenue from its varying equity interests in the Affiliated Drilling Partnerships formed since 1992, and production revenues attributable to its owned working interests in wells. While the Company's primary focus historically has been the drilling of development natural gas wells in the area known as the Bartlett and Torch Fields in southeastern Ohio, it has recently begun to expand its activities into West Virginia. In November 1995, the Company acquired nine producing wells and approximately 1,403 acres of undeveloped acreage containing a number of developmental drilling locations in Wood County, West Virginia (the "Dupont Field").

     Recently, two major factors have affected the financial condition of the Company. First, in March of 1996 the Company began implementing a transition from being primarily a driller-operator for syndicated Affiliated Drilling Partnerships to an energy company developing reserves for its own account. The Company has reduced its debt by converting $2,077,000 of its variable rate subordinated debentures (the "Debentures" or "Debenture Issue") to 207,700 shares of Class A Preferred Stock. The Company has further raised $2,423,000 in cash by the sale in private placements of 242,300 shares of Class B Preferred Stock. The proceeds of Class A and Class B Preferred Stock were used to eliminate substantially all long term debt of the Company. Remaining debt outstanding in the Company included its operating line of credit (the "Bank One Credit Facility"), a short term equipment loan and certain notes payable to officers.

     Secondly, in July 1996, the Company negotiated its largest acreage acquisition to date, expanding its operations into southern West Virginia. This area, management believes, contains potential for higher reserves per well and less production cost per cubic foot of gas recovered than the Company's current areas of operation and other prospects. The Company leased in excess of 17,000 acres from Beaver Coal Company Ltd. (the "Beaver Coal Company Lease") on which management believes there exist approximately forty-four (44) developmental drilling locations (qualified under SEC guidelines as proved undeveloped reserves, "PUDs") offsetting producing wells, and which, as substantiated by the review and evaluation of Kim A. Walbe, independent geologist, contains PUD reserves with a present value of discounted net cash flows (SEC Method) of approximately $13,000,000. Management believes that this acreage may yield additional developmental drill sites for which no proved reserve value has yet been assigned, and that it will be a major focus for development by the Company in future years. The acreage is crossed by or is adjacent to numerous interstate and intrastate pipeline systems, providing access to markets.

     Management believes that the Company has developed the infrastructure, in terms of personnel, expertise and computerization, to exploit the Beaver Coal Company Lease opportunity. The Company's present strategy is to raise capital in this Offering and use a significant portion of the Offering proceeds to develop the Beaver Coal Company Lease and other promising acreage held, or to be acquired, by the Company through developmental drilling.

Developments Since September 30, 1996

     The Company currently has outstanding 207,700 shares of Class A Preferred Stock and 242,300 shares of Class B Preferred Stock. The Class A Preferred Stock and Class B Preferred Stock was redeemable at $10 per share upon the occurrence of a "Surrender Event" defined as: (a) the Company merging or consolidating with another company in a transaction in which the Company is not the survivor;
(b) the Company selling or disposing of all, or substantially all, of its assets; or (c) management of the Company undertaking a registration and initial public offering of any of its Common Stock.

     Contemporaneously with the filing of the Registration Statement in connection with this initial public offering the Company sent notice to each holder of Class A Preferred Stock and Class B Preferred Stock announcing the occurrence of a Surrender Event and requiring any person desiring to redeem his or her Preferred Stock to notify the Company within 30 days. No notices of desire to redeem Preferred Stock were received by the Company. As a result, the Class A Preferred Stock and Class B Preferred Stock is no longer redeemable.
All shares of Class A Preferred Stock and Class B Preferred Stock will automatically be converted to Common Stock on a one share - to - one share basis upon completion of the initial public offering.

     In consideration of the foregoing, the Company has included Class A Preferred Stock and Class B Preferred Stock in the shareholder equity account of its September 30, 1996 unaudited balance sheet.

Nine Months Ended September 30, 1996 and 1995

Financial Condition

     Total assets increased $1,190,029 or 25.2% from September 30, 1995, to September 30, 1996, primarily due to an increase in investments in partnerships of $309,942 or 24.7%, an increase in the net investment in oil and gas properties of $426,831 or 15.4% and recognition of a deferred tax asset of $498,019 in 1996 resulting from a change of the Company's tax status from a subchapter "S" corporation to a "C" corporation.

     Investments in partnerships are accounted for by the equity method, and the increase in investment is due to contributions made to certain Affiliated Drilling Partnerships and the net income (loss) recognized during the period.


     The increase in net investment in oil and gas properties results from acquisition by the Company of interests in proved undeveloped oil and gas leases. The Company acquired oil and gas leases with significant value during the third quarter of 1996. On July 17, 1996, the Company executed an agreement to lease oil and gas property containing approximately 17,000 acres from Beaver Coal Company, Ltd. (the "Beaver Coal Company Lease"). This property is estimated by the Company, as substantiated by the review and evaluation of Kim
A. Walbe, independent geologist, to contain proven undeveloped oil and gas reserves with a net present value of discounted net cash flows (SEC method) in excess of $13,000,000.

     The decrease in capitalized loan costs is due to the fact that these costs were written down during 1996 concurrent with the payoff of the related debt as discussed below.

     Total assets increased $109,394 or 1.8% from December 31, 1995 to September 30, 1996, primarily due to a decrease in the net accounts receivable from related partnerships of $948,353 and increases in oil and gas properties and other assets of $1,046,873. The decrease in accounts receivable is due mostly to the collection in 1996 of 1995-A Partnership drilling advances paid pursuant to the JDOA which were expended in 1996 for the drilling and completion of 1995-A Partnership wells. The increases in oil and gas properties and other assets have been explained in the paragraphs above.

     Total current liabilities decreased $139,619, or 4.9%, between September 30, 1995 and September 30, 1996, due to a decrease in drilling advances paid pursuant to the JDOA of $431,341, or 23.9%, and an increase in accounts payable and accrued expenses of $242,908, or 64.0%. A substantial amount of well completion activity during 1996 caused these balances to vary accordingly.

     Total long term debt decreased from September 30, 1995, to September 30, 1996 by $2,009,706 or 97.7%. This decline in long-term debt is primarily the result of the conversion of substantially all of the Company's outstanding Debentures as of September 30, 1996 to Class A Preferred Stock. The remaining balance, approximately $92,500 inclusive of accrued interest, of the Debenture Issue which was not converted to Class A Preferred Stock was paid in cash as of September 30, 1996. From March through September of 1996, the Company undertook a private offering of Class A Preferred Stock and Class B Preferred Stock. The Class A Preferred Stock was issued in exchange for retirement of principal outstanding on the Company's Debenture Issue. Any Debentures not converted to Class A Preferred Stock were paid in full.

     Total current liabilities decreased $1,185,405 or 30.5% and long-term debt decreased $2,238,876 or 97.9% from December 31, 1995 to September 30, 1996. The decreases in these accounts are due to well completion activity and conversion of outstanding Debentures to Class A Preferred Stock which are more fully explained above.

Results of Operations

     During the nine months ended September 30, 1996, the Company had a net loss of $748,484 compared to net income of $462,663 for the nine months ended September 30, 1995. This decline in earnings is primarily the result of a decrease in net turnkey revenues of $950,399 between these two periods. The decrease in net turnkey revenues was the result of two factors: management's control over drilling activities and the accelerated recognition of net turnkey drilling revenues in 1995. The Company was able to accomplish the drilling to total depth of more wells in 1995, thereby increasing the total number of wells for 1995 for which net turnkey drilling revenues were recognized. The majority of the turnkey expenses associated with completing the wells drilled in 1995 were not incurred and recognized until 1996. As a result, turnkey expenses did not decrease in proportion with the decrease in net turnkey revenues. In addition, the number of wells the Company has drilled in 1996 has decreased due to a decrease in the amount of capital raised for Affiliated Drilling Programs in 1996. The Company has concentrated its efforts in the third quarter of 1996 on raising capital through this Offering in order to increase the number of wells drilled in the near future for its own account and to continue developmental drilling in West Virginia.

     Total Operating Expenses increased $488,629 or 32.0% from September 30, 1995 to September 30, 1996, primarily due to an increase in general and administrative expenses of $269,718, or 41.3%, and an increase in interest expense of $138,797, or 242.5%, due to interest paid on the Debenture Issue
outstanding during 1996 of $2,169,500.   The increase in general and
administrative expenses is primarily due to an increase in officer's salaries of $183,585, or 90.0%. The increase in officers' salaries is a result of a bonus paid to the officers of the Company to compensate them for income tax paid individually on the Company's 1995 earnings due to the Company's subchapter "S" corporate tax status.

     The net loss for the period ending September 30, 1996, is also partially the result of two one-time charges resulting from the Preferred Stock issuance expense of $83,080 and the loss from extinguishment of long term debt of $129,920 during 1996.

     Effective January 1, 1996, the Company terminated its subchapter "S" corporation tax election. As a result, net income of the Company is taxed at the corporate level at federal statutory rates for 1996 and future years. An income tax benefit of $438,366 and federal and state deferred tax assets of $407,607 and $90,412, respectively, were recorded in 1996 to reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for federal and state income tax purposes.

Twelve Months Ended December 31, 1995 and 1994

Financial Condition

     Total assets of $5,811,806 at December 31, 1995, increased $629,769 or 12.1% from December 31, 1994. This increase is primarily due to an increase in current assets of $258,563, or 23.4%, a net increase in oil and gas properties of $242,091, or 8.9%, and an increase in other assets of $129,115, or 9.4%.

     Current assets increased as a result of an increase in net accounts receivable from related partnerships of approximately $250,000. Included in the 1995 amount due from related partnerships is $969,000 receivable from the 1995-A Partnership, an Affiliated Drilling Partnership, for turnkey drilling contract amounts under the JDOA which the 1995-A Partnership partners had subscribed to but not paid in 1995. This balance of unpaid advances at December 31, 1995, was approximately $314,000 higher than at December 31, 1994.

     The increase in net oil and gas properties results from a significant increase in drilling activity during 1995. Also during 1995, the Company acquired certain proved undeveloped oil and gas leases and working interests in certain projects operated by other oil and gas operating companies. Included in proved properties are oil and gas leases and the Company's working interest in producing oil and gas wells. The increase in oil and gas leases results from an increase in acreage leased. The total acres leased increased from approximately 21,500 acres in 1994 to approximately 28,050 acres in 1995.

     The increase in other assets results from an increase in the investments in related partnerships of $230,170, or 23.1%, and a decrease in property and equipment of $136,325, or 64.1%, which is due to the sale of the company airplane. The increase in the investments is mainly due to the initial capital contributions the Company made to the 1995 and the 1995-A Partnerships, which contributions were $172,000 and $125,800, respectively, at December 31, 1995.

     Current and long-term debt at December 31, 1995, of $783,254 and $2,285,592, respectively, increased $493,849 and $619,821, respectively, from December 31, 1994. The increase in long-term debt occurred largely as a result of the issuance of additional Debentures. In 1994 the Company issued a total of $1,282,500 in face value of Debentures. In 1995, the Company issued $887,000 in face value of Debentures.

     Drilling advances decreased $850,876, or 26.0%, from December 31, 1994. This is due to the Company drilling and completing more wells in 1995 than 1994.

Results of Operation

     For the year ended December 31, 1995, the Company had net income of $268,342 as compared to a net loss of $1,202,570 for the year ended December 31, 1994. The overall improvement in net earnings for 1995 was the result of an increase in net turnkey revenues of $1,217,673, or 150.8%, from 1994 combined with a decrease in operating expenses of $409,316, or 15.6%.

     The increase in net turnkey revenues over 1994 was the result of management's control over drilling activities and the recognition of net turnkey drilling profits. The Company was able to accomplish the drilling to total depth of more wells in the fall of 1995 than in the same period of 1994, thereby increasing the total number of wells for 1995 for which net turnkey drilling revenues were recognized.

     The decrease in operating expenses was primarily due to a decrease in production costs of $269,540, or 38.4%, and a decrease in exploration costs of $114,064, or 78.2%. Engineering exploration services were out-sourced in 1994 which resulted in a substantially larger exploration expense in 1994 than in 1995. The decreases in production costs are the result of an ongoing effort by management to control and reduce these expenditures.

Liquidity and Capital Resources


     The primary source of funds for both nine month periods ending September 30, 1996 and 1995 have been from issuance of preferred stock and issuance of debt. The primary source of funds for the years ended December 31, 1995 and 1994 was from issuance of debt. Proceeds from this Offering will provide significant funding for future development and will have a material impact on the Company's short-term liquidity. Management expects to see positive cash
flow from operating activities in 1997 and beyond.   The Company expects to
drill, operate and own (for its own account) additional wells from the net proceeds of this Offering. These wells, along with the profits anticipated to be earned on turnkey drilling costs paid pursuant to relevant JDOA's in connection with future Affiliated Drilling Programs, will, in management's view, generate additional positive cash flows.


     The Company maintains the Bank One Credit Facility which provides for a revolving line of credit not to exceed $900,000 secured by all oil and gas assets of the Company. The amount of the Bank One Credit Facility reduces by $10,000 per month pending reevaluation at the end of the annual credit period. Pending renewal, interest only on the Bank One Credit Facility is payable on the amounts drawn and outstanding. The interest rate applicable to the Bank One Credit Facility is based on a floating rate equal to Bank One's base rate, published from time to time, plus, one and three-fourths percent. The Bank One Credit Facility is a source of liquidity and capital to the Company.

                            BUSINESS AND PROPERTIES

General


     The Company is an independent oil and gas development and production company focusing primarily on developmental drilling and production of natural gas reserves in the Appalachian Basin and elsewhere in the mid-continent region of the United States. The Company historically has developed oil and gas properties primarily by drilling natural gas wells in joint ventures with Tennessee limited partnerships for which the Company serves as managing general partner (the "Affiliated Drilling Partnerships"). These Affiliated Drilling Partnerships were syndicated by the Company's affiliate, Equity Financial Corporation ("EFC"), an NASD-member broker-dealer, and capitalized with investor funds raised in various private offerings. The Company also operates an approximately 60-mile gas gathering system servicing its primary areas of operation in southeastern Ohio (the "Gas Gathering System"). The Gas Gathering System is owned by a Tennessee limited partnership (the "Pipeline Operating Partnership") which is comprised of the Company, as managing general partner owning a 28.74% general partner interest, and a single limited partner which is another Tennessee limited partnership (the "Pipeline Income Partnership") for which the Company also serves as managing general partner. The Pipeline Income Partnership was syndicated by EFC and capitalized with investor funds raised in a private offering conducted in 1992 and 1993. Through the date of this Prospectus, approximately $47,000,000 had been raised and applied by the Company for various activities including oil and gas development and production activities in connection with Affiliated Drilling Partnerships; formation of the Pipeline Income Partnership and the Pipeline Operating Partnership and acquisition and operation of the Gas Gathering System which services gas wells owned and operated by the Company in co-ownership with Affiliated Drilling Partnerships; and for the Company's working capital.

     The Company's principal operations include evaluating, acquiring and developing gas and oil leases, sponsoring the organization and offering of Affiliated Drilling Partnerships, serving as driller-operator on wells drilled in joint ventures with Affiliated Drilling Partnerships and for its own account, and operating the Gas Gathering System as general partner of the Pipeline Operating Partnership.


     The Company's principal assets include direct ownership of natural gas and oil properties with predominantly natural gas reserves, tangible well equipment, its varying equity interests as managing general partner of all of the Affiliated Drilling Partnerships formed since 1992, a 28.74% equity interest in the Pipeline Operating Partnership and a 1% equity interest in the Pipeline Income Partnership. The Company currently owns approximately 55,000 gas and oil leasehold acres. As of December 31, 1995, the Company operated approximately 157 wells in southeastern Ohio and nine wells in West Virginia. The Company's primary revenues are derived from fees for services in connection with drilling and production operations with Affiliated Drilling Partnerships and industry partners, management fees from the Pipeline Operating Partnership, partnership revenue from its 28.74% interest in the Pipeline Operating Partnership, management and administrative fees received from Affiliated Drilling Partnerships pursuant to various agreements governing the joint drilling, development and operation of wells between the various Affiliated Drilling Partnerships and the Company (the "JDOA[s]"), partnership revenue from its varying equity interests in the Affiliated Drilling Partnerships formed since 1992, and production revenues attributable to its owned working interests in wells. While the Company's primary focus historically has been the drilling of development natural gas wells in the area known as the Bartlett and Torch Fields in southeastern Ohio, it has recently begun to expand its activities into West Virginia. In late 1995, the Company acquired nine producing wells and approximately 1,403 acres of undeveloped acreage in Wood County, West Virginia. In July of 1996, the Company acquired approximately 17,000 acres of proved undeveloped acreage in Raleigh County, West Virginia (the "Beaver Coal Company Lease").

     The Company's business plan is to increase its oil and gas reserves primarily by continued developmental drilling in southeastern Ohio in the area serviced by the Gas Gathering System, as well as in Wood and Raleigh Counties, West Virginia. The Company may also undertake activities elsewhere in the Appalachian Basin and the mid-continent region of the United States. It plans to drill an increasing number of wells for its own account, while, at the same time continuing to drill wells with future Affiliated Drilling Partnerships to be syndicated on a private placement basis by its affiliate, EFC.

Sponsorship of Affiliated Drilling Partnerships; Pipeline Operating Partnership and Pipeline Income Partnership.

    Following is a summary of the Company's involvement in Affiliated Drilling Partnerships, the Pipeline Operating Partnership and the Pipeline Income Partnership.


     The Company has served as supervising operator for all wells in Equity Financial Natural Gas/Tax Credit 1990 Limited Partnership (the "1990 Drilling Program"). The Company served as primary driller-operator for Equity Financial Natural Gas/Tax Credit 1991 Limited Partnership (the "1991 Drilling Program"), Equity Financial Natural Gas/Tax Credit 1992 Limited Partnership (the "1992 Drilling Program"), Energy Search Natural Gas/Tax Credit 1992-A L.P. (the "1992-A Drilling Program"), Energy Search Natural Gas 1993 L.P. (the "1993 Drilling Program"), Energy Search Natural Gas 1993-A L.P. (the "1993-A Drilling Program"), Energy Search Natural Gas 1994, L.P. (the "1994 Drilling Program"), Energy Search Natural Gas 1994-A, L.P. (the "1994-A Drilling Program"), Energy Search Natural Gas 1995 L.P. (the "1995 Drilling Program"), Energy Search Natural Gas 1995-A L.P. (the "1995-A Drilling Program"), Energy Search Natural Gas 1996 L.P. (the "1996 Drilling Program") and Energy Search Natural Gas 1996-A L.P. (the "1996-A Drilling Program.") The Company is also managing general partner of the 1992-A Drilling Program, the 1993 Drilling Program, the 1993-A Drilling Program, the 1994 Drilling Program, the 1994-A Drilling Program, the 1995 Drilling Program, the 1995-A Drilling Program, the 1996 Drilling Program and the 1996-A Drilling Program. Charles P. Torrey, Jr. and Robert L. Remine, both principal officers of the Company, are co-managing general partners of Equity Financial Corporation Natural Gas/Tax Credit 1989 Limited Partnership (the "1989 Drilling Program"), the 1990 Drilling Program, the 1991 Drilling Program and the 1992 Drilling Program. Richard S. Cooper, president of the Company, served as co-managing general partner of the 1991 Drilling Program and the 1992 Drilling Program. The Company, or its principal affiliates, currently maintains an ownership interest and operates all wells in the 1989 Drilling Program, the 1990 Drilling Program, the 1991 Drilling Program, the 1992 Drilling Program, the 1992-A Drilling Program, the 1993 Drilling Program, the 1993-A Drilling Program, the 1994 Drilling Program, the 1994-A Drilling Program, the 1995 Drilling Program, the 1995-A Drilling Program and the 1996 Drilling Program. The Company expects to maintain an ownership interest and operate all wells in the 1996-A Drilling Program. Following is a summary of certain information concerning the Affiliated Drilling Partnerships as of September 30, 1996. Note that the 1996-A Drilling Program was formed on or about December 31, 1996 and as of the date of this Prospectus, has not yet begun its drilling activity.


                                                                                              Drilling Results
                                                                                 ---------------------------------------------
   Affiliated Drilling               Investor Funds         Investor Funds       Program       Wells       Wells in       Dry
       Partnership                       Raised            Invested in Wells      Wells      Completed     Progress      Holes
       -----------                       ------            -----------------      -----      ---------     --------      -----
1989 Drilling Program                 $ 6,000,000           $ 5,646,000             32           31            0           1
1990 Drilling Program                  10,430,000             9,610,365             49           44            0           5
1991 Drilling Program                   5,175,000             4,830,000             28           25            0           3
1992 Drilling Program                   3,000,000             2,733,750             18           16            0           2
1992-A Drilling Program                   830,000               766,652              4            4            0           0
1993 Drilling Program                   3,000,000             2,778,750             16           12            1           3
1993-A Drilling Program                 2,400,000             2,203,080             13           11            1           1
1994 Drilling Program                   2,160,000             1,996,200             12            9            0           3
1994-A Drilling Program                 1,020,000               946,305              4            4            0           0
1995 Drilling Program                   1,575,000             1,512,000              8            7            0           1
1995-A Drilling Program                 1,560,000             1,497,600              7            4            3           0
1996 Drilling Program                   1,665,000             1,615,050              7            0            7           0
1996-A Drilling Program                   480,000               456,000              0            0            0           0
                                      -----------           -----------            ---          ---           --          --

Totals                                $39,295,000           $36,591,752            198          167           12          19
                                      ===========           ===========            ===          ===           ==          ==

     The Company also serves as managing general partner of Energy Search Natural Gas Pipeline Income L.P. (the "Pipeline Income Partnership"), formed in January 1993 to participate with the Company in the ESI Pipeline Operating L.P. (the "Pipeline Operating Partnership") which owns and operates the natural gas gathering system and pipeline servicing substantially all producing wells operated by the Company. The Company manages the operation of the gathering and pipeline system and is the managing general partner of the Pipeline Operating Partnership.

Business Plan

     The Company historically has engaged in the drilling and production of developmental natural gas wells in southeastern Ohio. Its drilling activity has largely been funded by the syndication of Affiliated Drilling Partnerships marketed by EFC. The Company has served as managing general partner of the Affiliated Drilling Partnerships, as well as turnkey driller-operator and joint venture co-owner of the wells under all JDOA's between the Affiliated Drilling Partnerships and the Company since 1992. With respect to Affiliated Drilling Partnerships formed between 1989 and 1992, the Company has served as contract manager and operator. The Company operates the Gas Gathering System, servicing its primary areas of natural gas production in southeastern Ohio. The Company serves as managing general partner, and maintains a 28.74% partnership interest, in the Pipeline Operating Partnership, and is managing general partner and maintains a 1% partnership interest in the Pipeline Income Partnership, which is the sole limited partner of the Pipeline Operating Partnership. In late 1995, the Company acquired nine producing wells and 1,403 acres of undeveloped acreage in Wood County, West Virginia. In July of 1996, the Company acquired 17,000 acres of proved undeveloped acreage in Raleigh County, West Virginia (the "Beaver Coal Company Lease").

     The Company's business plan is to increase its oil and gas reserves primarily by continued developmental drilling in southeastern Ohio in the area serviced by the Gas Gathering System, as well as to continue primarily developmental drilling in Wood and Raleigh Counties, West Virginia. These areas in West Virginia are well serviced by third parties operating gas gathering and transportation systems. The Company may also undertake activities elsewhere in the Appalachian Basin and the mid-continent region of the United States. It plans to drill an increasing number of wells for its own account, while, at the same time continuing to drill wells with future Affiliated Drilling Partnerships to be syndicated on a private placement basis by its affiliate, EFC.

     The Company has conducted exploration, development and production activities, primarily concentrating on natural gas reserves in Washington, Athens and Meigs Counties in southeastern Ohio, since 1990. As of December 31, 1995, the Company partially owned and operated approximately 166 wells and over 60 miles of gas gathering systems in this region. The Company has recently acquired nine additional producing wells in the Dupont Field in West Virginia. Over the past several years the Company has continued its growth in operations and has undertaken a program to enhance its technology, personnel and efficiencies in the areas of its geological, geophysical, operational and administrative capabilities. The Company is currently actively engaged in oil and gas exploration and production activities in Ohio and West Virginia. In addition, the Company is currently evaluating opportunities in Tennessee, Kentucky, Michigan, Texas, Oklahoma and Colorado in addition to Ohio and West Virginia, the states in which it is presently active.

     In 1994, the Company acquired a nonexclusive license for state-of-the-art geological software (GeoGraphix) and accessories including hardware and workstation, graphic plotter and scanner. The Company has also developed a degree of expertise in analysis of two and three dimensional seismic data. In late 1995 and early 1996, the Company participated as a non-operator in the re-entry and short radius horizontal drilling of one well in Seminole County, Oklahoma. Through this participation, the Company gained experience in the application of short radius horizontal drilling and completion techniques designed to further increase production in new and existing wells. While the Company has no current plans to further develop or exploit this expertise and technologies, the information remains available for future use.

     Throughout the 1990's, the Company has averaged drilling approximately 25 to 35 wells per year. Substantially all of these wells were drilled in joint ventures with Affiliated Drilling Partnerships. The business plan of the Company anticipates drilling an average of approximately 30 to 50 wells per year over the next five years both with Affiliated Drilling Partnerships and also with internal sources of capital for its own account. Management believes that with the proceeds of this Offering, its internal cash flow and its other sources of capital, such as its Bank One Credit Facility, it can efficiently maintain this level of drilling activity in the future. The proceeds of the Company's earlier private Preferred Stock offering as well as of this Offering have, and are expected to, reduce debt and increase working capital for internal drilling and development activities of the Company for its own account. This, management believes, will result in the growth of the Company's natural gas and oil reserves, cash flow and value. As the Company's revenues and profits grow, the Company intends to expand its drilling activities and the acquisition of natural gas and oil properties, thereby further adding to the Company's growth.

Oil and Gas Operations

     Exploration and Production Activities. The Company has drilled over 200 wells with Affiliated Drilling Partnerships, 175 of which the Company operated as of September 30, 1996. The primary geological formations which the Company has targeted in southeastern Ohio for exploration and development are the Clinton Sandstone (approximately 5,500 feet in depth), the Medina Sandstone (approximately 5,600 feet in depth), the Lockport Dolomite (approximately 4,600 feet in depth), the Oriskany Sandstone (approximately 4,250 feet in depth) and the Berea Sandstone (approximately 2,200 feet in depth). The Company drills primarily developmental wells and, on occasion, exploratory wells. In late 1995, the Company completed an acquisition of primarily natural gas proved developed and proved undeveloped reserves consisting of approximately 1,403 leasehold acres in Wood County, West Virginia (the "Dupont Field"). An additional 4,000 acres in this area are available for lease by the Company or others. As of the date of this Prospectus, the Company is in the process of leasing this acreage. On July 17, 1996, the Company acquired another approximately 17,000 additional leasehold acres (the "Beaver Coal Company Lease") of proved undeveloped reserves in Raleigh County, West Virginia.

     Substantially all of the Company's wells have been drilled in co-ownership with thirteen Affiliated Drilling Partnerships which the Company, or its affiliate, EFC, has syndicated and sponsored. All of the Affiliated Drilling Partnerships have engaged in primarily development drilling in Washington, Athens and Meigs Counties, Ohio. All of the Affiliated Drilling Partnerships are structured substantially the same way. The Affiliated Drilling Partnerships typically enter into a joint venture with the Company to drill and develop the wells. This joint venture is evidenced by a joint drilling and operating agreement ("JDOA") between the Company, as participant, project manager and driller-operator, and the Affiliated Drilling Partnership, as participant. Pursuant to the JDOA, drillsites are selected by the Company from its lease inventory. The Company is obligated to contribute drillsites to the joint ventures evidenced by the JDOA for each Affiliated Partnership on a drillsite-by-drillsite basis. No Affiliated Drilling Partnership has any right to develop any acreage "proved up" by the drilling of a well on its drillsite. See "Risk Factors -- Risks Associated With The Company -- Conflicts of Interest." The Company, as driller-operator, has discretion under the JDOA to select the target geological formation and depth of the wells to be drilled, and to make all operational decisions regarding drilling, completion (if warranted) or plugging and abandonment of the wells.

     The Company has historically drilled its wells with Affiliated Drilling Partnerships on a "functional allocation" basis. Pursuant to this arrangement, the Affiliated Drilling Partnership contributes to the joint venture drilling funds for intangible drilling costs in exchange for direct ownership of a working interest in the wells. The Company, on the other hand, contributes the drillsite, tangible well equipment, excess intangible drilling funds in the event of cost overruns and services in exchange for direct ownership of a working interest in the wells. The allocation of the percentage of the working interest owned between the Affiliated Drilling Partnership and the Company varies somewhat from program to program, but is generally based on the Company's estimate of the relative value contributed. The Company's direct ownership of the working interest of the wells in various Affiliate Drilling Partnerships ranges from approximately 7% to 20%. Under the JDOA, the Company, in its capacity as driller-operator under the JDOA, agrees to drill and complete (if warranted) or plug and abandon the wells on a "turnkey" basis for a "fixed price" or "adjustable fixed price" (based on depth of the well and number of zones stimulated). To the extent actual well development costs exceed the "turnkey price" or "adjustable turnkey price," the Company may experience a loss on drilling operations. However, to the extent actual drilling costs are less than the "turnkey price" or "adjustable turnkey price" received, the Company may realize a profit. Typically under a JDOA, the drilling funds are pre-paid to the Company, in its capacity as driller-operator, to allow the Company the opportunity to inventory drill sites, maintain a field office and line up drilling rigs, related equipment and crews.

     After Company wells are drilled and completed in its primary field of operations in southeastern Ohio, a flow line is constructed and the well is hooked up to the Gas Gathering System so that natural gas produced from the wells can be transported to market. The Company is responsible for managing all production operations concerning the wells and the Gas Gathering System. Such operations on the wells include equipment repairs and maintenance, well swabbing, production chart reading, accounting and administration. For performing such services, the Company generally receives a monthly, per-producing-well "tending" fee and is reimbursed, generally at cost, for equipment and generally charges standard rates for services provided to the wells. With respect to the Gas Gathering System, the Company maintains and repairs the equipment, monitors and reads gas meters, negotiates gas sales contracts and otherwise manages the system. For performing these services, the Company receives from the Pipeline Operating Partnership a monthly fee of $5,000 (subject to increase for inflation) and is reimbursed for materials, services and administrative overhead contributed toward managing the system. The Company, as the managing general partner in the Pipeline Operating Partnership, maintains a 28.74% interest in such partnership entitling it to 28.74% of the net revenues of the Pipeline Operating Partnership. For the year ended December 31, 1995, the Company's share of Pipeline Operating Partnership net revenue was $37,959.

     After a well has been completed and produced, and when a well is no longer capable of production in commercial quantities, the Company, as operator under the JDOA, is responsible for plugging the well and restoring the drillsite. Costs of plugging and restoration are shared by the participants under a JDOA according to the particular agreement. In substantially all cases, the Company's ownership interest in the wells results from its furnishing of the tangible well equipment. Accordingly, the Company is responsible, under the JDOA, for paying reclamation costs allocable to such tangible well equipment and is entitled to reclaim any salvageable tangible well equipment.

     The Company is participating as a non-operator with Clinton Gas Company in the development of two Rose Run/Trempeleau prospects in Ohio. The Company has a 25% working interest in the Chatham project, located in Medina County, Ohio, and a 25% working interest in the Wayne East project, located in Wayne County, Ohio. As of September 30, 1996, the Company has expended approximately $158,360, substantially all of which was spent in 1994 and 1995, in developing these projects. Thus far three dry holes have been drilled and neither of these projects has resulted in the completion of a commercial well. Management plans to expend no more than $50,000 in fiscal 1996 and 1997 in continued development of these projects with Clinton Gas Company. The Company has the option to continue its participation with Clinton Gas Company on these projects in an identified area of mutual interest comprised of approximately 5,000 acres in Medina and Wayne Counties, Ohio. It currently plans to seriously evaluate its continued participation in these projects, and there is no assurance that the Company will continue to participate in either project.

     In late 1995 and early 1996, the Company participated as a non-operator with Vector Drilling Company for a 1% working interest in the re-entry and attempted open hole completion of the Reed #3 well in Seminole County, Oklahoma. This project featured the test of relatively new proprietary technology involving short-radius re-entry, drilling and completion techniques. The Company expended $14,000 for its participation in this project which, to date, has not resulted in any commercial production from the well. The Company has the option to participate with Vector Drilling Company on similar projects within an approximate 10-mile radius of the Reed #3 well in the future, but currently has no plans to do so.

     The Company's primary revenues are derived from fees for services in connection with drilling and production operations with Affiliated Drilling Partnerships and industry partners, gas gathering and transportation revenues as well as management fees from the Pipeline Operating Partnership, management and administrative fees from Affiliated Drilling Partnerships and production revenues attributable to its working interest in wells. With respect to the Company's wells, for the year ended December 31, 1995, average daily production of natural gas was approximately 2 million cubic feet (2MMcf) and average monthly sale of oil was approximately 650 Bbls. With respect to the Company's wells, for the nine months ended September 30, 1996, average daily production of natural gas was approximately 2.4 million cubic feet (2.4 MMcf) and average monthly sale of oil was approximately 800 Bbls.

Oil and Gas Reserves

     The Company's oil and gas reserves are located in Ohio, West Virginia, and to a limited extent, in Oklahoma. Proved reserves represent estimated quantities of crude oil and natural gas which geological and engineering data demonstrate to be reasonably certain to be recoverable in the future from known reservoirs under existing economic and operating conditions. Proved developed oil and gas reserves are proved reserves that can be expected to be recovered through existing wells using existing equipment and operating methods. Proved undeveloped reserves are proved reserves expected to be recovered from new wells on undrilled acreage, or from existing wells at depths below the present bottom of the wells.

     The oil and gas reserve estimates as of December 31, 1995 and December 31, 1994 were reviewed and evaluated by Kim A. Walbe, independent certified geologist. Mr. Walbe also reviewed and evaluated the oil and gas reserve estimates relating to Beaver Coal Company Lease, located in West Virginia, as of October 1, 1996.

     The following tables summarize information with respect to the estimated net proved oil and gas reserves as reviewed and evaluated by the independent geologist attributable to the Company's interests in oil and gas properties as of December 31, 1994 and 1995; and attributable to the Company's interest in the Beaver Coal Company Lease only, as of October 1, 1996.


                     TOTAL ESTIMATED NET RESERVE QUANTITIES

Beaver Coal Company Lease Only -
West Virginia (acquired by Company as of July 16, 1996)         at October 1, 1996
                                                                ------------------


Total Proved Reserves: (1)
  Oil (Bbls)                                                                     0
  Natural Gas (Mcf)                                                     12,191,855
  Equivalent Bbls (BOE) (2)                                              2,031,976

Total Proved Undeveloped Reserves: (1)
  Oil (Bbls)                                                                     0
  Natural Gas (Mcf)                                                     12,191,855
  Equivalent Bbls (BOE) (2)                                              2,031,976

Total Proved Developed Reserves: (1)
  Oil (Bbls)                                                                     0
  Natural Gas (Mcf)                                                              0
  Equivalent Bbls (BOE) (2)                                                      0
----------------------

(1) Reserves are net to the Company's interest. Applicable royalties have been deducted from these volumes. No risk factors have been applied to any of these reserves.

(2) After conversion on the basis of 6 Mcf of natural gas to 1 barrel of crude oil.


Company - Ohio                                    at December 31,
                                                  ---------------
                                                 1994         1995
                                                 ----         ----
Total Proved Reserves: (1)
  Oil (Bbls)                                   21,922       20,851
  Natural Gas (Mcf)                           747,993    2,594,209
  Equivalent Bbls (BOE) (2)                   146,588      453,219


Total Proved Undeveloped Reserves: (1)
  Oil (Bbls)                                        0       10,616
  Natural Gas (Mcf)                                 0    1,801,569
  Equivalent Bbls (BOE) (2)                         0      310,877

Total Proved Developed Reserves: (1)
  Oil (Bbls)                                   21,922       10,235
  Natural Gas (Mcf)                           747,993      792,640
  Equivalent Bbls (BOE) (2)                   146,588      142,342
----------------------

(1) Reserves are net to the Company's interest. Applicable royalties have been deducted from these volumes. No risk factors have been applied to any of these reserves.

(2) After conversion on the basis of 6 Mcf of natural gas to 1 barrel of crude oil.


     A reason for the substantial difference in total proved reserves of the Company's Ohio natural gas from 1994 to 1995 is that the Company did not include any proved undeveloped reserves in its reserve calculations until 1995. In addition, the Company acquired proved reserves with its Dupont Field acquisition in 1995.

Company - West Virginia                           at December 31,
                                                  ---------------
                                                 1994         1995
                                                 ----         ----
Total Proved Reserves: (1)
  Oil (Bbls)                                        0            0
  Natural Gas (Mcf)                                 0      970,318
  Equivalent Bbls (BOE) (2)                         0      161,720

Total Proved Undeveloped Reserves: (1)
  Oil (Bbls)                                        0            0
  Natural Gas (Mcf)                                 0      503,504
  Equivalent Bbls (BOE) (2)                         0       83,918

Total Proved Developed Reserves: (1)
  Oil (Bbls)                                        0            0
  Natural Gas (Mcf)                                 0      466,814
  Equivalent Bbls (BOE) (2)                         0       77,802
------------------------

(1) Reserves are net to the Company's interest. Applicable royalties have been deducted from these volumes. No risk factors have been applied to any of these reserves.

(2) After conversion on the basis of 6 Mcf of natural gas to 1 barrel of crude oil.

Company - Oklahoma                        at December 31,
                                          ---------------
                                           1994    1995
                                          ------  -------
Total Proved Reserves: (1)
  Oil (Bbls)                                   0    1,489
  Natural Gas (Mcf)                            0        0
  Equivalent Bbls (BOE) (2)                    0    1,489

Total Proved Undeveloped Reserves: (1)
  Oil (Bbls)                                   0        0
  Natural Gas (Mcf)                            0        0
  Equivalent Bbls (BOE) (2)                    0        0

Total Proved Developed Reserves: (1)
  Oil (Bbls)                                   0    1,489
  Natural Gas (Mcf)                            0        0
  Equivalent Bbls (BOE) (2)                    0    1,489
----------------------

(1) Reserves are net to the Company's interest. Applicable royalties have been deducted from these volumes. No risk factors have been applied to any of these reserves.

(2) After conversion on the basis of 6 Mcf of natural gas to 1 barrel of crude oil.

Discounted Present Value of Future Net Revenues

     The following tables represents the estimated future net revenues (SEC Method) and the present value of the future estimated net reserves from the proved developed producing, proved developed non-producing and proved undeveloped reserves of the Company as of December 31, 1994 and as of December 31, 1995, as reviewed and evaluated by Kim A. Walbe, independent certified geologist. The tables also include the estimated future net revenues (SEC Method) and the present value of the future estimated net reserves from proved undeveloped reserves of the Company's Beaver Coal Company Lease only as of October 1, 1996, as reviewed and evaluated by Kim A. Walbe, independent certified geologist.

        With respect to the tables below, the Estimated Discounted Present Value of Future Net Cash Flows from Proved Oil and Gas Reserves is computed assuming a constant price of $3.00 per Mcf. The weighted average price earned by the Company for gas produced for the calendar year 1995 was $3.22 per Mcf.

ESTIMATED DISCOUNTED PRESENT VALUE OF FUTURE NET CASH FLOWS FROM PROVED OIL AND
                                  GAS RESERVES


Beaver Coal Company Lease Only - West Virginia
(acquired by Company as of July 16, 1996)       at October 1, 1996
                                                ------------------

Proved Developed Producing

     Oil (Bbl)                                             0
     Natural Gas (Mcf)                                     0
Proved Developed Non-Producing
     Oil (Bbl)                                             0
     Natural Gas (Mcf)                                     0
Proved Undeveloped
     Oil (Bbl)                                             0
     Natural Gas (Mcf)                            12,191,855

Estimated Future Net Cash Flows
  Before Income Tax
     Proved Producing                            $         0
     Proved Non-Producing                                  0
     Proved Undeveloped                           23,231,988
                                                 -----------
       Total                                     $23,231,988
                                                 ===========

Estimated Future Net Cash Flows
  Before Income Taxes
  Discounted at 10%
     Proved Producing                            $         0
     Proved Non-Producing                                  0
     Proved Undeveloped                           13,392,565
                                                 -----------
       Total                                     $13,392,565
                                                 ===========


Company - Ohio                           at December 31,
                                         ----------------
                                         1994        1995
                                         ----        ----
Proved Developed Producing
     Oil (Bbl)                         21,922       6,309
     Natural Gas (Mcf)                747,993     579,777
Proved Developed Non-Producing
     Oil (Bbl)                              0       3,926
     Natural Gas (Mcf)                      0     212,863
Proved Undeveloped
     Oil (Bbl)                              0      10,616
     Natural Gas (Mcf)                      0   1,801,569

Estimated Future Net Cash Flows
  Before Income Tax
     Proved Producing              $1,346,085  $1,166,251
     Proved Non-Producing                   0     401,898
     Proved Undeveloped                     0   2,070,351
                                   ----------  ----------
       Total                       $1,346,085  $3,638,500
                                   ==========  ==========

Estimated Future Net Cash Flows
  Before Income Taxes
  Discounted at 10%
     Proved Producing              $  832,924  $  686,962
     Proved Non-Producing                   0     247,900
     Proved Undeveloped                     0     898,053
                                   ----------  ----------
       Total                       $  832,924  $1,832,915
                                   ==========  ==========


Company - West Virginia                  at December 31,
                                         ----------------
                                         1994        1995
                                         ----        ----
Proved Developed Producing
     Oil (Bbl)                              0           0
     Natural Gas (Mcf)                      0     389,796
Proved Developed Non-Producing
     Oil (Bbl)                              0           0
     Natural Gas (Mcf)                      0      77,018
Proved Undeveloped
     Oil (Bbl)                              0           0
     Natural Gas (Mcf)                      0     503,504

Estimated Future Net Cash Flows
  Before Income Tax
     Proved Producing                       0  $  901,119
     Proved Non-Producing                   0      59,103
     Proved Undeveloped                     0     637,232
                                           --  ----------
       Total                               $0  $1,597,454
                                           ==  ==========

Estimated Future Net Cash Flows
  Before Income Taxes
  Discounted at 10%
     Proved Producing                      $0  $  503,666
     Proved Non-Producing                   0      31,847
     Proved Undeveloped                     0     339,300
                                           --  ----------
       Total                               $0  $  874,813
                                           ==  ==========


Company - Oklahoma                 at December 31,
                                   ---------------
                                   1994     1995
                                   -----  --------
Proved Developed Producing
     Oil (Bbl)                         0     1,489
     Natural Gas (Mcf)                 0         0
Proved Developed Non-Producing
     Oil (Bbl)                         0         0
     Natural Gas (Mcf)                 0         0
Proved Undeveloped
     Oil (Bbl)                         0         0
     Natural Gas (Mcf)                 0         0

Estimated Future Net Cash Flows
  Before Income Tax
     Proved Producing              $   0   $21,691
     Proved Non-Producing              0         0
     Proved Undeveloped                0         0
                                   -----   -------
       Total                       $   0   $21,691
                                   =====   =======

Estimated Future Net Cash Flows
  Before Income Taxes
  Discounted at 10%
     Proved Producing              $   0   $12,921
     Proved Non-Producing              0         0
     Proved Undeveloped                0         0
                                   -----   -------
       Total                       $   0   $12,921
                                   =====   =======

     For additional information concerning the discounted future net cash flows to be derived from the Company's reserves, see the Supplemental Information to Financial Statements included elsewhere herein.

     The Company has filed estimates of its reserves with the United States Department of Energy, Annual Survey of Domestic Oil and Gas Reserves, for the year ending December 31, 1995. In this filing the Company reported proved reserves of 163,232 Bbl of oil and 9,336,403 Mcf of natural gas in gross. The proved reserve information presented in this Prospectus at 22,340 Bbl of oil and 3,564,527 Mcf for natural gas are reported net to the Company's interest in accordance with Securities and Exchange Commission guidelines.

     There are numerous uncertainties inherent in estimating oil and gas reserves and their values, including many factors beyond the control of the producer. The reserve data set forth in this Prospectus represents estimates only. The meaningfulness of such estimates is highly dependent upon the accuracy of the assumptions upon which they were based. Reserve engineering and evaluation is a subjective process of estimating underground accumulations of oil and gas that cannot be measured in an exact manner. The accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. As a result, estimates of different engineers and geologists often vary. In addition, estimates of reserves are subject to revision by the results of drilling, testing and production subsequent to the date of such estimate. Accordingly, reserve estimates are often different from the quantities of oil and gas that are ultimately recovered. While the reserve estimate presented herein is believed to be reasonable, it should be viewed with the understanding that subsequent reservoir performance, the timing and success of future development drilling and changes in pricing structure or market demand will affect the reserve estimate. See "Risk Factors -- Risks Associated with the Company -- Geologist's Estimates of Reserves and Future Net Revenue."

     In general, the volume of production from oil and gas properties declines as reserves are depleted. Except to the extent the Company acquires properties containing proven reserves or conducts successful exploration and development activities, or both, the proven reserves of the Company will decline as reserves are produced. The Company's future oil and gas production is, therefore, highly dependent upon its level of success in acquiring or developing additional reserves.

Producing Wells

     The following table sets forth certain information regarding the Company's ownership, as of December 31, 1995, of productive wells in the areas indicated. For purposes of this table, productive wells are producing wells and wells capable of production. A gross well is a well in which a working interest is owned by the Company. The number of gross wells is the total number of wells in which the Company owns a working interest. A net well is deemed to exist when the sum of the fractional ownership interests in gross wells equals one. The number of net wells is the sum of the fractional working interests owned by the Company in gross wells expressed as whole numbers and fractions thereof.


                            PRODUCTIVE WELL SUMMARY
                               December 31, 1995

                     Oil                Natural Gas               Total
               ---------------     ------------------       ----------------
                 Gross  Net          Gross       Net          Gross     Net
                 -----  ---          -----       ---          -----     ---

Ohio             10     1.17          147       16.73         157      17.90
West Virginia     2      .29            7        4.44           9       4.73
                 --     ----          ---       -----         ---      -----
Total            12     1.46          154       21.17         166      22.63
                 ==     ====          ===       =====         ===      =====

     As of December 31, 1995, the Company owned four gross wells (.5312906 net wells) which were either awaiting completion or temporarily shut-in awaiting rework.

     The following table sets forth certain information regarding the Company's ownership, as of September 30, 1996, of productive wells in the areas indicated.


                            PRODUCTIVE WELL SUMMARY
                               September 30, 1996

                     Oil                Natural Gas               Total
               ---------------     ------------------       -----------------
                 Gross  Net          Gross       Net          Gross     Net
                 -----  ---          -----       ---          -----     ---
Ohio              10    1.17          154        18.11          164    19.28
West Virginia      2     .29            9         4.85           11     5.14
                  --    ----          ---        -----          ---    -----
Total             12    1.46          163        22.96          175    24.42
                  ==    ====          ===        =====          ===    =====

     As of September 30, 1996, the Company owned five gross wells (.706472 net wells) which were either awaiting completion or temporarily shut-in awaiting rework.

Production Volumes; Average Prices and Production Costs

     The following table sets forth certain information regarding the production volumes of, average sales prices received for, and average production costs associated with, the Company's sales of oil and gas for the periods indicated.

                                            at December 31,
                                            ---------------
                                      1993       1994         1995
                                  ----------  ----------   ----------
Net Production:
  Oil (Bbls)                           1,078       1,292       1,166
  Natural Gas (Mcf)                  140,489      99,587      91,119
  Total (BOE)                         24,493   17,889.84   16,352.50

Average Sales Price:
  Oil ($/Bbl)                       $  17.32  $    15.28  $    16.48
  Natural Gas ($Mcf)                $   2.73  $     2.75  $     2.34

Average Production Lifting Cost:
  ($/BOE) (1)                       $   6.05  $     4.36  $     4.92
---------------------

(1) Includes direct lifting costs (labor, repairs and maintenance, materials and supplies) and property and severance taxes.

Development, Exploration and Acquisition Expenditures

     The following table sets forth certain information regarding the costs incurred by the Company in its development, exploration and acquisition activities on its Ohio, West Virginia and Oklahoma properties during the periods indicated.

                                Year Ended December 31,
                                -----------------------
                                    1994        1995
                                    ----        ----

Development Costs                 $  885,711   $695,758
Exploration Costs                    145,785     31,721
Acquisition Costs
     Proved Properties               124,768    195,118
                                   ---------   --------
Total Capital
    Expenditures                   $1,156,264  $922,597
                                   ==========  ========


Recent Drilling Activities

     The Company has drilled or participated in the drilling of wells in its Ohio, West Virginia and Oklahoma properties as set out in the tables below for the periods indicated.

Ohio                         Development Wells
                             -----------------
                          Year Ended December 31,
                          -----------------------

                    1993                  1994                    1995
            -------------------   --------------------    --------------------
               Gross   Net            Gross   Net            Gross      Net
               -----  ------          -----   ---            -----      ---
Oil              3     .4366            1     .5000            0           0
Natural Gas     20    2.4179           20    3.7182           17    2.741222
Dry              2     .1515            1     .1544            1     .150000
                --    ------           --    ------         ----    --------
 Total          25    3.0060           22    4.3726           18    2.891222
                ==    ======           ==    ======         ====    ========



                             Exploratory Wells
                             -----------------


Ohio                           Year Ended December 31,
                               -----------------------
                    1993                 1994                 1995
             -----------------    -----------------    ------------------
               Gross     Net        Gross     Net        Gross      Net
               -----    ----        -----     ---        -----      ---
Oil              0        0           0         0          0           0
Natural Gas      0        0           0         0          0           0
Dry              0        0           1       .25          2        .155
                 -        -           -       ---          -        ----
 Total           0        0           1       .25          2        .155
                 =        =           =       ===          =        ====

Oklahoma                         Exploratory Wells
                                 -----------------
                              Year Ended December 31,
                              -----------------------

                     1993                 1994                 1995
             -----------------    -----------------    ------------------
               Gross     Net        Gross     Net        Gross      Net
               -----    ----        -----     ---        -----      ---
Oil              0       0            0         0          0         0
Natural Gas      0       0            0         0          0         0
Dry              0       0            0         0          1       .01
                 -       -            -         -          -       ---
 Total           0       0            0         0          1       .01
                 =       =            =         =          =       ===

     The Company has drilled 15 gross wells (2.98 net wells) year to date through September 30, 1996. Five development wells drilled in 1996 are producing from the Oriskany sand and eight wells are producing from the Clinton/Medina sands in southeastern Ohio. The producing wells have proved up an additional three developmental drilling sites on acreage held by the Company. This acreage, as of December 31, 1995, was not included as proved undeveloped reserves. Also in 1996, the Company participated as a non-operator with industry partners in two exploratory wells drilled to the Knox (Trempeleau) formation in Ohio. These tests were dry holes.

Properties

     Leasehold Acreage. As of December 31, 1995, the Company owned approximately 25,260 oil and gas leasehold acres located in Washington County, Ohio, approximately 5,071 acres located in Athens County, Ohio, approximately 4,307 acres located in Meigs County, Ohio, approximately 1,403 acres located in Wood County, West Virginia, approximately 104 acres located in Noble County, Ohio, and approximately 43 acres located in Morgan County, Ohio.

     In late 1995, the Company acquired approximately 1,403 leasehold acres, all held by production, in Wood County, West Virginia (the "Dupont Field"), across the Ohio River from the Company's principal area of operation in southeastern Ohio. The cost to the Company of acquisition of the Dupont Field was $75,000. An additional 4,000 undeveloped acres in the area are available for lease and are in the process of being acquired by the Company.

     On July 16, 1996 the Company acquired its largest oil and gas leasehold, a nearly contiguous 17,000 acre tract located in proximity to major independent producer fields near Beckley, in Raleigh County, West Virginia (the "Beaver Coal Company Lease"). The cost to the Company of acquisition of the Beaver Coal Company Lease was $170,000. This area is proximate to significant producing wells. In order to hold this acreage, the Company is required to provide a minimum royalty on the entire tract equal to $5 per acre, subject to reduction by $1 per acre for every well drilled during the first year; provide that, at such point as the Company has drilled 20 wells on the lease, the minimum royalty, while still owed, is not a condition to retaining title to remaining undrilled acreage.

     The following table sets forth certain information regarding the Company's developed and undeveloped leasehold acreage as of December 31, 1995.

                               Leasehold Acreage
                               -----------------

                   Developed            Undeveloped           Total
               -------------------  ------------------  -------------------
                 Gross      Net       Gross     Net       Gross      Net
                 ------    -----      -----     ---       -----      ---

Ohio             14,600    2,045      20,185   20,185     34,785    22,230
West Virginia     1,403    1,403           0        0      1,403     1,403
                 ------    -----      ------   ------     ------    ------

Total            16,003    3,448      20,185   20,185     36,188    23,633
                 ======    =====      ======   ======     ======    ======

     Note that the above table does not include the approximately 17,000 acre Beaver Coal Company Lease in Raleigh County, West Virginia which was acquired on July 16, 1996 or approximately 4,000 acres acquired during 1996 in southeastern Ohio and Wood County, West Virginia, thus providing the Company with current oil and gas leasehold acreage of approxiamtely 55,000 acres.

     Substantially all of the Company's Ohio and West Virginia leases are subject to landowner royalties of 12.5% and, occasionally, subject to additional overriding royalty interests of 3.125%. Thus, the net revenue interest of the Company's Ohio and West Virginia leases generally ranges from 87.5% to 84.375%.

Competition

     The exploration for and production of oil and natural gas is highly competitive. In seeking to obtain desirable properties, leases and exploration prospects, the Company faces competition from both major and independent oil and natural gas companies, as well as from numerous individuals and drilling programs. Extensive competition also exists in the market for natural gas produced by the Company. Many of these competitors have financial and other resources substantially greater than those available to the Company and, accordingly, may be better positioned to acquire and exploit prospects, hire personnel and market production. In addition, many of the Company's larger competitors may be better able to respond to the factors which affect the demand for oil and natural gas production such as changes in worldwide oil and natural gas prices and levels of production, the cost and availability of alternative fuels and the application of government regulations.

Markets

    General. The revenues generated from the Company's oil and gas operations are highly dependent upon the prices of and the demand for its oil and gas production. The prices received by the Company for its oil and gas production depend upon numerous factors beyond the Company's control. Future decreases in the prices of oil and gas production depend upon numerous factors beyond the Company's control. Future decreases in the prices of oil and gas would have an adverse effect on the Company's proved reserves, revenues, profitability and cash flow. See "Risk Factors -- Risks Associated With Oil and Gas Industry."

    Although the Company in the past has not entered into any crude oil or natural gas price swaps or other similar hedging transactions for the purpose of reducing its exposure to future price fluctuations, it may engage in such transactions from time to time in the future as management deems it advisable to do so.

    Gas Sales. Natural gas produced from completed wells must be transported through pipeline systems in order to get to market. In the Company's primary fields of operations in southeastern Ohio (the "Bartlett Field" and the "Torch Field," respectively) substantially all completed wells are connected to the Gas Gathering System which collects the gas from wells in the field, sends it through compressor stations to enhance transportability and delivers it to the East Ohio Company interstate pipeline and to Columbia Gas Company interstate pipeline. The Gas Gathering System is owned by the Pipeline Operating Partnership, an affiliate of the Company. The Company, for its own account and on behalf of the Affiliated Drilling Partnerships it manages, has entered into a gas servicing agreement (the "Gas Servicing Agreement") with the Pipeline Operating Company pursuant to which all natural gas produced from wells connected to the Gas Gathering System is purchased by the Pipeline Operating Partnership and subsequently resold. The price received by the Company for its gas is a function of what the Pipeline Operating Company sells it for on the market (i.e. the "Adjusted Gas Price Spread"). The Gas Servicing Agreement thus provides for gas purchased from the Company and Affiliated Drilling Partnerships on a "net back" basis. As of September 30, 1996, the Adjusted Gas Price Spread with respect to the Gas Servicing Agreement was $0.41 per Mcf in the Company's Bartlett Field and $0.36 per Mcf in the Company's Torch Field where no compression is used.

    Natural gas produced from the Company's wells is sold by the Pipeline Operating Partnership pursuant to one or more gas sales contracts to gas marketers, interstate or intrastate pipelines, local utilities or industrial end users in the area. Over the twelve month period ended September 30, 1996, gross natural gas prices received by the Company for its natural gas in Ohio ranged from $2.28 to $5.32 per Mcf before royalties and gathering and transportation costs.

    The Company did not begin receiving production revenues for its West Virginia production until August of 1996. Such production revenues related to April of 1996 production. Prior to that time the Dupont Field in Wood County, West Virginia, acquired by the Company in late 1995, was undergoing rework. The gross natural gas prices received by the Company for its natural gas in West Virginia for production sold in May through August of 1996 (such production revenues having been received by the Company in August through November of 1996) ranged from $2.98 to $3.42 per Mcf.

Offices and Employees

     The Company's administrative offices are located in Suite 200, 280 Fort Sanders West Boulevard, Knoxville, Tennessee, 37922. At this office, all executive management, financial, accounting and general administrative functions for the Company and its related partnerships are performed. In addition to its principal executive officers, Messrs. Torrey, Remine and Cooper, the Company has a full-time controller and two full-time and one part-time administrative support employees at the Knoxville office.

     The Company's field offices are located in Washington County at 106 Front Street, Marietta, Ohio. Geological, engineering and exploration and production activities are coordinated at this office. The Company employs one geologist and one full-time and two part-time administrative support employees at its field office. In addition, the Company employs five pumpers in the field in southeastern Ohio. On an as-needed basis, the Company retains consulting petroleum engineers and geologists. The Company's principal field operations, its natural gas and oil wells and its Gas Gathering System are located in Washington, Athens and Meigs Counties in southeastern Ohio and Wood County, West Virginia.

Regulation

    General. Oil and gas exploration, production and related operations are subject to extensive rules and regulations promulgated by federal and state agencies. Failure to comply with such rules and regulations can result in substantial penalties. The regulatory burden on the oil and gas industry will increase the Company's cost of doing business and will affect its profitability. Because such rules and regulations are frequently amended or interpreted, the Company is unable to predict the future cost or impact of complying with such laws. Many state authorities require permits for drilling operations, drilling bonds and reports concerning operation and impose other requirements relating to the exploration and production of oil and gas. Such states also have statutes or regulations addressing conservation matters, including provisions for the pooling of oil and gas properties, the establishment of maximum rates of production from oil and gas wells and the regulation of spacing, plugging and abandonment of such wells. The statutes and regulations may also limit the rate at which oil and gas can be produced from certain properties.

    Oil and gas operations are regulated by an agency of state government in every state of the United States. In Ohio and West Virginia, where most of the Company's oil and gas properties are located, such regulation is by the Ohio Department of Natural Resources and the West Virginia Division of Environmental Protection Office of Oil and Gas, respectively. These states, as well as most other states, each impose a comprehensive statutory and regulatory scheme with respect to gas and oil operations. Among other things, such regulations involve
(a) a new well permit and well registration requirements, procedures and fees,
(b) minimum well spacing requirements, (c) restrictions on well locations and underground gas storage, (d) certain well site restoration, groundwater protection and safety measures, (e) landowner notification requirements, (f) certain bonding or other security measures, (g) various reporting requirements,
(h) well plugging standards and procedures, and (i) broad enforcement powers. The Company anticipates that such regulations could in some cases cause delays in obtaining well permits; however, it does not expect that such delays will have a material adverse impact upon the proposed operations. The environmental regulation enforcement agencies of Ohio, West Virginia and other states in which the Company presently operates, or may operate, have been granted broad regulatory and enforcement powers which are likely to create additional financial and operational burdens on gas and oil operations like those of the Company. Ohio, West Virginia and most other states also have in place other pollution and environmental control laws which have become increasingly burdensome in recent years. Enforcement efforts with respect to gas and oil operations have recently increased and it can be anticipated that such regulation will expand and have a greater impact on future gas and oil operations. To the best knowledge of management, the Company has complied in all material respects with applicable regulatory requirements of the states in which it operates. To date, the Company has received no material notice of violation or complaint concerning its compliance with environmental laws. In the ordinary course of operations, the Company has, on occasion, in the past, and may in the future, receive notices by environmental regulators of minor, nonmaterial matters such as the need to post or repair a sign or to restore a drillsite in a particular manner. When any such notice is received by the Company, it is immediately dealt with and the situation corrected, if corrective action is required.

     Environmental Regulation. The Company is subject to numerous laws and regulations governing the discharge of materials into the environment or otherwise relating to environmental protection. These laws and regulations may require the acquisition of a permit before drilling commences, restrict the types, qualities and concentration of various substances that can be released into the environment in connection with drilling and production activities, limit or prohibit drilling activities on certain lands lying within wilderness, wetlands and other protected areas, and impose substantial liabilities for pollution resulting from the Company's operations. Moreover, the recent trend toward stricter standards in environmental legislation and regulation is likely to continue. For instance, legislation has been proposed in Congress from time to time that would reclassify certain oil and gas production wastes as "hazardous wastes," which reclassification would make such wastes subject to much more stringent handling, disposal and clean-up requirements. If such legislation were to be enacted, it could have a significant impact on the operating costs of the Company, as well as the oil and gas industry in general. It is not anticipated that the Company will be required in the near future to expend amounts that are material in relation to its total capital expenditure program by reason of environmental laws and regulations, but because such laws and regulations are frequently changed, the Company is unable to predict the ultimate cost of such compliance.

    The Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), also known as the "Superfund" law, imposes liability, without regard to fault or the legality of the original conduct, on certain classes of persons who are considered to have contributed to the release of a "hazardous substance" into the environment. These persons include the owner or operator of the disposal site or sites where the release occurred and companies that disposed or arranged for the disposal of the hazardous substances under CERCLA and may be subject to joint and several liability for the costs of cleaning up the hazardous substances that have been released into the environment and for damages to natural resources. It is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by the hazardous substances released into the environment.

    Crude Oil Regulation. Effective January 28, 1981, all federal controls of the price of domestically produced oil were abolished and, therefore, the price of oil sold after that date is subject only to supply, demand, competitive factors, the gravity of the crude oil, sulfur content differentials and other factors. Certain Federal reporting requirements are still in effect under U.S. Department of Energy regulations.

    Federal Gas Regulation.   The sale of natural gas is subject to regulation
of production, transportation and pricing by governmental regulatory agencies. Generally, the regulatory agency in the state where a producing natural gas well is located supervises production activities and the transportation of natural gas sold intrastate. The Federal Energy Regulatory Commission ("FERC"), which has succeeded to the authority of the Federal Power Commission, historically has regulated the interstate transportation of natural gas and pricing of natural gas sold for resale interstate; however, under the Natural Gas Policy Act of 1978 ("NGPA"), the price of intrastate, as well as interstate natural gas, is regulated by FERC.

    Price controls for natural gas production from new wells have been deregulated under the NGPA. Such deregulated gas production may be sold at market prices determined by supply, demand, BTU content, pressure, location of the wells, and other factors. The remaining categories of natural gas production were fully deregulated under the NGPA by January 1992, for existing wells. However, in the event there may exist a surplus of natural gas, it may be unlikely that the Company will receive in the near future substantial benefits from the deregulation of natural gas from new wells of the Company.

    Although the transportation and sale of gas in interstate commerce remains heavily regulated, FERC has recently sought to promote greater competition in natural gas markets by encouraging open access transportation by interstate pipelines, with the goal of expanding opportunities for producers to contract directly with local distribution companies and end-users. This policy, initially set forth in FERC Order 436, was generally affirmed on appeal by the United States Court of Appeals for the D.C. Circuit, but modifications were required by such court principally to the effect of this order on the significant "take-or-pay" liabilities of the pipeline industry.

    In response to the decision of the court, FERC issued Order 500, which provides that pipelines providing open access transportation service need not transport gas which a producer owned on June 23, 1987 (subject to certain exceptions), unless such producer signs a binding offer to credit gas volumes transported by the pipeline against the pipelines' take-or-pay liability with such producer under gas sales agreements with the pipelines which were effective as of June 23, 1987. If a producer seeking to have its gas transported was not the owner of such gas as of June 23, 1987, offers of take-or-pay credits must be supplied, in most situations, by the owners of the gas on that date in order for the gas to qualify for transportation under Order 500. The pipeline may, in its discretion, apply such credits against its take-or-pay liabilities under any contract containing a take-or-pay clause as of June 23, 1987, which it has with the producer who requests transportation. Although this crediting process ended December 31, 1990, the pipelines may apply credits already taken to offset future take-or-pay liability on contracts which are still being performed. The ultimate effect of Order 500 is difficult to assess at present, but it could adversely impact the ability of natural gas producers to secure transportation services necessary in connection with the sale of their product in interstate commerce, the prices which could be obtained in such sales, as well as the ability of such producers to retain the benefits of existing contracts containing take-or-pay provisions.

    On April 8, 1992, FERC issued Order 636, a comprehensive restructuring of interstate natural gas pipeline services. Under Order 636 all gas suppliers, including the interstate pipeline itself (in its role as merchant) will compete for gas purchases on an equal basis. The long-term objective of Order 636 is to promote fair competition among suppliers of gas to give consumers an adequate and reliable supply of natural gas at the lowest reasonable price. Order 636 accomplishes this objective by equalizing the access to and cost of transportation of gas sold by pipelines and non-pipelines; by providing pipelines a mechanism to recover reasonable and prudent costs of the restructuring; and by mandating a new type of pipeline transportation (the no-notice transportation service) so that non-pipeline gas suppliers can provide end users with gas supplies as dependably as can pipelines. The principal focus of the new transportation Order 636 is to provide equal quality service, whether the transporter is the pipeline as merchant, a non-pipeline seller or the buying customer.

    As a result of Order 636, major producers may have considerable advantages over smaller producers because of their control over extensive reserves of natural gas and the ability to give an attractive corporate warranty as an assurance that long-term supplies will be forthcoming now that no-notice firm transport service is mandated for firm shippers. A major producer might expect a premium price for the assured security of supply. Since pipelines may no longer be aggregating gas supplies for local development corporations ("LDC"s), major producers will face less competition in the market for large-volume, long-term supplies at least until other credit-worthy entities step in and fill the aggregation role.

    Order 636 is new and complex. It will be in the process of implementation over the next several years. Its direct and indirect impact on the industry and the Company cannot be measured or estimated at this time.

     Proposed Regulation.   A number of proposals have recently been, and are
being, considered in Congress and in the legislatures and agencies of various states which, if enacted, may significantly and adversely affect the oil and natural gas industry. Such proposals involve, among other things, the imposition of price controls on all categories of natural gas production, the imposition of land use controls (such as prohibiting drilling activities on certain Federal and state lands in roadless wilderness areas), the reinstatement of the windfall profits tax and other measures. At the present time, it is impossible to accurately predict which proposals, if any, will be enacted by Congress or the legislatures and agencies of various states and what effect any proposals which are enacted will have on the activities of the Company.

Insurance

    General. For its oil and gas operations, the Company maintains extensive insurance coverage (exceeding $10 million in the aggregate) to protect the Company, the Affiliated Drilling Partnerships, the Pipeline Operating Partnership and the Pipeline Income Partnership from liability and losses that could arise in connection with drilling, production or natural gas transportation activities involving gas or oil.

     A brief discussion of the Company's insurance policies is set forth below. The Company is the primary insured and the Affiliated Drilling Partnerships, the Pipeline Operating Partnership and the Pipeline Income Partnership are listed as an additional insured on the policies. Each of the policies are subject to certain terms, conditions, exclusions and limitations that may preclude the Company or an Affiliated Drilling Partnership from recovering damages, expenses and liabilities suffered, including, typically, damages and liabilities from or caused by (a) the violation of any Federal, state, or local statute, ordinance or regulation or (b) fines, penalties and punitive and exemplary damages or (c) war and terrorist acts (d) normal operation, including wear and tear, (e) faulty design or (f) dishonesty of employees, (g) professional liability, (h) failure to supply and (i) damage to underground equipment. Certain other exclusions that are customary in the insurance and oil and gas industries (such as the exclusion or limitation of coverage for costs related to the loss of diamond drill bits and in-hole salvage and fishing costs) may also apply. It is possible that the terms, conditions, exclusions and limitations described above may prevent the Company or an Affiliated Drilling Partnership from recovering the full amount of any damages, expenses and liabilities suffered by the Company or an Affiliated Drilling Partnership which arise from an accident.

    Comprehensive General Liability. The Company maintains a comprehensive general liability policy insured by The Federal Insurance Company with coverage limits of $1,000,000 per occurrence for bodily injury and property damage and $2,000,000 in the aggregate. Such policy provides coverage of $2,000,000 per occurrence and in the aggregate with respect to products and completed operations, $1,000,000 per occurrence and in the aggregate with respect to underground resources, and $500,000 stop gap liability coverage. This policy includes coverage for sudden and accidental seepage and pollution (subject to a limit of $250,000) care, custody and control, debris removal following a covered loss, broad form property damage, waiver of subrogation, contractual liability, non-operator working interest, blow-out and cratering, explosion, collapse and underground property damage.

    Automobile Liability. The Company maintains an automobile liability policy with coverage limits of $1,000,000 per occurrence for bodily injury and property damage and $1,000,000 in the aggregate.

    Umbrella Liability. The Company maintains an umbrella liability policy insured by The Federal Insurance Company with coverage limits of $10,000,000 per occurrence or series of occurrences arising out of one (1) event and, subject to certain limitations, in the aggregate. Such policy becomes effective only after underlying coverage limits of $1,000,000 for comprehensive general liability, $1,000,000 for automotive liability, and $500,000 for stop gap liability.

    The Company requires subcontractors to carry liability insurance and workers' compensation insurance as required by state law.

    Since November 1990, when the Company assumed operation of its first oil and gas wells, there have been no material claims against the Company's liability insurance policies. In the opinion of the Company's management, the Company's properties are adequately covered by insurance.



Legal Proceedings

     Neither the Company, its properties, nor any of its directors or officers, is involved in any material litigation or administrative proceedings, nor do any of them have any knowledge that any such litigation or proceeding may be contemplated.

                                   MANAGEMENT

Directors and Executive Officers

     The following table sets forth certain information regarding the Company's directors and the executive officers.

Name                         Age            Position                            Tenure with Company

Charles P. Torrey, Jr.        49  Chief Executive Officer, Director             Since its inception in 1990
Richard S. Cooper             47  President, Director, Legal Counsel            Since its inception in 1990
Robert L. Remine              48  Secretary, Treasurer, Director                Since its inception in 1990
John M. Johnston              37  Vice President - Exploration/Development      Since 1993

    Charles P. Torrey, Jr. - Chief Executive Officer; Director. Mr. Torrey is a founder, stockholder and director of the Company. Mr. Torrey's primary responsibilities at the Company include managing gas sales, capital formation and financial operations. Since 1988, Mr. Torrey has monitored and managed oil and gas investments for clients both as a fee-based monitor and/or as a managing general partner in the 1989 Drilling Program, the 1990 Drilling Program, the 1991 Drilling Program, and the 1992 Drilling Program. Mr. Torrey is a registered securities representative and stockholder, director and president of Equity Financial Corporation ("EFC"). Equity Financial Corporation is an NASD member, registered broker-dealer and investment advisor with the Securities Exchange Commission and is a registered broker-dealer and investment advisor in the States of Tennessee, Alabama, Georgia, Florida and Kentucky. As president of EFC, Mr. Torrey has devised and implemented investment plans for individuals, pension accounts and corporations and has managed over $40,000,000 in assets. Mr. Torrey received his Bachelor of Arts degree in 1971 from East Carolina University. In 1986, Mr. Torrey received his certification as a Certified Financial Planner from the College of Financial Planning, Denver, Colorado.

    Richard S. Cooper - President; Director. Mr. Cooper is a founder, stockholder and director of the Company. Mr. Cooper's primary responsibilities include all day-to-day management and administration of the Company. Mr. Cooper is licensed to practice law in the State of Tennessee and, prior to assuming his present position with the Company, engaged in the private practice of law in Knoxville, Tennessee. Mr. Cooper currently serves as general counsel to the Company, Messrs. Torrey and Remine, and EFC. Mr. Cooper serves as co-managing general partner of the 1991 Drilling Program and the 1992 Drilling Program. Mr. Cooper received his Bachelor of Science degree in business from the University of Tennessee in 1971 and his Juris Doctor degree from the University of Tennessee Law School in 1975.

    Robert L. Remine - Secretary and Treasurer; Director. Mr. Remine is a founder, stockholder and director of the Company. Mr. Remine is responsible for overview of all financial, tax and accounting matters of the Company. Since 1988, Mr. Remine has monitored and/or managed oil and gas investments for clients both as a fee-based monitor and as a managing general partner in the 1989 Drilling Program, the 1990 Drilling Program, the 1991 Drilling Program and the 1992 Drilling Program. Mr. Remine is a registered securities representative and stockholder, director and secretary and treasurer of EFC. In his position with EFC, Mr. Remine has developed and implemented investment plans for individuals, pension accounts and corporations and has managed over $40,000,000 in assets. Mr. Remine is a certified public accountant and received his Bachelor of Science degree in accounting from the University of Tennessee in 1973.

    John M. Johnston - Vice President - Exploration and Development. Mr. Johnston joined the Company as a petroleum geologist in December 1993 and became vice president - exploration and development in January of 1996. Mr. Johnston specializes in subsurface geological analysis, reservoir engineering, wellsite geology, well completion design and supervision and production maintenance. He also manages the use of advanced geologic (GeoGraphix) and reservoir engineering
(GEMS) computer programs. Prior to joining the Company, from 1987 through December of 1993, Mr. Johnston served as manager of geology and reservoir engineering for Halwell Company, Inc. of Marietta, Ohio and senior geologist and project manager for Energy Omega, Inc. of Marietta, Ohio, an affiliate of Halwell Company, Inc. From 1981 through 1986, Mr. Johnston worked as a staff exploration geologist for Chevron U.S.A. and Gulf Oil Corp. Mr. Johnston earned his Bachelor of Science degree in geology from the University of Illinois in 1981 and is presently working on his thesis in connection with a Masters of Science Degree in Geology at the University of Cincinnati. Mr. Johnston was awarded a Chevron Fellowship, was a Marathon Oil Scholar and an Edmund J. James Scholar. Mr. Johnston is currently president of the Ohio Geological Society and a member of the board of directors of the Southeastern Ohio Oil and Gas Association. He is a member of the American Association of Petroleum Geologists, the Society of Professional Well Log Analysts, the Ohio Geological Society, and the Ohio Oil and Gas Association.

Board of Directors

    Number of Directors; Terms. In accordance with the Company's Third Amended and Restated Charter and Fourth Amended and Restated Bylaws, there are currently three members of the Board of Directors, each of whom serve annual terms or until their successors are duly elected and qualified. Upon consummation of this Offering, there will be five members of the Board of Directors, at least two of whom must be outside directors. To qualify as an outside director for purposes of the Fourth Amended and Restated Bylaws, a director must be a "non-employee director" as defined under Rule 16b-3 under the Securities Exchange Act of 1934, or any successor provision thereto, and must not currently be or have been within the past year an officer or regular salaried employee of the Company. The initial two outside directors will be appointed by the three current directors (Messrs. Torrey, Remine and Cooper) within sixty days following the closing of this Offering. Commencing at the first annual meeting of shareholders after consummation of this Offering, the Board of Directors of the Company shall be divided into three classes, each class to consist as nearly as possible of one-third of the directors. The term of office of one class of directors shall expire each year with the initial term of office of the Class I directors expiring at the 1998 annual meeting of shareholders; the initial term of office of the Class II directors expiring at the 1999 annual meeting of the shareholders; and the initial terms of office of the Class III directors expiring at the 2000 annual meeting of shareholders. Commencing with the 1998 annual meeting of shareholders, the directors of the class elected at each annual meeting of shareholders shall hold office for a term of three years.

    Director Compensation. As compensation to outside directors, the Company plans to pay directors' fees not to exceed $2,500 per quarter, plus expenses. While not presently finalized, the Company is considering a program wherein up to one - half of directors' fees may, upon agreement between the Company and the director, be payable in shares of the Company's Common Stock, based on the value of the stock on the last day of each quarter. Inside directors will not receive compensation, but may be reimbursed for expenses.


    Observer Designated by Representatives. For a period of 24 months following the completion of this Offering, the Company will allow an observer designated by the Representatives and acceptable to the Company to attend all meetings of the Board of Directors. Such observer will have no voting rights, will be reimbursed for all out-of-pocket expenses incurred in attending meetings, and will receive compensation equal to that received by outside directors. The observer will be indemnified by the Company against all claims, liabilities, damages, costs and expenses arising out of his or her participation at Board of Directors meetings. The Company has been advised by the Representatives that Anthony B. Petrelli, senior vice president of Neidiger/Tucker/Bruner, Inc. will be the initial observer of meetings of the Board of Directors. The Company has agreed with the Representatives to hold meetings of its Board of Directors at intervals of not less than 90 days during the 24 month period.

Executive Compensation

    The following table sets forth the compensation paid to the Company's chief executive officer, president and any other executive officers who received annual compensation in excess of $100,000 (the "Named Executives") for services rendered in all capacities for the fiscal year ended December 31, 1996. The Company has written employment contracts (containing, among other things, confidentiality and noncompetition provisions) with each of the Named Executives. Pursuant to the employment agreements with the Named Executives, certain Named Executives will receive compensation in excess of $100,000 in the event of the resignation, retirement or other termination of employment. See "Management -- Employment Agreements."

                          Summary Compensation Table
                          --------------------------

                                                                                                        Long Term
                                                                Annual Compensation                    Compensation
                                              -------------------------------------------------        ------------
                                                                                                        Securities
                                                                               Other Annual             Underlying
       Name/Title               Year               Salary        Bonus        Compensation (1)          Options (#)
       ----------               ----               ------        -----        ----------------          -----------

Richard S. Cooper                1996             $136,000      $66,000            $34,100               75,000\\(2)\\
President                        1995             $126,980           $0            $22,100                   --
                                 1994             $141,793           $0            $10,000                   --
                                 1993             $197,563           $0           $176,000                   --

Charles P. Torrey, Jr.           1996              $24,000      $85,000            $34,100               75,000\\(2)\\
CEO                              1995              $45,000           $0            $22,100                   --
                                 1994              $12,268           $0                 $0                   --
                                 1993             $113,215           $0           $203,000                   --

Robert L. Remine                 1996              $24,000      $84,000            $34,100               75,000\\(2)\\
Secretary and Treasury           1995              $45,000           $0            $22,100                   --
                                 1994               $4,613           $0                 $0                   --
                                 1993             $121,354           $0           $122,000                   --

---------------------


(1) Represents other annual compensation paid or to be paid to the Named Executives, including such items as automobile allowance, health, disability and life insurance, contributions to retirement plans, and certain compensation assigned to the Named Executives as a stated amount in lieu of their respective interests in certain Affiliated Drilling Partnership net revenues previously assigned to them by the Company.



(2) Represents warrants to purchase up to 15,000 shares of Common Stock per year for five years commencing in 1997. The total number of shares of Common Stock each person can purchase pursuant to these warrants is 75,000. The warrants are exercisable at the price to the public of the Units in this Offering. Immediately prior to closing this Offering, the Common Stock of the Company will undergo a two-for-one stock split, thereby doubling the number of shares of Common Stock that can be purchased pursuant to the above-described warrants.

Employment Agreements


     Charles P. Torrey, Jr., Richard S. Cooper and Robert L. Remine. The Company has entered into employment agreements with each of Charles P. Torrey, Jr., as chief executive officer, with Richard S. Cooper, as president, and with Robert
L. Remine, as secretary and treasurer. Each of these employment agreements was effective January 1, 1997, continue for an initial term of five years and is subject to automatic annual renewal terms of one year each thereafter. Base salary for each of the employment agreements is $180,000 per year, subject to an annual increase of at least 6% per year plus any additional amount the Board of Directors may award. In addition, in each year in which the gross working interest revenue of the Company increases by at least 20% over its level in the preceding year, each of the employment agreements provides for a yearly performance bonus equal to 25% of the executive officer's base salary. Under the employment agreements, Messrs. Torrey, Cooper and Remine are each entitled to receive the following: a nonaccountable automobile allowance of $1,000 per month and reimbursement of itemized fuel, cleaning and related expenses; a life insurance policy in the face amount of $500,000 (with the employee to name the beneficiary) provided the employee is insurable at standard rates (and if extra premiums are incurred in order to insure the life of the employee, the employee will be responsible for payment of such additional premiums or may accept such reduced death benefit as may be purchased for the cost of standard premiums); medical, health and hospitalization insurance as provided to other executive officers; participation in any bonus or profit sharing plan, profit-sharing plan, qualified salary deferral plan or pension plan now or in the future adopted by the Company; three weeks paid vacation; and participation with the Company in the drilling of Company oil and gas wells by giving the employee the option to purchase a 1% carried working interest in any well drilled by the Company (other than in connection with syndicated existing or future Affiliated Drilling Program) for a price equal to 1% of the completion costs for the well (thereby being carried by the Company through the drilling and casing point).


     In the event of a termination of any of Messrs. Torrey, Cooper or Remine by the Company with or without cause, the employee shall be entitled to be paid a severance allowance equal to 24 months' salary (less amounts required to be withheld and deducted) plus any performance bonus, ratably apportioned. In the event any of Messrs. Torrey, Cooper or Remine are terminated without cause, such termination shall be preceded by 120 days advance written notice. No advance written notice is required to be given by the Company for a termination with cause.

     Messrs. Torrey, Remine and Cooper's employment agreements each contain confidentiality provisions (generally requiring that all the Company's confidential and proprietary data be kept confidential) and noncompetition provisions (generally providing that the employee will not directly or indirectly compete with the Company during the term of employment or for two years thereafter) for the benefit of the Company.


     John M. Johnston. The Company has entered into an employment agreement with John M. Johnston as vice president of exploration and development. This employment agreement is effective January 1, 1997, continues for an initial term of one year and is subject to automatic annual renewal terms of one year each thereafter. Base salary for the employment agreement is $72,000 per year. In addition, in each year in which the gross working interest revenue of the Company increases by at least 20% over its level in the preceding year, the employment agreement provides for a yearly performance bonus equal to 25% of Mr. Johnston's base salary. Under the employment agreement, Mr. Johnston will be entitled to receive the following: a nonaccountable automobile allowance including use, maintenance, repair and insurance of an automobile and reimbursement of itemized fuel, cleaning and related expenses; a life insurance policy in the face amount of $200,000 (with the employee to name the beneficiary) provided the employee is insurable at standard rates (and if extra premiums are incurred in order to insure the life of the employee, the employee will be responsible for payment of such additional premiums or may accept such reduced death benefit as may be purchased for the cost of standard premiums); medical, health and hospitalization insurance as provided to other employees; participation in any bonus or profit sharing plan, profit-sharing plan, qualified salary deferral plan or pension plan now or in the future adopted by the Company; and two weeks paid vacation.


     In the event of a termination of Mr. Johnston by the Company with or without cause, he shall be entitled to be paid a severance allowance equal to one year's salary (less amounts required to be withheld and deducted) plus any performance bonus, ratably apportioned. In the event Mr. Johnston is terminated without cause, such termination shall be preceded by 120 days advance written notice. No advance written notice is required to be given by the Company for a termination with cause.

     Mr. Johnston's employment agreement contains confidentiality provisions (generally requiring that all the Company's confidential and proprietary data be kept confidential) and noncompetition provisions (generally providing that the employee will not directly or indirectly compete with the Company during the term of employment or for one year thereafter) for the benefit of the Company.

Benefit Plans

     Stock Option Plan. The Company's Stock Option Plan (effective January 1,
1997) was approved by the Board of Directors and stockholders of the Company on September 18, 1996. The Stock Option Plan provides for the grant of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, and options which do not constitute incentive options to officers, directors (other than outside directors), employees and advisors of the Company or a subsidiary of the Company. A total of 300,000 shares of Common Stock have been authorized and reserved for issuance under the Stock Option Plan, subject to adjustment to reflect changes in the Company's capitalization in the case of a stock split, stock dividend or similar event. The Stock Option Plan will be administered by the Compensation Committee, which will consist of the Company's two outside directors. The Compensation Committee will have the sole authority to interpret the Stock Option Plan, to determine the persons to whom options will be granted (the Compensation Committee may receive recommendations on this subject from management), to determine the basis upon which the options will be granted, and to determine the exercise price, duration and other terms of options to be granted under the Stock Option Plan; provided that, (i) the exercise price of each option granted under the Stock Option Plan may not be less than the fair market value (110% of fair market value in the case of incentive stock options granted to holders of more than 10% of the voting power of the Company at the time of grant), of the Common Stock on the day of the grant of the option, (ii) the exercise price must be paid in cash upon exercise of the option, (iii) no option may be exercisable more than 10 years after the date of grant (5 years in the case of holders of more than 10% of the voting power of the Company at the time of grant), and (iv) no option is transferable other than by will or the laws of descent and distribution. No option is exercisable after an optionee ceases to be employed by the Company or a subsidiary of the Company, subject to the right of the Compensation Committee to extend the exercise period for not more than 90 days following the date of termination of an optionee's employment. An optionee who was a director or advisor may exercise his option at any time within 90 days after such optionee's status as a director or advisor terminates to the extent he was entitled to exercise such option at the date of termination of his status. If an optionee's employment is terminated by reason of disability, the Compensation Committee has the authority to extend the exercise period for not more than one year following the date of termination of the optionee's employment or service as an advisor or director. If an optionee dies and holds options not fully exercised, such options may be exercised in whole or in part within one year of the optionee's death by the executors or administrators of the optionee's estate or by the optionee's heirs. The vesting period, if any, specified for each option will be accelerated upon the occurrence of a change of control or threatened change of control of the Company.

     Outside Directors Stock Option Plan. The Outside Directors Stock Option Plan (effective January 1, 1997) was approved by the Board of Directors and Stockholders of the Company on September 18, 1996. A total of 50,000 shares of Common Stock have been authorized and reserved for issuance under the Outside Directors Stock Option Plan, subject to adjustment to reflect changes in the Company's capitalization in the case of a stock split, stock dividend or similar event. The Outside Directors Stock Option Plan will be administered by the Board of Directors of the Company. The Board of Directors has authority to interpret the Outside Directors Stock Option Plan, to determine the persons to whom options will be granted, to determine the basis upon which the options will be granted, and to determine the exercise price, duration and other terms of options to be granted under the Outside Directors Stock Option Plan; provided that, (i) the exercise price of each option granted under the Plan may not be less than the fair market value of the Common Stock on the day of the grant of the option, (ii) the exercise price must be paid in cash upon exercise of the option, (iii) no option may be exercisable more than 10 years after the date of grant, and (iv) no option is transferable other than by will or the laws of descent and distribution. If an optionee's status as an outside director is terminated for any reason other than death, the optionee may exercise his option at any time within 90 days after such termination to the extent it was then exercisable. If an optionee dies while an Outside Director and shall not have fully exercised options granted under the Outside Directors Stock Option Plan, such options may be exercised in whole or in part within six months of the optionee's death by the executors or administrators of the optionee's estate or by the optionee's heirs. The vesting period, if any, specified for each option will be accelerated upon the occurrence of a change of control or threatened change of control of the Company.

     Options under the Outside Directors Stock Option Plan will be granted only to "outside directors" selected by the Board of Directors. Outside Directors shall mean only those directors of the Company or a subsidiary of the Company who are "non-employee directors" as defined under Rule 16b-3 under the

Securities Exchange Act of 1934 and who are not currently and have not in the past year been officers or regular salaried employees of the Company.

     Restrictions on Options and Warrants to Directors, Officers, Employees, 5% Shareholders and Affiliates. The Company will not grant options or warrants for its Common Stock in excess of 15% of the outstanding shares of Common Stock to officers, directors, employees, 5% shareholders or affiliates for a period of one year following the Offering.

Indemnification of Officers and Directors

     According to the Fourth Amended and Restated Bylaws of the Company, any director or officer, or his executor or administrator, will be entitled to indemnification from losses and advancement of expenses incurred personally as a result of his status as a director or an officer of the Company in accordance with the Tennessee Business Corporation Act.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company on the successful defense of any action, suit or proceeding) is asserted by such a director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                            PRINCIPAL STOCKHOLDERS


     The following table sets forth certain information regarding certain principal stockholders' beneficial ownership of the Common Stock of the Company as of the date of this Prospectus and as adjusted to reflect the sale of Units offered hereby. The beneficial ownership of Common Stock of these principal stockholders assumes that (a) all 450,000 pre-stock split shares of Preferred Stock have been converted into Common Stock on a one share - to - one share basis, (b) certain Common Stock purchase warrants owned by them and vested as of January 1, 1997 have been exercised, and (c) the two - for - one stock split intended to occur immediately prior to completion of this Offering has occurred. The principal stockholders included in the following table are: (i) each person known by the Company to be the beneficial owner of more than five percent of the total outstanding shares of Common Stock of the Company, (ii) each director or executive officer of the Company, (iii) all directors and executive officers of the Company as a group, (iv) all holders of Preferred Stock. The following table does not assume that any Series A Warrants or Representatives' Warrants have been exercised. Except as otherwise indicated all persons listed below have record and beneficial ownership and sole voting power and investment power with respect to their shares of Common Stock (except to the extent that authority is shared by spouses under applicable law).

                                                                 Amount                               Amount
                                                              Beneficially        Percent of       Beneficially       Percent of
                                                              Owned Prior       Class Prior to     Owned After        Class After
           Name                                               to Offering         Offering          Offering           Offering
           ----                                               -----------         --------          --------           --------

Charles P. Torrey, Jr.,
  CEO and Director                                            342,498 (1)          16.17%           342,498             10.98%
Richard S. Cooper
  President and Director                                      342,498 (1)          16.17%           342,498             10.98%
Robert L. Remine
  Sec/Treas and Director                                      342,498 (1)          16.17%           342,498             10.98%
John M. Johnston
  Vice President Expl. and Dev.                                60,000               2.83%            60,000              1.92%
All officers and directors as a
  group (four persons)                                      1,087,494              51.35%         1,087,494             34.88%
Preferred Stockholders as a group,
  none of whom individually will
  own more than 5% of the Common
  Stock upon conversion                                       900,000              42.49%           900,000             28.87%

-------------------------------------------------------

(1) Includes 7,494 post-stock split shares of Common Stock expected to be acquired by the exercise of presently outstanding Common Stock purchase warrants owned by Messrs. Torrey, Remine and Cooper. Also includes 30,000 post-stock split shares of Common Stock per person which may be acquired by the exercise of presently outstanding Common Stock purchase warrants owned by Messrs. Torrey, Remine and Cooper to be vested and exercisable as of January 1, 1997. Excludes 360,000 post-stock split shares of Common Stock that may be acquired by the exercise of presently outstanding Common Stock purchase warrants owned by Messrs. Torrey, Remine and Cooper to become vested and exercisable in four equal annual installments of 30,000 post-stock split shares per person as of January 1, in each of the years 1998, 1999, 2000, and 2001.



        The address of the officers and directors shown above is 280 Fort Sanders West Boulevard, Suite 200, Knoxville, Tennessee, 37922.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Equity Financial Corporation ("EFC") of Knoxville, Tennessee, is a Tennessee corporation and an NASD-member broker-dealer. EFC is owned and managed by Messrs. Torrey and Remine, each of whom hold securities licenses as registered principals. EFC acted as the placement agent for each Affiliated Drilling Partnership and the Pipeline Income Partnership for which the Company serves as general partner and operator. Messrs. Torrey and Remine received sales commissions in connection with the offerings of interests in Affiliated Drilling Partnerships and the Pipeline Income Partnership. It is anticipated that EFC will act as placement agent for future Company-sponsored Affiliated Drilling Programs. Messrs. Torrey and Remine will receive sales commissions for selling interests in future Affiliated Drilling Programs on behalf of EFC.


     Through December 31, 1996, EFC shared its offices and certain office equipment and facilities with the Company. In consideration for this arrangement the Company paid EFC approximately $1,000 per month.

     Prior to October, 1996, the Company leased an airplane from Charles P. Torrey, Jr., its chief executive officer and a director, pursuant to an aircraft lease dated February 1, 1995. The term of the lease was month to month. The lease required the Company to make payments of base rent of $1,575 per month payable in advance. The base rent covered the first 12 hours of usage by the Company. Any excess use was subject to a charge of $100 per hour. Mr. Torrey, as lessor, was responsible for maintenance of the aircraft. In September of 1996, Mr. Torrey's airplane was sold and the lease terminated.

     The Company is the borrower under promissory notes payable to Charles P. Torrey, Jr., in the principal amount of $66,773, to Richard S. Cooper, in the principal amount of $65,000, and to Robert L. Remine, in the principal amount of $120,000. All of the promissory notes are due on demand and bear interest at the rate of 10% per annum. The Company plans to pay these notes with the proceeds of this Offering.

     The Company serves as managing general partner in thirteen syndicated Affiliated Drilling Partnerships, as well as the Pipeline Operating Partnership and the Pipeline Income Partnership. In connection with each Affiliated Drilling Partnership, the Company has entered into a JDOA which establishes the terms and conditions of the Company's participation in the wells and its services as driller-operator. For a discussion of the Company's relationship to each of these partnerships see "Business and Properties -- Sponsorship of Affiliated Drilling Partnerships; Pipeline Operating Partnership and Pipeline Income Partnership."

     The Company has adopted a policy concerning material loans and advances (for amounts in excess of $1,000 outside the ordinary course of business) to Company employees, officers and directors which provides that all such loans or advances must be evidenced by a written loan agreement or promissory note, must be on terms that are fair and advantageous to the Company, and must be approved by the Board of Directors. Furthermore, all transactions between the Company and any affiliate of the Company must be on terms no less favorable than could be obtained from an unaffiliated third party and must be approved by a majority of the directors, including a majority of disinterested directors.

                           DESCRIPTION OF SECURITIES

Capital Stock of the Company

     The authorized capital stock of the Company presently consists of 10,000,000 shares of Common Stock, no par value, 216,945 shares of Class A Preferred Stock, no par value and 450,000 shares of Class B Preferred Stock, no par value.

Preferred Stock

     At the date of this Prospectus, there were 207,700 shares of Class A Preferred Stock outstanding. Such shares were issued in exchange, on a dollar - for - dollar basis at $10 per share, for outstanding principal owed on the Company's Debentures. The Class A Preferred Stock bears a cumulative, noncompounded dividend at a rate of 5% per annum payable upon the occurrence of a surrender event, defined below ("Surrender Event").

     At the date of this Prospectus, there were 242,300 shares of Class B Preferred Stock outstanding. Such shares were issued for consideration equal to $10 per share in cash.

     All shares of Class A Preferred Stock and shares of Class B Preferred Stock (collectively, the "Preferred Stock") were redeemable by the Company, at the option of the Preferred Stockholder, at $10 per share upon the occurrence of a Surrender Event (which term includes the undertaking of a registration for an initial public offering of the Company's Common Stock). Any shares of Preferred Stock which are not redeemed upon the occurrence of a Surrender Event are automatically convertible, on a one share-for-one share basis, into shares of Common Stock. Contemporaneously with the filing of the Registration Statement for this Offering, management sent notice to all holders of Preferred Stock announcing the occurrence of an event triggering their option to have their Preferred Stock redeemed by the Company. Holders of Preferred Stock were required to provide written notice of election to have their Preferred Stock redeemed no later than October 26, 1996. Any holders of Preferred Stock who did not timely elect to have their shares of Preferred Stock redeemed will have their shares of Preferred Stock automatically converted into shares of Common Stock on a one share-to-one share basis upon completion of the Offering. As of the date of this Prospectus, the time period for holders of Preferred Stock to provide notice of intent to have their shares redeemed has passed and the Company has received no written notice of intent to redeem. As a result, all outstanding shares of Class A Preferred Stock and Class B Preferred Stock will be automatically converted to shares of Common Stock on a one share-for-one share basis upon completion of this Offering.

     Prior to conversion into Common Stock, the Class A Preferred Stock is entitled to receive a $10 per share, plus accrued and unpaid dividends, liquidation preference over Class B Preferred Stock and Common Stock. Prior to conversion into Common Stock, the Class B Preferred Stock is entitled to receive a $10 per share liquidation preference over Common Stock. After conversion, any liquidation preference formerly associated with Class A Preferred Stock or Class B Preferred Stock shall lapse.

     For purposes of the Preferred Stock, the term "Surrender Event" is defined as: (a) the Company merging or consolidating with another company in a transaction in which the Company is not the survivor; (b) the Company selling or disposing of all, or substantially all, of its assets; or (c) management of the Company undertaking a registration and initial public offering of any of its Common Stock.

     The Preferred Shares have no voting rights (other than those prescribed by Tennessee law) unless and until they are converted into shares of Common Stock. Tennessee law provides that a vote of the holders of a majority of the outstanding shares of Preferred Stock is required to change the powers, preferences, or special rights of the Preferred Stock in a manner adverse to them. The rule applies to the Preferred Stock on a class-by-class basis.

     Following conversion of the Class A Preferred Shares, the Company will have no authority to issue further Class A Preferred Shares. Following conversion of the Class B Preferred Shares, the Company will still be authorized to issue up to 900,000 (post-stock split) shares of Class B Preferred Stock, but presently has no intention of doing so in the future.

Units

     Each Unit consists of one share of Common Stock and one Series A Warrant. The shares of Common Stock and the Series A Warrants included in the Units may not be separately traded until _______, 1997 [six months after the date of this Prospectus] unless earlier separated upon three days prior written notice from Neidiger/Tucker/Bruner, Inc. and National Securities Corporation (the "Representatives") to the Company.

Common Stock

     At the date of this Prospectus, there were 550,000 shares of Common Stock outstanding. In addition, 13,975 shares of Common Stock were reserved for issuance upon exercise of Common Stock purchase warrants granted under the Company's existing Common Stock warrant plans, all of which must be exercised, if at all, within 90 days after the successful completion of this Offering. Immediately prior to completion of this Offering, the Company will undergo a two-for-one stock split which will have the effect of doubling the number of outstanding shares of Common Stock as well as the number of shares of Common Stock that may be purchased pursuant to currently outstanding Common Stock purchase warrants.

     As of the date of this Prospectus, there were 450,000 shares of Preferred Stock (including Class A and Class B shares) outstanding which will be converted into Common Stock on a one share - to - one share (pre-stock split) basis upon completion of this Offering.


     The holders of outstanding shares of Common Stock, as well as the shares of Common Stock to be received upon conversion of shares of Preferred Stock or issued upon exercise of existing Common Stock warrants, are entitled to share ratably in any dividends paid on the Common Stock when, as and if declared by the Board of Directors out of funds legally available therefor. Each holder of Common Stock is entitled to one vote for each share held of record. The Common Stock is not entitled to cumulative voting or preemptive rights and is not subject to redemption. Upon liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in the net assets legally available for distribution. All outstanding shares of Common Stock are fully paid and nonassessable.

Series A Warrants


     The Board of Directors has authorized the issuance of 1,000,000 Series A Warrants included in the Units offered hereby, as well as the issuance of 150,000 Series A Warrants which may be issued pursuant to the Underwriters' Over-allotment Option, and 100,000 Series A Warrants which may be issued pursuant to the Representatives' Warrants and has authorized and reserved an equivalent number of shares of Common Stock for issuance upon exercise of such Series A Warrants. The following statements are brief summaries of certain provisions of the Warrant Agreement (defined below). Copies of the Warrant Agreement may be obtained from the Company or the Warrant Agent (defined below) and have been filed with the Securities and Exchange Commission as an exhibit to the Registration Statement of which this Prospectus is a part.

     The Series A Warrants will be issued in registered form under, governed by, and subject to the terms of a warrant agreement (the "Warrant Agreement") between the Company and American Stock Transfer & Trust Company as warrant agent (the "Warrant Agent"). Each Warrant entitles the holder thereof to purchase one share of Common Stock at an exercise price of 120% of the offering price per Unit exercisable at any time commencing on ________________________, 1998 [thirteen months after the closing of this Offering], until ______________, 2002 [five years after the closing of this Offering], unless earlier redeemed by the Company as described below. The Series A Warrants may not be separately traded until ________________________, 1997 [six months after the date of this Prospectus] unless earlier separated upon three days prior written notice by the Representative to the Company at the discretion of the Representative. The Series A Warrants contain provisions that protect the Warrant holders against dilution by adjustment of the exercise price in certain events, including, but not limited to stock dividends, stock splits, reclassifications or mergers. A Warrant holder will not possess any rights as a shareholder of the Company. Shares of Common Stock, when issued upon the exercise of the Series A Warrants in accordance with the terms thereof, will be fully paid and non-assessable. No fractional shares will be issued upon the exercise of the Series A Warrants. The Company will pay cash in lieu of fractional shares.

     The Series A Warrants are subject to redemption by the Company at a price of $0.05 per Series A Warrant at any time commencing eighteen months after the date of this Prospectus, on thirty days prior written notice, provided that the closing sale price per share for the Common Stock has equaled or exceeded 200% of the offering price per Unit for twenty consecutive trading days within the thirty-day period immediately preceding such notice. If the Series A Warrants are called for redemption, they must be exercised prior to the close of business on the date of any such redemption or the right to purchase the applicable shares of Common Stock is forfeited. See "Risk Factors--Risks Associated with Investment in the Securities--Potential Adverse Effect of Redemption of Series A Warrants."

     At any time when the Series A Warrants are exercisable, the Company has agreed to have a current registration statement on file with the Commission and to effect appropriate qualifications under the laws and regulations of the states in which the holders of the Series A Warrants reside in order to comply with applicable laws in connection with the exercise of the Series A Warrants and the resale of the Common Stock issued upon such exercise. So long as the Series A Warrants are outstanding, the Company has agreed to file all post-effective amendments to the Registration Statement required to be filed under the Securities Act, and to take appropriate action under federal law and the securities laws of those states where the Series A Warrants were initially offered to permit the issuance and resale of the Common Stock issuable upon exercise of the Series A Warrants. However, there can be no assurance that the Company will be in a position to effect such action under the federal and applicable state securities laws, and the failure of the Company to effect such action may cause the exercise of the Series A Warrants and the resale or other disposition of the Common Stock issued upon such exercise to become unlawful. The Company may amend the terms of the Series A Warrants, but only by extending the termination date or lowering the exercise price thereof. The Company has no present intention of amending such terms.

Transfer Agent and Registrar; Warrant Agent


     The Transfer Agent and Registrar for the Units, Common Stock and the Warrant Agent for the Series A Warrants and the Representatives' Warrants will be American Stock Transfer and Trust Company, 40 Wall Street, New York, NY 10005.

Reports to Shareholders

     The Company intends to furnish its shareholders with annual reports containing audited financial statements and such other periodic reports as the Company may determine to be appropriate or as may be required by law.


     The Company has agreed that no later than the date of this Prospectus, it will register its Common Stock and Series A Warrants under the provisions of
Section 12(b) and 12(g) of the Securities Exchange Act of 1934, as amended,
(the "Exchange Act"), and that it will use its best efforts to continue to maintain such registration. Such registration will require the Company to comply with periodic reporting, proxy solicitation, and certain other requirements of the Exchange Act.

Boston Stock Exchange and Nasdaq Small-Cap Market

     The Units, Common Stock and the Series A Warrants have been approved, subject to official notice of issuance, for listing on the Boston Stock Exchange, under the symbols "EYS.U," "EYS," AND "EYS.WS.A," respectively, and on the Nasdaq Small-Cap Market under the symbol "EGASU," "EGAS," AND "EGASW," respectively.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of this Offering and conversion of 100% of the outstanding Preferred Shares to Common Stock, the Company will have 3,000,000 shares of Common Stock outstanding. In addition, there will be outstanding Common Stock purchase warrants to purchase 27,950 shares of Common Stock exercisable within 90 days after completion of this Offering. Of the 3,000,000 Common shares to be outstanding, the 1,000,000 shares to be sold in this Offering (1,150,000 if the Underwriters' Over-allotment Option is exercised in full) will be tradeable in the public market without restriction under the Securities Act, except shares purchased by an "affiliate" (as defined in the Securities Act -- in general, a person who is in a control relationship with the Company) of the Company. All of the remaining 2,000,000 shares of Common Stock will be "Restricted Shares" within the meaning of the Securities Act and may be publicly sold only if registered under the Securities Act or sold in accordance with an exemption from registration, such as those provided by Rules 144 and 701 promulgated under the Securities Act. In addition, to the extent any of the previously outstanding warrants to purchase 27,950 shares of Common Stock are exercised, such shares will also be Restricted Shares. The officers and directors who, after completion of this Offering, will be holders of 997,495 shares of Common Stock, assuming all outstanding Common Stock purchase warrants held by all of them are exercised, and further assuming the effect of the two - for - one stock split, have agreed that they will not, without the prior written consent of the Representative, offer, sell or otherwise dispose of any shares of Common Stock or other securities of the Company beneficially owned by them or hereafter acquired upon the exercise of stock options or otherwise for a period of 24 months after the date of this Prospectus. See "Underwriting."

     In general, under Rule 144, as currently in effect, a person (or persons whose shares are aggregated) is entitled to sell Restricted Shares if at least two years have passed since the later of the date such shares were acquired from the Company or any affiliate of the Company. Rule 144 provides that within any three-month period such person may sell only up to the greater of 1% of the then outstanding shares of the Company's Common Stock (approximately 30,279 shares following completion of this Offering) or the average weekly trading volume in the Company's Common Stock during the four calendar weeks immediately preceding the date on which the notice of the sale is filed with the Securities and Exchange Commission. Sales pursuant to Rule 144 are subject to certain other requirements relating to manner of sale, notice of sale and availability of current public information. Any person who has not been an affiliate of the Company for a period of three months preceding a sale of Restricted Shares is entitled to sell such shares under Rule 144 without regard to such limitations if at least three years have passed since the later of the date such shares were acquired from the Company or any affiliate of the Company. Shares held by persons who are deemed to be affiliates of the Company are subject to such volume limitations regardless of how long they have been owned or how they were acquired. The foregoing is a brief summary of certain provisions of Rule 144 and is not intended to be a complete description thereof.

     Without consideration of contractual restrictions described below, an aggregate of 930,000 post-stock split shares of Common Stock, representing 31.0% of the outstanding shares of the Common Stock, (29.5% if the Underwriters' Over-allotment Option is exercised in full) will be eligible for public sales pursuant to Rule 144 after the completion of this Offering. In addition, warrants to purchase an aggregate of 21,290 post-stock split shares of Common Stock are presently outstanding and will be eligible for public sale pursuant to Rule 144 after completion of this Offering. The Company cannot estimate the number of shares that may be sold under Rule 144, as the number will depend upon the market price, trading volume for the Common Stock, personal circumstances of the sellers and other factors.

     After this Offering, executive officers, directors and senior management will own 990,000 post-stock split shares of the Common Stock. In addition, these individuals own warrants to purchase 7,494 post-stock split shares of Common Stock. These individuals, including Messrs. Torrey, Remine, Cooper and Johnston, have agreed with the Representatives, subject to certain limited exceptions, not to sell or otherwise dispose of any shares of Common Stock or other securities of the Company now owned or hereafter acquired for a period of 24 months after the date of this Prospectus without the prior written consent of the Representatives. See "Underwriting."

     Any employee, officer or director of the Company who purchases his or her shares pursuant to a written compensatory plan or contract is entitled to rely on the resale provision of Rule 701 under the Securities Act, which permits non-affiliates to sell those shares without having to comply with the public information, holding period, volume limitations or notice provisions of Rule 144 and permits affiliates to sell those shares without having to comply with the holding period restrictions of Rule 144, in each case commencing 90 days from the date of this Prospectus.

     With respect to the Preferred Stock, the Company has agreed that, if it undertakes to register any shares of Common Stock, it shall use its best efforts to register all shares of Common Stock into which the Preferred Stock may be convertible upon the occurrence of a Surrender Event. However, in the event that the managing underwriter determines not to register the shares of Common Stock underlying the Preferred Stock, the Company shall have no obligation to do so and the holder of Preferred Stock is free to undertake the registration of his or her own shares of underlying Common Stock at his or her own expense. The Company has requested that the Representative include in this registration and initial public offering the shares of Common Stock into which the shares of outstanding Preferred Stock are convertible. The Representative has indicated to the Company that it believes it is not in the best interest of the Company to include such shares in this Offering.

     Prior to this Offering, there has been no public market for the Common Stock, and no predictions can be made as to the effect, if any, that public sales of shares of the Common Stock or the availability of shares for sale will have on the market price of the shares of Common Stock after this Offering. The sale, or availability for sale, of substantial amounts of the Common Stock in the public market following this Offering could adversely affect the prevailing market price of the Common Stock or the ability of the Company to raise capital through sales of its equity securities.

                                 UNDERWRITING

     Pursuant to the terms and subject to the conditions contained in the Underwriting Agreement, the Company has agreed to sell on a firm commitment basis to the Underwriters named below, and each of the Underwriters, for whom Neidiger/Tucker/Bruner, Inc. and National Securities Corporation (the "Representatives") are acting as the Representative, have severally agreed to purchase the number of units set forth opposite their names in the following table.

                  Underwriters             Number of Units
                  ------------             ---------------
Neidiger/Tucker/Bruner, Inc.
National Securities Corporation



  TOTAL                                      1,000,000
                                             =========


     The Representatives have advised the Company that the Underwriters propose to offer the Units to the public at the initial public offering price per share set forth on the cover page of this Prospectus and to certain dealers at such price less a concession of not more than $_______ per Unit, of which $______ may be reallowed to other dealers. After the Offering, the public offering price, concession and reallowance to dealers may be reduced by the Representatives. No such reduction will change the amount of proceeds to be received by the Company as set forth on the cover page of this Prospectus.

     The Company has granted to the Underwriters an option, exercisable during the 45-day period after the date of this Prospectus, to purchase up to 150,000 additional Units to cover over-allotments, if any, at the offering price to the public of the Units subject to this Prospectus less the Underwriting Discount. To the extent that the Underwriters exercise such option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage of such additional Units that the number of Units to be purchased by it shown in the above table represents as a percentage of the 1,000,000 Units offered hereby. If purchased, such additional Units will be sold by the Underwriters on the same terms as those on which the 1,000,000 Units are being sold.

     Messrs. Torrey, Remine, Cooper and Johnston, who are the Company's executive officers and largest shareholders, have entered into "lock-up" agreements with the Representative pursuant to which they have agreed that, for a period of 24 months after the date of this Prospectus, with certain limited exceptions, they will not offer, sell, make any short sale of, loan, encumber, grant any option for the purchase of, or otherwise dispose of any securities of the Company now owned or hereafter acquired without the prior written consent of the Representatives. The Company has also agreed, for a period of one year after the date of this Prospectus, not to issue, sell, contract to sell, transfer, assign, pledge, encumber, hypothecate or grant any option to purchase any securities of the Company other than upon the exercise of Series A Warrants or outstanding options described herein, without the prior written consent of the Representatives.


     The Underwriters will not confirm sales of the offered Units to any accounts over which they exercise discretionary authority.

     The Company has agreed to pay the Representatives a non-accountable expense allowance of 2.5% of the gross proceeds of the Units sold, which will include proceeds from the Underwriters' Over-allotment Option to the extent exercised. The Representatives' expenses in excess of the expense allowance will be paid by the Representatives. To the extent that the expenses of the underwriting are less than such amount, such excess will be deemed to be additional compensation to the Representatives.


     In the event the Series A Warrant components of the offered Units are exercised (commencing thirteen months from the date of closing of this Offering), and subject to the applicable rules of the NASD, the Company will pay to the Representative soliciting such exercise a fee of 5% of the purchase price of the Series A Warrants exercised. In connection with such solicitation of Series A Warrant exercises, unless granted an exemption by the Securities and Exchange Commission from Rule 10b-6 under the Exchange Act, a Representative and any other soliciting broker-dealer will be prohibited from engaging in any market making activities or solicited brokerage activities with regard to the Company's securities for a period of two to nine days, whichever is applicable, prior to any solicitation of the exercise of the Series A Warrants and until the later of the termination of such solicitation activity or the termination (by waiver or otherwise) of any right that the Representatives or any other soliciting broker-dealer may have to receive a fee for the exercise of the Series A Warrants. As a result, the Representatives, or either of them, or any other soliciting broker-dealers, as the case may be, may be unable to provide a market for the Company's securities, should they desire to do so, during certain periods while the Series A Warrants are exercisable.

     For a period of 24 months following the completion of this Offering, the Company will allow an observer designated by the Representatives and acceptable to the Company to attend all meetings of the Board of Directors. Such observer will have no voting rights, will be reimbursed for all out-of-pocket expenses incurred in attending meetings and will receive compensation equal to that received by outside directors. The observer will be indemnified by the Company against all claims, liabilities, damages, costs and expenses arising out of his or her participation at board of directors meetings. The Company has been advised by the Representatives that Anthony B. Petrelli, senior vice president of Neidiger/Tucker/Bruner, Inc., will be the initial observer of meetings of the Board of Directors. The Company has agreed with the Representatives to hold meetings of its Board of Directors at intervals of not less than 90 days during the 24 month period.

     The Underwriting Agreement provides for indemnification between the Company and the Underwriters against certain civil liabilities, including liabilities under the federal securities laws. If such indemnifications are unavailable or are insufficient, the Company and the Underwriters have agreed to damage contribution arrangements between them based upon the relative benefits received from this Offering and relative fault resulting in such damages. In addition, the Representatives' Warrants provide for indemnification between the Company and the holders of the Representatives' Warrants and underlying securities against certain civil liabilities, including liabilities under the federal securities laws.

Representatives' Warrants

     Upon the closing of this Offering, the Company has agreed to sell to the Underwriters, for nominal consideration, warrants to purchase 100,000 Units offered hereunder (the "Representatives' Warrants"). The Representatives' Warrants are exercisable at 125% of the public offering price per Unit for a four-year period commencing one year from the date of this Prospectus. The Representatives' Warrants will be nontransferable for a period of two years from the date of this Prospectus except (in the Representatives' sole discretion) to officers of the Representatives or members of the selling group or their respective officers or partners. The Representatives' Warrants may be exercised in a cashless transaction whereby the Representatives' Warrants themselves, at the holders' option, may be exchanged, in whole or in part, for the underlying Common Stock and Series A Warrants. Such cashless exercise will be permitted commencing one year after the issue date of the Representatives' Warrants and only if the Company's Common Stock is listed or approved for trading on an exchange, inter-dealer communication system or a national quotation bureau. In such cashless exercise, the Company shall issue to the holder of the exchanged Representatives' Warrant (i) the number of shares of the Company's Common Stock which is determined by dividing the imputed warrant value (which is the current market value of the shares less the exercise price of the Representatives' Warrants exchanged) by the current market value of the shares and (ii) the same number of Series A Warrants as shares of Common Stock issued in such exchange. The holders of the Representatives' Warrants will have no voting, dividend or other rights as shareholders of the Company with respect to the underlying shares until the Representatives' Warrants have been exercised.

     The Representatives' Warrants and the securities issuable thereunder have been registered under the Securities Act in connection with this Offering; however, such securities may not be offered for sale except in compliance with the applicable provisions of the Securities Act. The Company has agreed that, if, at any time after the first anniversary of the date if this Prospectus but prior to the sixth anniversary of the date of this Prospectus, it shall cause a Post-Effective Amendment or a new Registration to be filed with the Securities and Exchange Commission, the holders of the Representatives' Warrants shall have the right to include in such Post-Effective Amendment or new Registration Statement the Representatives' Warrants or the securities issuable upon their exercise at the Company's expense. Additionally, the Company has agreed, for a period of four years commencing one year from the date of this Prospectus, on demand of the holders of a majority of the Representatives' Warrants or the securities issued thereunder, to register the Representatives' Warrants and the securities issuable thereunder one time at the Company's expense. Such registration rights may be transferred to any subsequent holder of the Representatives' Warrants and the securities issuable thereunder.

     For the exercise period during which the Representatives' Warrants are exercisable, the holder or holders will have the opportunity to profit from a rise in the market value of the Common Stock, with a resulting dilution in the interest of the other stockholders of the Company. The holder or holders of the Representatives' Warrants can be expected to exercise them at a time when the Company would, in all likelihood, be able to obtain any needed capital from an offering of its unissued Common Stock on terms more favorable to the Company than those provided for in the Representatives' Warrants. Such factors may adversely affect the terms on which the Company can obtain additional financing. To the extent that the holders of the Representatives' Warrants realize any gain from the resale of the Representatives' Warrants or the securities issuable thereunder, such gain may be deemed additional underwriting compensation under the federal securities laws.

Determination of Offering Price

     Prior to this Offering, there has been no public market for the securities offered and there can be no assurance that a regular trading market will develop upon completion of the Offering. Consequently, purchasers of the Units may not find a ready market for the sale of their securities. The initial public offering price for the Units has been determined by negotiation between the Company and the Representatives. The factors considered in determining the initial public offering price include the Company's revenue growth since its organization, the industry in which it operates, the Company's business potential and earnings prospects and the general condition of the securities markets at the time of the Offering. The initial public offering price does not necessarily bear any relationship to the Company's assets, book value, net worth or other recognized objective value.

                                 LEGAL MATTERS

     Certain matters with respect to the validity of the securities offered hereby will be passed upon for the Company by Patrick R. Sughroue, P.C., 3777 Sparks Drive, S.E., Suite 130, Grand Rapids, Michigan, 49546. Certain legal matters will be passed upon for the Underwriters by Winstead Sechrest & Minick P.C., 5400 Renaissance Tower, 1201 Elm Street, Dallas, Texas 75270.


                                    EXPERTS

     The financial statements of the Company at December 31, 1995 and December 31, 1994, and for the respective periods then ended, included in this Prospectus and Registration Statement, have been audited by Ronald D. Cameron, C.P.A., independent auditor, as set forth in his report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such person as an expert in auditing and accounting.

     The reserve report of Kim A. Walbe, certified geologist, of the proved reserves and future net revenues attributable to the Company's properties has been relied upon as a basis for information contained herein in reliance upon the authority of such person as an expert in geology and oil and gas reservoirs.


                             ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission"), a Registration Statement on Form SB-2 under the Securities Act with respect to the Units. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits. For further information with respect to the Company and the Units, reference is made to the Registration Statement and the exhibits filed as a part thereof. Statements made in this Prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and, in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference to such exhibit. The Registration Statement, including exhibits thereto, may be inspected without charge at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, NW, Washington, DC 20549 and at the regional offices of the Commission at 7 World Trade Center, 13th Floor, New York, New York 10048 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of the Registration Statement and the exhibits thereto may be obtained from the Commission at such offices upon payment of prescribed rates.

     The Company is not presently a reporting company. As a result of the Offering, the Company will become subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith, will file periodic reports, proxy statements and other information with the Commission. Such periodic reports, proxy statements and other information will be available for inspection and copying at the public reference facilities and regional offices referred to above.

     The Company intends to furnish its stockholders with annual reports containing audited financial statements and such other periodic reports as the Company may determine to be appropriate or as may be required by law.

                                    GLOSSARY

AFFILIATE.     "Affiliate" shall mean with respect to another person, (i) any person directly or indirectly owning, controlling or holding with power to vote 10% or more of the outstanding voting securities of or equity interests in such other person, (ii) any person 10% or more of whose outstanding voting securities or equity interest are directly or indirectly controlling, controlled or held with power to vote by such other person, (iii) any person directly or indirectly controlling, controlled by or under common control with such other person, (iv) any officer or director of such other person, and (v) any company for which any such officer or director acts in any such capacity.

AFFILIATED DRILLING PARTNERSHIP(S). The limited partnership(s) formerly or in the future sponsored by the Company or its affiliates and marketed by EFC for the purpose of raising drilling capital for the Company.

BOARD OF DIRECTORS.  The board of directors of the Company.

BbL. "Bbl" means barrel. "MBbl" means thousand barrels. "MMBbl" means million barrels.

B/O.  "B/O" means barrels of oil.

BOE. "BOE" means barrel of oil equivalent, which are determined using the ratio of one barrel of crude oil, condensate or natural gas liquids to 6 Mcf of natural gas so that 6 Mcf of natural gas is referred to as one barrel of oil equivalent or "BOE". "MBOE" means thousands of barrels of oil equivalent. "MMBOE" means millions of barrels of oil equivalent.

B/C.  "B/C" means barrels of condensate.

BOPD.  "BOPD" means barrels of oil per day.

CARRIED INTEREST. A fractional interest in an oil and gas lease or property, the holder of which has no personal obligation for drilling costs, which are paid by the owners of the remaining fraction, i.e. the working interest owners, who reimburse themselves therefor out of production, if any.

CLASS A PREFERRED STOCK. The convertible Class A Preferred Stock, no par value, accruing a 5% per annum cumulative, noncompounded dividend, which shares are redeemable or automatically convertible to Common Stock upon completion of this Offering.

CLASS B PREFERRED STOCK. The convertible Class B Preferred Stock, no par value, which shares are redeemable or automatically convertible to Common Stock upon completion of this Offering.

COMMERCIAL WELL. A well that will make a profit over the cost of drilling, completing and operating the well.

COMMON SHARE(S). The shares of common stock of the Company.

COMPLETION. The installation of permanent equipment for the production of oil and gas. Completion costs are the costs incurred for the equipment and labor required therefor.

DEVELOPMENTAL WELL. "Developmental Well" shall mean a well drilled to a known producing oil or natural gas horizon in a previously discovered field or in an area where known producing horizons reasonably believed by the operator, based on experience and known geological, production and other data, to be geologically continuous.

EFC.  "EFC"  shall mean Equity Financial Corporation of Knoxville, Tennessee.

EXPLORATORY WELL. A well drilled to find and produce oil or gas in an unproved area, to find a new reservoir in a field previously found to be productive of oil and gas in another reservoir, or to extend a known reservoir.

GAS GATHERING SYSTEM.   The natural gas gathering and pipeline system owned by
the Pipeline Operating Partnership and managed by the Company servicing wells in the principal area of the Company's operations in southeastern Ohio.

GAS SERVICING AGREEMENT. The agreement between the Pipeline Operating Partnership and the Company, for its own account and on behalf of Affiliated Drilling Partnerships, for the gathering, transportation and marketing of natural gas through the Gas Gathering System.

GAS WELL. A gas well is a well drilled for producing only gas as its primary product and not producing oil or condensate.

GROSS ACRES. The total acres in which an entity has an interest, either directly or through an affiliate.

JDOA. "JDOA" shall mean a Joint Drilling and Operating Agreement between the Company and an Affiliated Drilling Partnership.

MCF AND MCFPD. "Mcf" means one thousand cubic feet of gas, and "Mcfpd" means one thousand cubic feet of gas per day.

NET ACRES. Calculated by multiplying the number of gross acres in which that party has an interest by the fractional interest of the party in each such acre.

NET REVENUE INTEREST. The share of revenues from oil and/or gas production net of all other interest burdening the gross revenues such as landowner's royalty and overriding royalties, etc.

NON-ECONOMIC PROPERTY. A well or lease that may or may not be producing. Such production, if any, is not sufficient enough to exceed the operational costs of such property, i.e., operating at a loss.

PIPELINE INCOME PARTNERSHIP. "Pipeline Operating Partnership" shall mean Energy Search Natural Gas Pipeline Income, L.p., a Tennessee Limited Partnership, which is the sole limited partner of the Pipeline Operating Partnership.

PIPELINE OPERATING PARTNERSHIP. "Pipeline Operating Partnership" shall mean Pipeline Operating, L.P., a Tennessee Limited Partnership, the limited partner of the Pipeline Operating Partnership, of which the Company is the managing general partner.

PREFERRED SHARE(S). The Class A Preferred Shares and/or the Class B Preferred Shares of the Company currently outstanding.

PLUGGING LIABILITY. A liability or exposure to the costs and hazards of plugging and abandoning oil/gas well.

PLUGGING OF A WELL. The sealing off of the fluids in the strata penetrated by a well, so that the fluid from one stratum will not escape into another or to the surface. This is usually accomplished by introducing cement and mud into the hole. Regulations in many states require the plugging of abandoned wells.

PROVED RESERVES. Those quantities of crude oil, natural gas, and natural gas liquids which, upon analysis of geologic and engineering data, appear with reasonable certainty to be recoverable in the future from known oil and gas reservoirs under existing economic and operating conditions. Proved reserves are limited to those quantities of oil and gas which can be expected, with little doubt, to be recoverable commercially at current prices and costs, under existing regulatory practices and with existing conventional equipment and operating methods. Depending upon their status of development, such Proved Reserves shall be subdivided into the following classifications:

     (a) PROVED DEVELOPED RESERVES. These are Proved reserves which can be expected to be recovered through existing wells with existing equipment and operating methods. This classification shall include:

     (1) PROVED DEVELOPED PRODUCING RESERVES. These are proved developed reserves which are expected to be produced from existing completion interval(s) now open for production in existing wells; and

     (2) PROVED DEVELOPED NON-PRODUCING RESERVES. These are proved developed reserves which exist behind the casing of existing wells, (but not below the depths of the present bottom of such wells) which are expected to be produced through these wells in the predictable future, where the cost of making such oil and gas available for production should be relatively small compared to the cost of a new well.

     Additional oil and gas expected to be obtained through the application of fluid injection or other improved recovery techniques of supplementing the natural forces and mechanisms of primary recovery shall be included as "proved developed reserves" only after testing by a pilot project or after the operation of an installed program has confirmed through production response that increased recovery will be achieved.

     (B) PROVED UNDEVELOPED RESERVES. These are proved reserves which are expected to be recovered from new wells on undrilled acreage, or from existing wells at depths below the present bottom of the wells.

RESERVES. Crude oil and natural gas, condensate and natural gas liquids, are net of leasehold burdens, stated on a net revenue interest basis, and found to be commercially recoverable.

Royalty Interest or Overriding Royalty Interest. An interest in an oil and gas property entitling the owner to a share of oil and gas production (or the proceeds of the sale thereof) free of the costs of production.

SEC METHOD. The SEC method is a method of determining the present value of proved reserves. Under the SEC method, the future net revenues from proved reserves are estimated assuming that oil and gas prices and production costs remain constant. The resulting stream of revenues is then discounted at the rate of 10% per year to obtain a present value.

UNDEVELOPED ACREAGE. Is oil and gas acreage (including, in applicable instances, rights in one or more horizons which may be penetrated by existing well bores but which have not been tested) to which proved reserves have not been assigned by independent petroleum engineers.

WORKING INTEREST. The operating interest under an oil and gas lease which gives the owner the right to drill, produce and conduct operating activities on the property and a share of production, subject to all royalties, overriding royalties and other burdens and to all costs of exploration, development and operations and all risks in connection therewith.

                          ENERGY SEARCH, INCORPORATED
                         INDEX TO FINANCIAL STATEMENTS


AUDITED FINANCIAL STATEMENTS
as of and for the periods ended
December 31, 1995 and 1994


Independent Auditor's Report                                      F-2
Balance Sheets                                                    F-3
Statements of Operations                                          F-5
Statements of Shareholders' Equity (Deficit)                      F-6
Statements of Cash Flows                                          F-7
Notes to Financial Statements                                     F-8


Supplementary Information (Unaudited)
as of December 31, 1995

Independent Auditor's Report on Supplementary Information         F-16
Costs Incurred in Oil and Gas Producing Activities                F-17
Estimates of Natural Gas and Oil Reserves                         F-17


FINANCIAL STATEMENTS (UNAUDITED)
as of and for the periods ended
September 30, 1996 and 1995

Balance Sheets (Unaudited)                                        F-20
Statements of Operations (Unaudited)                              F-22
Statements of Cash Flows (Unaudited)                              F-24
Notes to Unaudited Financial Statements                           F-26

                          INDEPENDENT AUDITOR'S REPORT
                          ----------------------------


To the Shareholders of
 Energy Search, Incorporated:


I have audited the accompanying balance sheets of Energy Search, Incorporated (the Company) as of December 31, 1995 and 1994 and the related statements of operations, shareholders' equity (deficit) and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audits.

I conducted my audits in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audits provide a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Energy Search, Incorporated as of December 31, 1995 and 1994 and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.


Ronald D. Cameron

Knoxville, Tennessee
January 30, 1996,
except Note J
which is dated November 4, 1996

BALANCE SHEETS

ENERGY SEARCH, INCORPORATED

                                                             December 31
                                                            1995            1994
                                                     ---------------------------
ASSETS

CURRENT ASSETS
 Cash                                                 $   105,978    $   136,939
 Accounts receivable                                       78,439         63,989
 Due from related partnerships, net of $102,468
  allowance for uncollectible accounts in 1995
  and $60,178 in 1994                                   1,114,828        863,930
 Inventory                                                 62,165         37,989
                                                      -----------    -----------
                        TOTAL CURRENT ASSETS            1,361,410      1,102,847

OIL AND GAS PROPERTIES, USING SUCCESSFUL
 EFFORTS ACCOUNTING
 Proved properties                                        487,313        292,195
 Wells and related equipment                            4,920,839      4,383,546
 Less accumulated depreciation, depletion and
  amortization                                         (2,447,439)    (1,957,119)
                                                      -----------    -----------
                  NET OIL AND GAS PROPERTIES            2,960,713      2,718,622

OTHER ASSETS
 Other property and equipment less accumulated
  depreciation of $337,333 in 1995 and $394,358 in
   1994                                                    76,267        212,592
 Investments in related partnerships                    1,223,928        993,758
 Debenture issue costs, less accumulated
  amortization of $15,078 in 1995                         129,256         72,573
 Other assets                                              60,232         81,645
                                                      -----------    -----------
                                                        1,489,683      1,360,568
                                                      -----------    -----------
                                                       $5,811,806    $ 5,182,037
                                                      ===========    ===========



                                                           December 31
                                                        1995         1994
                                                     -----------  -----------
LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES
 Current portion of long-term debt                   $  783,254   $  289,405
 Accounts payable and accrued expenses                  692,803      594,170
 Drilling advances                                    2,415,120    3,265,996
                                                     ----------   ----------
   TOTAL CURRENT LIABILITIES                          3,891,177    4,149,571

LONG-TERM DEBT, LESS CURRENT PORTION                  2,285,592    1,665,771

COMMITMENTS AND CONTINGENCIES -- NOTE G

SHAREHOLDERS' EQUITY (DEFICIT)
 Common stock, par value $1; 2,000 shares
  authorized; 1,200 shares issued and outstanding         1,200        1,200
 Retained earnings (deficit)                          (366,163)    (634,505)
                                                     ----------   ----------
                                                      (364,963)    (633,305)


                                                     $5,811,806   $5,182,037
                                                    ===========  ===========

See notes to financial statements.

STATEMENTS OF OPERATIONS

ENERGY SEARCH, INCORPORATED


                                                                    Year Ended December 31
                                                                         1995          1994
                                                                   ------------------------
NET REVENUE
 Turnkey revenue, net of drilling expenses                         $2,025,078   $   807,405
 Oil and gas sales                                                    173,162       213,744
 Management fees                                                      175,350       203,290
 Other revenue                                                        118,473       233,725
                                                                   ----------   -----------

                                                TOTAL NET REVENUE   2,492,063     1,458,164

OPERATING EXPENSES
 Production costs                                                     432,714       702,254
 Exploration costs                                                     31,721       145,785
 Depreciation, depletion and amortization                             574,239       706,346
 Interest                                                             234,820        88,373
 General and administrative                                           934,988       975,040
                                                                   ----------   -----------
                                         TOTAL OPERATING EXPENSES   2,208,482     2,617,798
                                                                   ----------   -----------

                                NET INCOME (LOSS) FROM OPERATIONS     283,581    (1,159,634)

OTHER INCOME (EXPENSES)
 Gain (loss) on the sale of assets                                     73,540        (5,244)
 Equity in losses of related partnerships                             (88,779)      (37,692)
                                                                   ----------   -----------
                                                                      (15,239)      (42,936)
                                                                   ----------   -----------

                                                NET INCOME (LOSS)  $  268,342   $(1,202,570)
                                                                   ==========   ===========


PRO FORMA  FINANCIAL INFORMATION
Pro forma information assuming change in tax status since inception - Note J

Pro forma net income before pro forma income tax expense              268,342
  Pro forma income tax expense                                            -0-
                                                                   ----------

                                             PRO FORMA NET INCOME  $  268,342
                                                                   ----------

                                     PRO FORMA EARNINGS PER SHARE  $   224.00
                                                                   ----------

See notes to financial statements.

STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)

ENERGY SEARCH, INCORPORATED

Years Ended December 31, 1995 and 1994

                                              Retained
                                   Common     Earnings
                                    Stock    (Deficit)       Total
                                   -------  ------------  ------------
Balance at January 1, 1994          $1,200  $   568,065   $   569,265

Net loss for the year ended
   December 31, 1994                   -0-   (1,202,570)   (1,202,570)
                                    ------  -----------   -----------

   BALANCE AT DECEMBER 31, 1994      1,200     (634,505)     (633,305)

Net income for the year ended
   December 31, 1995                   -0-      268,342       268,342
                                    ------  -----------   -----------

   BALANCE AT DECEMBER 31, 1995     $1,200  $  (366,163)  $  (364,963)
                                    ======  ===========   ===========



See notes to financial statements.

STATEMENTS OF CASH FLOWS

ENERGY SEARCH, INCORPORATED



                                                   Year Ended December 31
                                                   1995              1994
                                                --------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income (loss)                               $  268,342   $(1,202,570)
 Adjustments to reconcile net income
  (loss) to net cash used in operating
  activities:
    Depreciation, depletion and
     amortization                                   574,239       706,346
    (Gain) loss on sale of assets                   (73,540)        5,244
    Equity in losses of related
     partnerships                                    88,779        37,692
    Increase in accounts receivable and
     due from partnerships                         (265,348)     (488,666)
    (Increase) decrease in inventory                (24,176)        7,650
    Decrease in other assets                         21,413        27,712
    Increase in accounts payable and
     accrued expenses                                98,633        71,779
    Increase (decrease) in drilling
     advances                                      (850,876)       24,499
                                                 ----------   -----------
                                                   (430,876)      392,256
                                                 ----------   -----------

      NET CASH USED IN OPERATING
       ACTIVITIES                                  (162,534)     (810,314)

CASH FLOWS FROM INVESTING ACTIVITIES:
  Investment in proved properties                  (195,118)     (124,768)
  Proceeds from sale of other property
   and equipment                                    152,000           -0-
  Capital expenditures, net                        (548,269)     (656,549)
  Distributions from related
   partnerships                                      71,077       137,132
  Contributions to related partnerships            (390,026)     (358,908)
  Payments received on notes receivable                 -0-        17,500
                                                 ----------   -----------
     NET CASH USED IN INVESTING
      ACTIVITIES                                   (910,336)     (985,593)

CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of long-term debt        1,427,000     1,587,282
  Payments on long-term debt                       (313,330)     (405,842)
  Payments of debenture issue costs                 (71,761)      (72,573)
                                                 ----------   -----------
     NET CASH PROVIDED BY FINANCING
      ACTIVITIES                                  1,041,909     1,108,867
                                                 ----------   -----------
       NET DECREASE IN CASH                         (30,961)     (687,040)
       CASH AT BEGINNING OF YEAR                    136,939       823,979
                                                 ----------   -----------
       CASH AT END OF YEAR                       $  105,978   $   136,939
                                                 ==========   ===========
SUPPLEMENTAL DISCLOSURE:
  Cash paid for interest during the year         $  229,264   $    76,454
                                                 ==========   ===========


See notes to financial statements.

NOTES TO FINANCIAL STATEMENTS

ENERGY SEARCH, INCORPORATED

December 31, 1995 and 1994

NOTE A--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations:   Energy Search, Inc. (ESI) is engaged in the exploration,
development, production and marketing of oil and natural gas in the Appalachian Basin area. ESI's revenue is primarily derived from the drilling of oil and gas wells on a contract basis, the sale of natural gas and crude oil from wells in which it has working interests, the transmission of natural gas through a pipeline and gathering system owned by an affiliated partnership in which ESI has an ownership interest, the management and operation of oil and gas wells, and the formation and management of oil and gas partnerships. All ESI oil and gas wells and the majority of its market for oil and gas produced are located primarily in Washington County, Ohio, and the counties contiguous thereto. Because of the nature of ESI's business, a significant number of transactions are with related parties. For affiliated oil and gas partnerships in which ESI has an interest, its proportionate share of revenue and expenses is recorded in the income statement as oil and gas sales and lease operating expenses, respectively.

Estimates:   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Inventory: Materials and supplies inventory, consisting primarily of tubular goods and field materials, is stated at the lower of average cost or market.

Oil and Gas Properties: ESI uses the successful efforts method of accounting for oil and gas producing activities, as set forth in the Statement of Financial Accounting Standards No. 19, as amended. ESI does not capitalize intangible drilling costs since under the terms of the drilling contracts, these costs are the responsibility of the contracting parties. ESI does capitalize all tangible drilling costs when incurred, as they retain ownership of the well equipment under the drilling contracts. ESI's policy is to expense the cost of any non-salvageable tangible equipment on exploratory wells that do not result in proven reserves. Oil and gas properties are periodically assessed for impairment of value, and a loss is recognized at time of impairment.

Proved properties represent purchased working interests in producing oil and gas wells, as well as oil and gas leases. Proved properties and wells and related equipment are depreciated and depleted by the units-of-production method using estimates of proven reserves. Because of inherent uncertainties in estimating proven reserves, estimates of depletion and depreciation could change significantly.

ESI has acquired certain oil and gas leases providing rights for exploration, development, extraction and sale of oil and gas from the land covered by such leases. Upon contribution of the oil and gas lease to the partnership or upon abandonment of lease, the cost of the lease is charged to expense.

Other Property and Equipment: Other property and equipment is recorded at cost. Major additions and improvements are capitalized while repairs, replacements and maintenance which do not improve or extend the life of the respective assets are expensed. Depreciation is computed under the double-declining balance method over the estimated useful lives.

Investments in Related Partnerships:   Investments in related partnerships are
accounted for by the equity method. ESI, as the managing general partner of the oil and gas partnerships, makes initial capital contributions to the partnerships in accordance with provisions in the respective placement memorandum governing the activities of the particular partnership. Income or losses are allocated to the investments according to ESI's ownership interest in the partnerships and distributions or withdrawals are deducted from the investments.

Drilling Revenue: ESI enters into contracts with the affiliated oil and gas partnerships to drill oil and gas wells under turnkey agreements. Under the terms of the contracts, ESI provides all tangible well equipment and receives working interests in the completed wells. The partnerships pay all intangible drilling costs and receive working interests in the wells. The partnerships advance funds to ESI in order to finance the drilling activity. ESI initially defers the full amount of the drilling advances and recognizes drilling revenue as the wells are completed. Drilling expenses are netted against turnkey drilling revenue and include $1,675,499 and $1,950,446 in 1995 and 1994, respectively.

Management Fees and Other Revenue: In connection with the sponsorship of natural gas partnerships in 1995 and 1994, ESI received reimbursement for the organization and offering expenses in an amount equal to 1% of the investors' subscriptions. In its role as operator of the oil and gas wells owned by various related partnerships, ESI charges a wellhead fee of between $100 and $200 per month for each producing well. In its role as general partner of the partnership which owns the gas pipeline and gathering system, ESI charges the partnership a management fee of $5,000 per month.

Income Taxes: ESI is a subchapter S corporation by election under the provisions of the Internal Revenue Code. As such, all income, losses and credits of ESI are reported for inclusion in the individual Federal income tax returns of the shareholders. As a result, there is no provision for federal income taxes in the accompanying financial statements. ESI is subject to state franchise and excise taxes.

Reclassifications:   Certain reclassifications have been made to 1994 amounts to conform to 1995 presentation.

NOTE B--AFFILIATED OIL AND GAS PARTNERSHIPS

Since 1989, ESI has sponsored the formation of partnerships for the purpose of conducting oil and gas exploration, development, and production activities on certain oil and gas properties. Such partnerships include the Natural Gas/Tax Credit 1989 L.P., the Natural Gas/Tax Credit 1990 L.P., the Natural Gas/Tax Credit 1991 L.P., the Natural Gas/Tax Credit 1992 L.P., the Natural Gas/Tax Credit 1992A L.P., the Natural Gas 1993 L.P. and the Energy Search Natural Gas 1993-A L.P., the Energy Search Natural Gas 1994 L.P. and Energy Search Natural Gas 1994-A L.P., and the Energy Search Natural Gas 1995 L.P. and Energy Search Natural Gas 1995-A L.P. ESI serves as managing general partner of these partnerships and, as such, has full and exclusive discretion in the management and control of the partnerships. The turnkey drilling and operating agreements that ESI enters into with the partnerships provide that the partnerships pay for the intangible drilling costs of the wells at an agreed-upon price per well.
ESI provides all tangible equipment required in the drilling, equipping, completing and operation of the properties. Revenues from the partnership oil and gas properties are allocated based upon the working interest ownership percentage of the properties. The partnerships' working interests in the properties range from 63% to 70% at both December 31, 1995 and 1994. ESI's working interests in the properties range from 8% to 16% and 8% to 13% at December 31, 1995 and 1994, respectively.

In 1993, ESI sponsored the formation of the ESI Pipeline Operating L.P. (the Operating Partnership), which purchased a portion of ESI's gas pipeline and gathering system. ESI contributed its remaining interest in the pipeline system to the new partnership in exchange for an ownership interest in the Operating Partnership.

Also, in 1993, ESI sponsored the formation of the ESI Natural Gas Pipeline Income L.P. (the Pipeline Partnership). The Pipeline Partnership made a capital contribution to the Operating Partnership to finance the initial purchase of ESI's pipeline system. In turn, the Pipeline Partnership received an ownership interest in the Operating Partnership. ESI serves as managing general partner for both of these partnerships and, as such, has full and exclusive discretion in the management of and control of the partnerships. The Operating Partnership earns revenues by charging gas wells a transportation fee based upon the volume of gas moved through the pipeline system. Substantially all these gas wells are operated by ESI. The Operating Partnership nets these transportation revenues against the pipeline system operating expenses and remits net transportation revenues to the partners based upon their respective ownership percentage. As of December 31, 1995 and 1994, the Pipeline Partnership owned approximately 62% and 64% of the Operating Partnership with ESI owning the remaining 38% and 36% respectively.

In 1993, a partnership comprised of the shareholders of ESI entered into a turnkey drilling agreement with ESI that called for ESI to drill wells at a contract price of ESI's cost plus ten percent. ESI received drilling advances of $180,000 from the partnership. In 1995 and 1994, ESI recognized drilling revenues of $11,505 and $79,323, respectively, under this contract. Unearned drilling revenue at December 31, 1995 and 1994 includes $27,145 and $38,650 which will be recognized as revenue as drilling costs are incurred and the wells are completed in subsequent years.

Total assets and equity of the related partnerships in the aggregate were approximately $4,430,000 and $4,412,000, respectively, at December 31, 1995 and $4,689,000 and $4,675,000, respectively, at December 31, 1994.

NOTE C--REIMBURSEMENT OF PARTNERSHIP EXPENSES

During 1995 and 1994, ESI reimbursed the various partnerships or paid on their behalf $188,072 and $418,671, respectively, which represents a portion of the lease operating expenses allocated to the partnerships and is included in production costs in the accompanying statements of operations. ESI is under no legal or contractual obligation to reimburse partnership lease operating expenses, and there is no expectation that this reimbursement will continue in future years.

NOTE D--LONG-TERM DEBT

Long-term debt consisted of the following at December 31:

                                                         1995        1994
                                                      ----------  -----------

Variable Rate Subordinated Debentures; unsecured      $2,169,500   $1,282,500

Note payable to bank, secured by equipment and
  guaranties of shareholders, payable in monthly
  installments of $842 plus interest at prime plus
  1.22% which was 9.72% at December 31, 1994                 -0-      131,159

Note payable to bank, secured by vehicles and
  guaranties of shareholders, payable in monthly
  installments of $5,250, including interest at
  prime plus 0.50% which was 9% at December
  31, 1995 and 1994 through May 10, 1998                 137,296      184,847

                                                        1995          1994
                                                     ----------  -----------
Line of credit at bank, secured by lien on oil and
  gas property, with interest at prime plus 2.0%,
  which was 10.5% at December 31, 1995                   400,000         -0-

Note payable to related entity, unsecured, payable
  in monthly installments of $5,005, including
  interest at 12%, through October 1, 1996                42,873      94,379

Note payable to related entity, unsecured, payable
  in monthly installments of $3,612, including
  interest at 10%, through October 1, 1997                69,321     103,835

Note payable to related entity, unsecured, payable
  in monthly installments of $4,449, including
  interest at 12%, through April 1, 1996                  13,083      61,683

Notes payable to shareholders, due on demand             236,773      96,773
                                                      ----------  ----------
                                                       3,068,846   1,955,176

Less current portion                                     783,254     289,405
                                                      ----------  ----------

                                                      $2,285,592  $1,665,771
                                                      ==========  ==========

During 1994, ESI issued $1,282,500 in variable rate subordinated debentures under terms of a $2,000,000 private placement memorandum. In 1995, a supplement was made to the private placement memorandum to increase the maximum amount of debentures to $2,500,000 and an additional $887,000 in debentures were issued. All the debentures bear interest at a stated interest rate of 9% per annum through December 31, 1997 and 10% per annum from January 1, 1998 through maturity. The debentures also provide for the payment of additional interest at maturity as described in the private placement memorandum. The debentures shall mature at the earlier of December 31, 2001, upon sale or disposition of all or substantially all qualifying oil and gas assets, or upon merger or combination of ESI with another entity such that ESI is not the surviving entity.

The three notes payable to related entities represent promissory notes payable to affiliated partnerships. The shareholders of ESI serve as the general partners of these partnerships and have full and exclusive discretion in the management and control of the partnerships. The sole and limited purpose of the affiliated partnerships is the provision of loans to ESI.

Principal maturities of long-term debt at December 31, 1995 are as follows:

     Year Ending December 31, 1996          $  783,254
                              1997              88,505
                              1998              27,587
                              1999                 -0-
                              2000                 -0-
                              Thereafter     2,169,500
                                            ----------
                                            $3,068,846
                                            ==========

The estimate of the fair value of the long-term debt at December 31, 1995 is $3,267,125 based on the current rates available to ESI for debt of the same remaining maturities and risk. This estimate does not give effect to any additional interest related to the variable rate subordinated debentures.

NOTE E--DRILLING ADVANCES

During 1995 and 1994, ESI received drilling advances from two affiliated oil and gas partnerships in the amount of $2,935,000 and $2,915,400, respectively. Drilling advances from affiliated oil and gas partnerships of $2,387,975 and $3,227,346 as of December 31, 1995 and 1994, respectively, relate to advances in 1995 and 1994 and preceding years and will be earned as drilling costs are incurred and the wells are completed in subsequent years.

NOTE F--PENSION PLAN

ESI sponsors a Simplified Employee Pension Plan (SEP) for qualifying employees. Employee contributions to individual retirement plans may not exceed the greater of 15% of employee earnings or $22,500 per year per employee. ESI contributed $12,235 and $10,195 to the SEP during 1995 and 1994, respectively.

NOTE G--COMMITMENTS AND CONTINGENCIES

The nature of the independent oil and gas industry involves a dependence on drilling capital from outside investors and involves a concentration of oil and gas sales to a few customers.

As general partner in various affiliated oil and gas partnerships, ESI is subject to contingencies that may arise in the normal course of business of these partnerships. Management is of the opinion that liabilities, if any, related to such contingencies that may arise would not be material to the financial statements.

ESI entered into exploration, drilling and development agreements with an oil and gas company in Ohio. Under the agreement, ESI is obligated to pay its proportionate shares of any charges for seismic lines run on the lease acreage. If ESI elects to participate in the drilling of wells, ESI is obligated to pay a percentage of total costs to the casing point and a percentage of all costs relative to the completion of the wells, if so elected, in accordance with ESI's working interest. As of December 31, 1995, ESI's share of the estimated costs to the casing point for the exploratory well is approximately $24,000.

ESI is contingently liable with respect to a $50,000 letter of credit issued as a performance bonding commitment related to well activities and operations.

Subsequent to yearend, ESI began the process of issuing preferred stock to selected investors through private placement. Proceeds of the sale of the preferred stock is to be used for retirement of the variable rate subordinated debentures and any remaining proceeds will be used for operational and administrative working capital needs of the Company. The terms of the offering have not been finalized.

NOTE H--OTHER RELATED PARTY TRANSACTIONS

As the managing general partner of the Energy Search Natural Gas 1995 and 1995-A L.P.'s, ESI paid $250,800 in 1995 to the placement agent, Equity Financial Corporation (EFC), a related party owned by two shareholders, as management fees and sales commission for managing the offering of the programs to investors. Similarly, ESI paid $229,500 in 1994 to EFC related to the Energy Search Natural Gas 1994 and 1994-A L.P.'s. In addition, four percent of the proceeds from issuance of the variable rate subordinated debentures were paid to EFC as sales commissions which totaled approximately $41,000 and $57,000 in 1995 and 1994, respectively.

ESI also paid $36,000 and $57,000 in rent and management fees during 1995 and 1994, respectively, to EFC under a monthly shared service arrangement.

As of December 31, 1995, amounts due from EFC for prepaid commissions related to sales of the Energy Search Natural Gas 1995 L.P. and 1995-A L.P. totaled $27,200.

NOTE I--CASH CONCENTRATIONS

Financial instruments that potentially subject ESI to concentrations of credit risk consist principally of cash. ESI has cash deposits with a financial institution. The balances are insured by the Federal Deposit Insurance Corporation up to $100,000. At December 31, 1995, ESI's uninsured cash balances as reflected by the financial institution were $144,444.


NOTE J--CHANGE IN TAX STATUS

Effective January 1, 1996, ESI was granted by the Internal Revenue Service approval to change its tax status from an S corporation to a C corporation under provisions of the Internal Revenue Code. Pro forma income tax and earnings per share information has been presented in the statement of operations for the year ended December 31, 1995 as if ESI had been a C corporation since inception. Current pro forma income tax expense of $100,400 was offset by a pro forma tax benefit recognized from a net pro forma operating loss carryforward.

                          INDEPENDENT AUDITOR'S REPORT
                          ON SUPPLEMENTARY INFORMATION


To the Shareholders of
 Energy Search, Incorporated:


The Costs incurred in Oil and Gas Producing Activities and Estimates of Natural Gas and Oil Reserves on pages F-17 through F-19 is not a required part of the basic financial statements of Energy Search, Incorporated, but is supplementary information required by the Financial Accounting Standards Board. I have applied certain limited procedures, which consisted principally of inquiries of management regarding the methods of measurement and presentation of the supplementary information. However, I did not audit the information and express no opinion on it.

Ronald D. Cameron

Knoxville, Tennessee
January 30, 1996

SUPPLEMENTARY INFORMATION (UNAUDITED)

ENERGY SEARCH, INCORPORATED

December 31, 1995


COSTS INCURRED IN OIL AND GAS PRODUCING ACTIVITIES


                                       Year Ended December 31
                                          1995        1994
                                       ----------  ----------

Property acquisition costs - proved      $195,118    $124,768
Exploration costs                          31,721     145,785
Development costs                         695,758     885,711


ESTIMATES OF NATURAL GAS AND OIL RESERVES

The following estimates of proved developed natural gas and oil reserve quantities and related standardized measure of discounted net cash flow are estimates prepared by ESI's engineer as of December 31, 1995 and 1994. They do not purport to reflect realizable values or fair market values of ESI's reserves. ESI emphasizes that reserve estimates are inherently imprecise and that estimates of new discoveries are more imprecise than those of producing oil and gas properties. Accordingly, these estimates are expected to change as future information becomes available. All of ESI's reserves are located in southeastern Ohio.

Proved reserves are estimated reserves of crude oil (including condensate and natural gas liquids) and natural gas that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed reserves are those expected to be recovered through existing wells, equipment and operating methods.

The standardized measure of discounted future net cash flows is computed by applying year-end prices of oil and gas to the estimated future production of proved oil and gas reserves, less estimated future expenditures (based on year-end costs) to be incurred in developing and producing the proved reserves, less estimated future severance tax expenses and assuming continuation of existing economic conditions. The estimated future net cash flows are then discounted using a rate of ten percent a year to reflect the estimated timing of the future cash flows.

SUPPLEMENTARY INFORMATION (UNAUDITED)

ENERGY SEARCH, INCORPORATED

December 31, 1995


ESTIMATES OF NATURAL GAS AND OIL RESERVES - Continued

                                               Oil        Gas
                                              (Bbl)      (Mcf)
                                             --------  ----------
Proved developed and undeveloped reserves
January 1, 1994                                4,678     786,227
  Revisions and other changes                    542    (236,867)
  Extensions and discoveries                  17,994     298,220
  Purchases of reserves                          -0-         -0-
  Production                                  (1,292)    (99,587)
                                             -------   ---------

December 31, 1994                             21,922     747,993
  Revisions and other changes                (15,302)   (153,948)
  Extensions and discoveries                  16,886   2,594,786
  Purchases of reserves                          -0-     466,815
  Production                                  (1,166)    (91,119)
                                             -------   ---------

December 31, 1995                             22,340   3,564,527
                                             =======   =========
Proved developed reserves
December 31, 1994                             21,922     747,993
December 31, 1995                             11,723   1,259,454

Equity interest in proved reserves
December 31, 1994                                162      84,559
December 31, 1995                              2,392     169,023


SUPPLEMENTARY INFORMATION (UNAUDITED)

ENERGY SEARCH, INCORPORATED

December 31, 1995


ESTIMATES OF NATURAL GAS AND OIL RESERVES - Continued


                                                                           December 31
                                                                        1995         1994
                                                                    ------------  -----------
Standardized measure of discounted
  future net cash flows

  Future cash inflows                                               $10,097,118   $1,884,133
  Future production costs                                            (2,385,183)    (538,048)
  Future development costs                                           (2,454,290)         -0-
                                                                    -----------   ----------

  Future net cash flows                                               5,257,645    1,346,085
  10% annual discount for estimated
    timing of cash flows                                             (2,536,994)    (513,161)
                                                                    -----------   ----------

  Standardized measure of discounted
    future net cash flows relating to
    proved oil and gas reserves                                     $ 2,720,651   $  832,924
                                                                    ===========   ==========

ESI's share of equity method investors'
   standardized measure of discounted
   future cash flows                                                $    26,387   $    9,841
                                                                    ===========   ==========

The following reconciles the change in the standardized measure of discounted future net cash flow for the year ended December 31,
                                                                        1995         1994
                                                                    -----------   ----------

Beginning of year                                                    $  832,924   $1,115,912
Sales of oil and gas produced, net of production costs                 (219,464)    (281,518)
Extensions, discoveries, and improved recovery,
  less related costs                                                  1,603,198      635,486
Revisions of previous quantity estimates                               (253,575)    (476,905)
Net change from purchases and sales of minerals in place                535,514          -0-
Other                                                                   222,054     (160,051)
                                                                     ----------   ----------

End of year                                                          $2,720,651   $  832,924
                                                                     ==========   ==========

BALANCE SHEETS (UNAUDITED)

ENERGY SEARCH, INCORPORATED

                                                             September 30
                                                         1996          1995
                                                     ------------  -------------
ASSETS

CURRENT ASSETS
  Cash                                               $   107,666    $    60,934
  Accounts receivable                                     59,806         33,239
  Due from related partnerships, net                     166,475        178,628
  Inventory                                               89,984         57,344
                                                     -----------    -----------
    TOTAL CURRENT ASSETS                                 423,931        330,145

OIL AND GAS PROPERTIES, USING SUCCESSFUL
 EFFORTS ACCOUNTING
  Proved properties                                      702,098        363,595
  Wells and related equipment                          5,363,243      4,784,595
  Less accumulated depreciation, depletion and
   amortization                                       (2,868,405)    (2,378,085)
                                                     -----------    -----------
    NET OIL AND GAS PROPERTIES                         3,196,936      2,770,105

OTHER ASSETS
  Other property and equipment less accumulated
   depreciation of $222,155 and $329,949,
    respectively                                          74,356         82,170
  Investments in affiliated partnerships               1,564,127      1,254,185
  Deferred state income taxes                             90,412            -0-
  Deferred federal income taxes                          407,607            -0-
  Loan issue costs, net                                   23,500        229,067
  Other assets                                           140,331         65,499
                                                     -----------    -----------
                                                       2,300,333      1,630,921
                                                     -----------    -----------
                                                     $ 5,921,200    $ 4,731,171
                                                     ===========    ===========


                                                                   September 30
                                                                 1996        1995
                                                              ----------  ----------
LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES
 Line of credit                                               $  400,000  $  400,000
 Current portion of long-term debt                               307,606     258,792
 Accounts payable and accrued expenses                           622,171     379,263
 Drilling advances                                             1,375,995   1,807,336
                                                              ----------  ----------
  TOTAL CURRENT LIABILITIES                                    2,705,772   2,845,391

LONG-TERM DEBT, less current portion                              46,716   2,056,422

SHAREHOLDERS' EQUITY (DEFICIT)

Class A Convertible Preferred Stock (no par value;
     5% cumulative; 216,945 shares authorized,
     shares issued and outstanding at $10 per share)           2,077,000         -0-
 Class B Convertible Preferred Stock (no par value;
     no dividend preference, 450,000 shares authorized
     242,300 shares issued and outstanding at $10
     per share)                                                2,423,000         -0-
 Common stock (no stated value, 10,000,000 shares
     authorized, 550,000 shares issued and outstanding as
     of  September 30, 1996 and $1 par value, 2,000
     shares authorized, 1,200 shares issued and outstanding        1,200       1,200
     as of September 30, 1995)                                (1,308,488)   (171,842)
     Retained earnings (deficit)                                 (24,000)        -0-
                                                              ----------   ---------
     Distribution to shareholders                              3,168,712    (170,642)
                                                              ----------   ---------
                                                              $5,921,200  $4,731,171

STATEMENTS OF OPERATIONS (UNAUDITED)

ENERGY SEARCH, INCORPORATED

                                                 Nine Months Ended September 30
                                                      1996             1995
                                                 ---------------  --------------
NET REVENUE
 Turnkey revenue                                    $   582,879       $1,533,278
 Oil & gas sales                                        159,730          149,127
 Management fees                                        152,890          120,800
 Other revenue                                           42,399           98,483
                                                    -----------       ----------
    TOTAL NET REVENUE                                   937,898        1,901,688

OPERATING EXPENSES
 Lease operating                                        198,662          159,288
 Field management                                       240,239          197,483
 Depreciation, depletion & amortization                 460,791          462,807
 Interest                                               196,037           57,240
 General and administrative                             922,053          652,335
                                                    -----------       ----------
    TOTAL OPERATING EXPENSES                          2,017,782        1,529,153

    TOTAL INCOME (LOSS) FROM OPERATIONS              (1,079,884)         372,535

OTHER INCOME (EXPENSE)
Stock issuance expense                                  (83,080)             -0-
Gain on sale of assets                                   53,096           53,924
Equity in income of related partnerships                  2,269           36,204
                                                    -----------       ----------
                                                        (27,715)          90,128
    NET INCOME (LOSS) BEFORE INCOME TAXES
    AND EXTRAORDINARY ITEM                           (1,107,599)         462,663

Income tax benefit                                      438,366              -0-
                                                    -----------       ----------

    NET INCOME (LOSS) BEFORE
    EXTRAORDINARY ITEM                                 (669,233)         462,663

Extraordinary item - loss on early
 extinguishment of debt
  (net of income tax benefit of $50,669)               ( 79,251)             -0-
                                                    -----------       ----------

    NET INCOME (LOSS)                               $ ( 748,484)      $  462,663
                                                    ===========       ==========

ENERGY SEARCH, INCORPORATED

                             PRO FORMA INFORMATION

Pro forma information presents results of operations and earnings per share as if the Company had been a C corporation since inception ( Note E ).

                                                   Nine Months Ended September 30
                                                        1996              1995
                                                   ----------------------------
Net income (loss) before pro forma income taxes and    $(1,107,599)   $462,663
 extraordinary item

Pro forma income tax benefit (expense)                     438,366     (45,800)
                                                       -----------    --------

Pro forma net income (loss) before extraordinary
 item                                                     (669,233)    416,863

Extraordinary item                                         (79,251)        -0-
                                                       -----------    --------

  PRO FORMA NET INCOME (LOSS)                          $  (748,484)   $416,863
                                                       ===========    ========

Pro forma earnings (loss) per common share:

Pro forma net income (loss) before extraordinary item  $     (1.22)   $ 347.39

  Extraordinary item                                        (  .14)        -0-
                                                       -----------    --------

PRO FORMA NET INCOME (LOSS) PER COMMON SHARE           $    ( 1.36)   $ 347.39
                                                       ===========    ========


STATEMENTS OF CASH FLOWS (UNAUDITED)

ENERGY SEARCH, INCORPORATED


                                                                           Nine Months Ended    September 30
                                                                                  1996                  1995
                                                                           ---------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income (loss)                                                         $ ( 748,484)          $   462,663
 Adjustments to reconcile net income (loss) to net cash
   used in operating activities:
    Depreciation, depletion and amortization                                   460,791               462,807
    Loss on early extinguishment of debt                                       129,920                   -0-
    Gain on sale of assets                                                     (53,096)              (53,924)
    Equity in income of related partnerships                                    (2,269)              (36,204)
    Decrease in accounts receivable and due from partnerships                  966,986               716,052
    Increase in inventory                                                      (27,819)              (19,355)
    Increase (decrease) in other assets                                        (80,099)               16,146
    Increase in deferred income taxes                                         (498,019)                  -0-
    Increase (decrease) in accounts payable and
         accrued expenses                                                      (70,632)             (214,907)
    Decrease in drilling advances                                           (1,039,125)           (1,458,660)
                                                                           -----------           -----------
         Total adjustments                                                    (213,362)             (588,045)
                                                                           -----------           -----------

                  NET CASH USED IN OPERATING ACTIVITIES                       (961,846)             (125,382)

CASH FLOWS FROM INVESTING ACTIVITIES:
  Investment in proved properties                                             (214,785)              (71,400)
  Proceeds from sale of other property and equipment                            48,379               152,000
  Capital expenditures                                                        (499,602)             (410,544)
  Contributions to related partnerships, net                                  (337,930)             (224,223)
                                                                           -----------           -----------

                  NET CASH USED IN INVESTING ACTIVITIES                     (1,003,938)             (554,167)

CASH FLOWS FROM FINANCING ACTIVITIES:
  Net proceeds from issuance of Class B preferred stock                      2,229,160                   -0-
  Proceeds from issuance of debt                                                15,000             1,021,850
  Payments on long-term debt                                                  (252,524)             (261,812)
  Payments of loan issue costs                                                 (24,164)             (156,494)
                                                                           -----------           -----------

                  NET CASH PROVIDED
                  BY FINANCING ACTIVITIES                                    1,967,472               603,544
                                                                           -----------           -----------

ENERGY SEARCH, INCORPORATED

                                                                 Nine Months Ended September 30
                                                                      1996            1995
                                                                 --------------  ---------------

NET INCREASE (DECREASE) IN CASH                                     $    1,688        $(76,005)

CASH AT BEGINNING OF PERIOD                                            105,978         136,939
                                                                    ----------        --------

CASH AT END OF PERIOD                                               $  107,666        $ 60,934
                                                                    ==========        ========


SUPPLEMENTAL DISCLOSURES:
 Cash paid for interest during the period                           $  207,956        $ 69,159
                                                                    ----------        --------


Redemption of variable rate subordinated debentures
through issuance of class A convertible preferred stock             $2,077,000            -0-
                                                                    ----------            ---

SELECTED INFORMATION (UNAUDITED) -- Substantially All Disclosures Required By
     Generally Accepted Accounting Principles Are Not Included

ENERGY SEARCH, INCORPORATED

September 30, 1996 and 1995


NOTE A--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations:   Energy Search, Inc. (ESI) is engaged in the exploration,
development, production and marketing of oil and natural gas in the Appalachian Basin area. ESI's revenue is primarily derived from the drilling of oil and gas wells on a contract basis, the sale of natural gas and crude oil from wells in which it has working interests, the transmission of natural gas through a pipeline and gathering system owned by an affiliated partnership in which ESI has an ownership interest, the management and operation of oil and gas wells, and the formation and management of oil and gas partnerships. All ESI oil and gas wells and the majority of its market for oil and gas produced are located primarily in Washington County, Ohio, and southern West Virginia and the counties contiguous thereto. Because of the nature of ESI's business, a significant number of transactions are with related parties. For affiliated oil and gas partnerships in which ESI has an interest, its proportionate share of revenue and expenses is recorded in the income statement as oil and gas sales and lease operating expenses, respectively.

Estimates:   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Inventory: Materials and supplies inventory, consisting primarily of tubular goods and field materials, is stated at the lower of average cost or market.

Oil and Gas Properties: ESI uses the successful efforts method of accounting for oil and gas producing activities, as set forth in the Statement of Financial Accounting Standards No. 19, as amended. ESI does not capitalize intangible drilling costs since under the terms of the drilling contracts, these costs are the responsibility of the contracting parties. ESI does capitalize all tangible drilling costs when incurred, as they retain ownership of the well equipment under the drilling contracts. ESI's policy is to expense the cost of any non-salvageable tangible equipment on exploratory wells that do not result in proven reserves. Oil and gas properties are periodically assessed for impairment of value, and a loss is recognized at time of impairment.

Proved properties represent purchased working interests in producing oil and gas wells, as well as oil and gas leases. Proved properties and wells and related equipment are depreciated and depleted by the units-of-production method using estimates of proven reserves. Because of inherent uncertainties in estimating proven reserves, estimates of depletion and depreciation could change significantly.


NOTE A--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

ESI has acquired certain oil and gas leases providing rights for exploration, development, extraction and sale of oil and gas from the land covered by such leases. Upon contribution of the oil and gas lease to a partnership or upon abandonment of lease, the cost of the lease is charged to expense. Included in the Company's oil and gas leases, is the largest acquisition to date for property in southern West Virginia (the "Beaver Coal Company Lease"). The cost of acquisition of the Beaver Coal lease was $170,000 and was paid in cash during the third quarter of 1996.

Other Property and Equipment: Other property and equipment is recorded at cost. Major additions and improvements are capitalized while repairs, replacements and maintenance which do not improve or extend the life of the respective assets are expensed. Depreciation is computed under the double-declining balance method over the estimated useful lives.

Investments in Related Partnerships:   Investments in related partnerships are
accounted for by the equity method. ESI is the managing general partner or manager of each related partnership and thereby has the ability to exercise significant influence over each of the related partnerships. ESI, as the managing general partner of the oil and gas partnerships, makes initial capital contributions to the partnerships in accordance with provisions in the respective placement memorandum governing the activities of the particular partnership. Income or losses are allocated to the investments according to ESI's ownership interest in the partnerships and distributions or withdrawals are deducted from the investments.

Due to the loss from continuing operations for the nine months ended September 30, 1996, certain equity investees represent twenty percent or more of ESI's income from continuing operations. See Note H for related disclosure.

Turnkey Drilling Revenue: ESI enters into contracts with the affiliated oil and gas partnerships to drill oil and gas wells under turnkey agreements. Under the terms of the contracts, ESI provides all tangible well equipment and receives working interests in the completed wells. The partnerships pay all intangible drilling costs and receive working interests in the wells. The partnerships advance funds to ESI in order to finance the drilling activity.
ESI initially defers the full amount of the drilling advances and recognizes drilling revenue as the wells are completed. Drilling expenses of $1,197,246 and $1,279,132 are netted against turnkey drilling revenue in a nine month period ended September 30, 1996 and 1995, respectively.

Management Fees and Other Revenue: In connection with the sponsorship of natural gas partnerships in a nine month period ended September 30, 1996 and 1995, ESI received reimbursement for the organization and offering expenses in an amount equal to 1% of the investors' subscriptions. In its role as operator of the oil and gas wells owned by various related partnerships, ESI charges a wellhead fee of between $100 and $200 per month for each producing well. In its role as general partner of the partnership which owns the gas pipeline and gathering system, ESI charges the partnership a management fee of $5,000 per month.

Income Taxes: ESI accounts for income taxes under the provisions of Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes". These provisions were not applicable to the financial statements at September 30, 1995 due to ESI's tax status as a Subchapter "S" corporation under provisions of the Internal Revenue Code. See Note E for further discussion.

Earnings Per Share: Earnings (loss) per share of common and common equivalent stock is based on the weighted average common shares outstanding. The convertible preferred stock is considered to be the equivalent of common stock from the time of its issuance in 1996; however, conversion has not been assumed due to the net loss for 1996.

NOTE B--UNAUDITED FINANCIAL STATEMENTS

These interim financial statements are prepared without audit and reflect all adjustments which, in the opinion of management, are necessary to present fairly the financial position of ESI at September 30, 1996 and 1995 and its results of operations and its cash flows for the periods presented. All such adjustments are of a normal recurring nature.

The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and Item 310 of Regulation S-B. Accordingly, footnote disclosure, which would substantially duplicate the disclosure contained in the most recent audited financial statements, has been substantially omitted. The accompanying unaudited financial statements should be read in conjunction with the notes to financial statements contained in the December 31, 1995 financial statements.

NOTE C--PREFERRED STOCK ISSUANCE

During the nine months ended September 30, 1996, ESI issued 207,700 shares of Class A convertible preferred stock with a $10 stated value in exchange for and to retire the outstanding principle on its variable rate subordinated debentures. Of the $2,169,500 debentures payable outstanding at December 31, 1995, a total of $2,077,000 was converted to Class A convertible preferred stock with the remaining $92,500 in debentures being paid from cash. The write-off of the deferred loan costs related to the debentures has been reflected as a loss on early extinguishment of the debt. In addition, ESI issued 242,300 shares of Class B convertible preferred stock with a $10 stated value during this period. Issue costs of $193,840 related to the Class B preferred stock were charged directly to retained earnings (deficit).

Both the Class A and the Class B preferred stock is redeemable by the Company, at the option of the holder, at $10 per share or, if not redeemed, is automatically convertible on a share-by-share basis into common stock upon the occurrence of a certain event. Such event includes merger or consolidation with another company in which ESI is not the survivor; sale or disposition of all, or substantially all, assets; or the undertaking of a registration and initial public offering of any of ESI's common stock. As the Company is in the process of a registration and initial public offering, the preferred stock has been reflected in shareholders' equity at September 30, 1996 in the accompanying financial statements.

NOTE D--RECAPITALIZATION OF COMMON STOCK

On July 1, 1996, all of the existing Shareholders surrendered 1,200 shares of common stock outstanding as of June 30, 1996 in exchange for 550,000 shares of common stock from the Company for no additional consideration.

NOTE E--CHANGE IN TAX STATUS

Effective January 1, 1996, ESI obtained permission from the Internal Revenue Service to change its tax status from a Subchapter S corporation to a C corporation under the provisions of the Internal Revenue Code. As a Subchapter S corporation, earnings and losses are allocated to shareholders and, accordingly, the financial statements for 1995 do not reflect a provision for federal income taxes. Under the provisions of SFAS No. 109, "Accounting for Income Taxes", deferred income taxes are recognized for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The effect of the election for the change in tax status and the resulting recognition of the deferred tax assets and tax benefits is included in the accompanying statement of operations for the nine months ended September 30, 1996.

Net income or loss for the nine months ended September 30, 1996 and 1995 has also been presented on a pro forma basis as if the Company had been a C corporation since inception. The pro forma income tax benefit (expense) is calculated using an effective tax rate of 35% for federal tax purposes and 6% for state tax purposes. The net pro forma income tax expense as of September 30, 1995 of $45,800 resulted from netting a tax benefit of $149,600 recognized from pro forma net operating loss carryforwards with income tax expense of $195,400. The pro forma income tax benefit of $438,366 as of September 30, 1996 resulted from net operating losses generated in 1996. As a result, the pro forma tax information is determined on the same basis as the historical tax information as of September 30, 1996.

NOTE F--OTHER CHANGES TO SHAREHOLDERS' EQUITY


In addition to the net loss and net income for the nine months ended September 30, 1996 and 1995, respectively, and to the charge for stock issuance costs in 1996 as discussed in Note C, ESI declared and distributed a property dividend of $24,000 during the nine-months ended September 30, 1996.

NOTE G--ACCOUNTING STANDARDS IMPLEMENTED IN 1996

In March 1995, the Financial Accounting Standards Board (FASB) issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." SFAS No. 121 establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used, and for long-lived assets and certain identifiable intangibles held for disposal. The Statement requires the long-lived assets to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Measurement of an impairment loss for long-lived assets and identifiable intangibles that an entity expects to hold and use should be based on the fair value of the asset.

The Statement is effective for fiscal years beginning after December 15, 1995. ESI has adopted the Statement effective January 1, 1996; however, the adoption had no material effect on ESI's financial position or results of operations.

In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation". The Statement establishes a fair value based method of accounting for stock-based compensation plans. It encourages entities to adopt that method for all arrangements under which employees receive shares of stock or other equity instruments of the employer or the employer incurs liabilities to employees in amounts based on the price of its stocks. As ESI does not have any stock-based compensation arrangements with employees or others, implementation of the Statement had no effect on the financial statements.

NOTE H--SIGNIFICANT EQUITY INVESTEES

Sales, gross profit, net income (loss) from continuing operations and net income for ESI's share of such items of the following equity investees for the period ending December 31, 1995 are as follows. In the case of each equity investee the sales equals the gross profit and the net income (loss) from continuing operations equals the net income (loss).

                                                                                              NET INCOME (LOSS)
                                                                        SALES;                FROM CONTINUING
      EQUITY INVESTEE                                               GROSS PROFIT                  OPEATIONS
      ---------------                                               ------------                  ---------
Energy Search Natural Gas Pipeline Income, L.P.                        ($360)                      ($150)
ESI Pipeline Operating L.P.                                           94,039                     (18,024)
Energy Search Natural Gas 1993 L.P.                                    9,797                       6,488
Energy Search Natural Gas 1993-A L.P.                                 15,304                      10,534
Energy Search Natural Gas 1994 L.P.                                    3,055                        (906)
Energy Search Natural Gas 1994-A L.P.                                    956                         678
Energy Search Natural Gas 1995 L.P.                                        0                           0
Energy Search Natural Gas 1995-A L.P.                                   (225)                       (225)
Energy Search Natural Gas 1996 L.P.                                      N/A                         N/A

  NARRATIVE DESCRIPTION OF IMAGE FOUND ON THE INSIDE BACK COVER OF THE
  PROSPECTUS

  The inside back cover contains a map depicting regional setting of the Company's area of operations in the Appalachian Basin. As shown on the map, the Appalachian Basin includes the state of West Virginia and parts of the states of Pennsylvania, New York, Ohio, Kentucky, Tennessee, Alabama, Georgia, North Carolina, Virginia, Maryland and New Jersey. A grey color-shaded square in the southeastern section of the state of Ohio depicts the general location Company's current producing area. An irregular shaped grey color-shaded area in the south-central part of the state of West Virginia depicts the approximate location of the Company's Beaver Coal Company Lease.

  The title of this map is "ENERGY SEARCH, INCORPORATED - Area of Operations - Ohio & West Virginia."

  Language in lower right hand corner of this map states: "REGIONAL SETTING - ENERGY SEARCH, INCORPORATED."

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCE, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                               ----------------

                               TABLE OF CONTENTS

HEADING                                                                     PAGE
-------                                                                     ----
Prospectus Summary........................................................    1
Risk Factors..............................................................    8
Use of Proceeds...........................................................   17
Dividend Policy...........................................................   18
Dilution..................................................................   18
Capitalization............................................................   20
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   21
Business and Properties...................................................   26
Management................................................................   45
Principal Stockholders....................................................   51
Certain Relationships and Related Transactions............................   52
Description of Securities.................................................   53
Shares Eligible for Future Sale...........................................   56
Underwriting..............................................................   58
Legal Matters.............................................................   60
Experts...................................................................   60
Additional Information....................................................   60
Glossary..................................................................   62
Index to Financial Statements.............................................  F-1

                               ----------------

 .  UNTIL       , 1997 (25 DAYS FROM THE DATE OF THIS PROSPECTUS), ALL DEALERS
EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                1,000,000 UNITS

                            EACH UNIT CONSISTING OF
                           ONE SHARE OF COMMON STOCK
                                      AND
                            ONE REDEEMABLE SERIES A
                                 COMMON STOCK
                               PURCHASE WARRANT


                                OFFERING PRICE

                                     $
                                   PER UNIT

               [LOGO OF ENERGY SEARCH INCORPORATED APPEARS HERE]

                                  PROSPECTUS

                             JANUARY   , 1997

                         NEIDIGER/TUCKER/BRUNER, INC.

                        NATIONAL SECURITIES CORPORATION

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Directors and Officers


         According to the Fourth Amended and Restated Bylaws of the Company, any Director or officer, or his executor or administrator, will be entitled to indemnification from losses and advancement of expenses incurred personally as a result of his status as a Director or an officer of the Company in accordance with Section 48-18-501 et. seq. of the Tennessee Business Corporation Act (the "Tennessee Act"). According to the Tennessee Act, the Company may indemnify a Director or officer made a party to a proceeding if the Director or officer conducted himself or herself in good faith and in a manner he or she reasonably believed to be, in case of conduct in the Director or officer's official capacity with the Company, in the best interest of, or, in all other cases, not opposed to, the best interests of the Company. In the case of a criminal proceeding, the Company may indemnify the Director or officer if the Director or officer had no reason to believe his or her conduct was unlawful.Indemnification by the Company is mandatory if the Director or officer is wholly successful on the merits or otherwise in defending a claim. Indemnification is prohibited if the Director or officer of the Company is adjudged liable in a proceeding charging improper benefit to him or her.

Item 25.  Other Expenses of Issuance and Distribution

         Estimated expenses in connection with the public offering by the Company of the securities offered hereunder are as follows:

Securities and Exchange Commission Filing Fee                        $9,551.76
NASD Filing Fee                                                       3,270.01
NASDAQ Listing and Application Fee                                    8,021.00
Boston Stock Exchange Application and Listing Fee                    15,000.00
Blue Sky Fees                                                        20,000.00
Accounting Fees and Expenses*                                        60,000.00
Legal Fees and Expenses*                                             60,000.00
Printing*                                                            40,000.00
Fees of Transfer Agents and Registrar*                                2,500.00
Underwriter's Non-Accountable Expense Allowance                     200,000.00
Miscellaneous*                                                       66,657.23
                                                                   -----------
        Total*                                                     $485,000.00
                                                                   ===========

-------------------
* Modifications of these estimates may be supplied by amendment.

Item 26.  Recent Sales of Unregistered Securities

         Set forth below is certain information regarding securities that the Company has sold in the past three years.


         In March through September 1996, the Company sold 207,700 shares of Class A Preferred Stock (at $10.00 per share) and 242,300 shares of Class B Preferred Stock (at $10.00 per share) to 78 accredited investors and 33 non-accredited investors for total consideration of $4,500,000. The Class A Preferred Stock was offered and issued exclusively to the holders of the Company's variable rate subordinated debentures (the "Debentures") in consideration for dollar-for-dollar elimination of principal outstanding on such Debentures. The Class B Preferred Stock was offered and issued for cash. The Company paid 4% commissions for Class A Preferred Stock to Equity Financial Corporation ("EFC"), an NASD member, totaling $41,540. The Company paid 8% commissions for Class B Preferred Stock to EFC, totaling $193,840. EFC was permitted to reallow all or part of such compensation to other participating NASD-member broker dealers.

         In September 1994 through November 1995, the Company sold 43.4 Units ($30,000 each) of Debentures to 33 accredited investors and 13 non-accredited investors for total consideration of $2,169,350. The Company paid 4% commissions to EFC, totaling $86,774. EFC was permitted to reallow all or part of such compensation to other participating NASD-member broker dealers.

         All securities described above were sold in reliance on the exemption under 4(2) of the Securities Act of 1933 and Regulation D, Rule 506 promulgated thereunder. No advertising or general solicitation of offerees was employed. Confidential Private Placement Memoranda were delivered to each purchaser prior to investing. No more than 35 nonaccredited investors purchased securities in any offering. All nonaccredited investors were reasonably believed by the Company to be sophisticated and capable of evaluating risks and merits of the relevant investment. A Form D was timely filed with the Securities and Exchange Commission for each offering.

Item 27.  Exhibits

Exhibit No.      Descriptions
Exhibit 1.1      Form of Underwriting Agreement, Agreement Among Underwriters, Selected Dealer Agreement(1)
Exhibit 1.2      Form of Financial Consulting Agreement (1)
Exhibit 1.3      Form of Underwriters' Warrant Agreement (1)
Exhibit 1.4      Form of Redeemable Series A Common Stock Purchase Warrant Agreement (3)
Exhibit 3.1      Third Amended and Restated Charter of the Registrant (1)
Exhibit 3.2      Third Amended and Restated Bylaws of the Registrant (1)
Exhibit 3.3      Fourth Amended and Restated Bylaws of the Registrant (3)
Exhibit 4.1      Specimen of Common Stock Certificate (3)
Exhibit 4.2      Specimen of Redeemable Series A Common Stock Purchase Warrant Certificate
Exhibit 4.3      Specimen of Representatives' Warrant Certificate (3)
Exhibit 4.4      Specimen of Unit Certificate
Exhibit 5.1      Opinion of Patrick R. Sughroue, P.C.(3)
Exhibit 9.1      Shareholder Voting Agreement and Irrevocable Proxy (1)

Exhibit 10.1     Energy Search Natural Gas 1995-A L.P. - Limited Partnership Agreement, Dated: December 31,
                 1995(1)
Exhibit 10.2     Energy Search Natural Gas 1995-A L.P. - Joint Drilling and Operating Agreement, Dated:
                 December 31, 1995 (1)
Exhibit 10.3     Energy Search Natural Gas 1996 L.P. - Limited Partnership Agreement, Dated June 10, 1996 (1)
Exhibit 10.4     Energy Search Natural Gas 1996 L.P. - Joint Drilling and Operating Agreement, Dated: June 10,
                 1996 (1)
Exhibit 10.5     ESI Pipeline Operating Partnership - Limited Partnership Agreement, Dated: January 7, 1993 (1)
Exhibit 10.6     Energy Search Natural Gas Pipeline Income Partnership - Limited Partnership Agreement, Dated:
                 January 7, 1993 (1)
Exhibit 10.7     Gas Servicing Agreement between the Registrant and ESI Pipeline Operating L.P., Dated: January
                 5, 1993 (1)
Exhibit 10.8     Selling Agreement - Class B Convertible Preferred Shares between the Registrant and Equity
                 Financial Corporation, Dated: March 4, 1996 (1)
Exhibit 10.9     Selling Agreement -- Class A and Class B Preferred Shares between Registrant and Equity
                 Financial Corporation, Dated: March 4, 1996 (1)
Exhibit 10.10    Selling Agreement -- Variable Rate Subordinated Debentures between Registrant and Equity
                 Financial Corporation, Dated: September 19, 1994 (1)
Exhibit 10.11    Aircraft Lease between Charles P. Torrey, Jr. and the Registrant, Dated February 1, 1995 (1)
Exhibit 10.12    Beaver Coal Company Lease between Beaver Coal Company Limited and the Registrant, Dated
                 September 15, 1996 (1)
Exhibit 10.13    Employment Agreements with officers and key employees of the Registrant (1)
                        (a)     Robert L. Remine
                        (b)     Charles P. Torrey, Jr.
                        (c)     Richard S. Cooper
Exhibit 10.14    Promissory Notes of Executive Officers in Favor of Registrant (1)
                        (a)     Charles P. Torrey, Jr.


                        (b)     Robert L. Remine
                        (c)     Richard S. Cooper
Exhibit 10.15    Stock Option Plan (3)
Exhibit 10.16    Outside Directors Stock Option Plan (3)
Exhibit 10.17    Form of Lock-up Agreement (1)
Exhibit 10.18    Employment Agreement of John M. Johnston
Exhibit 23.1     Consent of Patrick R. Sughroue, P.C. (included in opinion filed as Exhibit 5.1) (3)
Exhibit 23.2     Consent of Ronald D. Cameron, CPA
Exhibit 23.3     Consent of Kim A. Walbe
Exhibit 27.1     Financial Data Schedule (2)

-----------------------------

(1) Previously filed with the Company's Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on September 26, 1996.
(2) Previously filed with the Company's Amendment No. 1 to Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on November 14, 1996.

(3) Previously filed with the Company's Amendment No. 2 to Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on December 27, 1996.


Item 28.  Undertakings

         The undersigned registrant hereby undertakes as follows:

(1) To provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

(2) To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

         (a) Include any Prospectus required by Section 10(a)(3) of the Securities Act;
         (b) Reflect in the Prospectus any facts or events which, individually or together, represent a fundamental change in the Registration Statement, and notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

         (c) Include any additional or changed material information on the plan of distribution.

(3) For determining any liability under the Securities Act, to treat each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(4) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(6) For determining any liability under the Securities Act, to treat the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as be part of this Registration Statement as of the time the Commission declared it effective.

(7) For determining any liability under the Securities Act, to treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the Registration Statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Amendment No 3 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Knoxville, State of Tennessee on January 23, 1997.

                                            ENERGY SEARCH, INCORPORATED

                                            By:     /s/ Richard S. Cooper
                                                 -----------------------------
                                                    Richard S. Cooper
                                                    President and Director


         Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


     Signature                              Title                                  Date
  /s/ Charles P. Torrey, Jr.           Chief Executive Officer; Director       January 23, 1997
-------------------------------
  Charles P. Torrey, Jr.

  /s/ Robert L. Remine                 Treasurer, Secretary; Director;         January 23, 1997
---------------------------------      (Principal Financial and Accounting
  Robert L. Remine                     Officer)

  /s/ Richard S. Cooper                President; Director                     January 23, 1997
---------------------------------      (Principal Executive Officer)
  Richard S. Cooper


                                                           EXHIBIT INDEX
Exhibit No.      Descriptions
Exhibit 1.1      Form of Underwriting Agreement, Agreement Among Underwriters, Selected Dealer Agreement (1)
Exhibit 1.2      Form of Financial Consulting Agreement (1)
Exhibit 1.3      Form of Underwriters' Warrant Agreement (1)
Exhibit 1.4      Form of Redeemable Series A Common Stock Purchase Warrant Agreement (3)
Exhibit 3.1      Third Amended and Restated Charter of the Registrant (1)
Exhibit 3.2      Third Amended and Restated Bylaws of the Registrant (1)
Exhibit 3.3      Fourth Amended and Restated Bylaws of the Registrant (3)
Exhibit 4.1      Specimen of Common Stock Certificate (3)
Exhibit 4.2      Specimen of Redeemable Series A Common Stock Purchase Warrant Certificate
Exhibit 4.3      Specimen of Representatives' Warrant Certificate (3)
Exhibit 4.4      Specimen of Unit Certificate
Exhibit 5.1      Opinion of Patrick R. Sughroue, P.C. (3)
Exhibit 9.1      Shareholder Voting Agreement and Irrevocable Proxy (1)
Exhibit 10.1     (a)   Energy Search Natural Gas 1995-A L.P. - Limited Partnership Agreement, Dated: December 31,
                 1995 (1)
Exhibit 10.2     (b) Energy Search Natural Gas 1995-A L.P. - Joint Drilling and Operating Agreement, Dated:
                 December 31, 1995 (1)
Exhibit 10.3     (a) Energy Search Natural Gas 1996 L.P. - Limited Partnership Agreement, Dated June 10, 1996(1)
Exhibit 10.4     (b)   Energy Search Natural Gas 1996 L.P. - Joint Drilling and Operating Agreement, Dated: June
                 10, 1996 (1)
Exhibit 10.5     ESI Pipeline Operating Partnership - Limited Partnership Agreement, Dated: January 7, 1993 (1)
Exhibit 10.6     Energy Search Natural Gas Pipeline Income Partnership - Limited Partnership Agreement, Dated:
                 January 7, 1993 (1)
Exhibit 10.7     Gas Servicing Agreement between the Registrant and ESI Pipeline Operating L.P., Dated: January
                 5, 1993 (1)
Exhibit 10.8     Selling Agreement - Class B Convertible Preferred Shares between the Registrant and Equity
                 Financial Corporation, Dated: March 4, 1996 (1)
Exhibit 10.9     Selling Agreement -- Class A and Class B Preferred Shares between Registrant and Equity
                 Financial Corporation, Dated: March 4, 1996 (1)
Exhibit 10.10    Selling Agreement -- Variable Rate Subordinated Debentures between Registrant and Equity
                 Financial Corporation, Dated: September 19, 1994 (1)
Exhibit 10.11    Aircraft Lease between Charles P. Torrey, Jr. and the Registrant Energy Search, Incorporated,
                 Dated February 1, 1995 (1)
Exhibit 10.12    Beaver Coal Company Lease between Beaver Coal Company Limited and the Registrant, Dated
                 September 15, 1996 (1)
Exhibit 10.13    Employment Agreements with officers and key employees of the Registrant (1)
                       (a)    Robert L. Remine            (b)     Charles P. Torrey, Jr.
                       (c)    Richard S. Cooper
Exhibit 10.14    Promissory Notes of Executive Officers in Favor of Registrant (1)
                       (a)     Charles P. Torrey, Jr.
                       (b)     Robert L. Remine
                       (c)     Richard S. Cooper
Exhibit 10.15    Stock Option Plan (3)
Exhibit 10.16    Outside Directors Stock Option Plan (3)
Exhibit 10.17    Form of Lock-up Agreement (1)
Exhibit 10.18    Employment Agreement of John M. Johnston
Exhibit 23.1     Consent of Patrick R. Sughroue, P.C. (included in opinion filed as Exhibit 5.1) (3)
Exhibit 23.2     Consent of Ronald D. Cameron, CPA
Exhibit 23.3     Consent of Kim A. Walbe
Exhibit 27.1     Financial Data Schedule (2)

-----------------------------

(1) Previously filed with the Company's Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on September 26, 1996.
(2) Previously filed with the Company's Amendment No. 1 to Registration Statement on Form SB-2 filed with Securities and Exchange Commission on November 14, 1996.

(3) Previously filed with the Company's Amendment No. 2 to Registration Statement on Form SB-2 filed with the Securities and Exchange Commission On December 27, 1996.
                                       5